As filed with the Securities and Exchange Commission on December 19, 1997
                                                      Registration No. 333-41501
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                 PRE-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                         Regions Financial Corporation
             (Exact Name of Registrant as Specified in its Charter)
                             ----------------------


           Delaware                                      6711                               63-0589368
  (State or Other Jurisdiction of             (Primary Standard Industrial               (I.R.S. Employer
  Incorporation or Organization)             Classification Code Number)                Identification No.)


                             417 North 20th Street
                             Birmingham, AL  35203
                                 (205) 326-7100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ----------------------
                            Samuel E. Upchurch, Jr.
                    General Counsel and Corporate Secretary
                             417 North 20th Street
                              Birmingham, AL 35203
                                 (205) 326-7860
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                             ----------------------
                                   Copies to:

       CHARLES C. PINCKNEY              FRANK M. CONNER III             WALTER G. MOELING, IV
   LANGE, SIMPSON, ROBINSON &              ALSTON & BIRD           POWELL, GOLDSTEIN, FRAZER & MURPHY
           SOMERVILLE               601 PENNSYLVANIA AVENUE, N.W.          SIXTEENTH FLOOR
417 NORTH 20TH STREET, SUITE 1700    NORTH BUILDING, SUITE 250       191 PEACHTREE STREET, N.E.
       BIRMINGHAM, AL 35203             WASHINGTON, D.C. 20004         ATLANTA, GEORGIA  30303
         (205) 250-5000                   (202) 508-3303                  (404) 572-6600

                              --------------------
     Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), shall determine.

                         REGIONS FINANCIAL CORPORATION

                             CROSS-REFERENCE SHEET

                                                                       CAPTION OR LOCATION IN
                         FORM S-4 ITEM                               PROXY STATEMENT/PROSPECTUS
----------------------------------------------------------   ------------------------------------------

 1. Forepart of registration statement and outside front
    cover page of prospectus..............................   Outside Front Cover of Proxy
                                                             Statement/Prospectus; Facing Page of
                                                             Registration Statement; Cross-Reference Sheet.
 2. Inside front and outside back cover of prospectus.....   Available Information; Documents
                                                             Incorporated by Reference; Table of
                                                             Contents.
 3. Risk factors, ratio of earnings to fixed charges and
    other information.....................................   Summary; Comparative Market Prices and Dividends.

 4. Terms of the transaction..............................   Summary; Description of the Transaction;
                                                             Effect of the Merger on Rights of
                                                             Stockholders; Description of Regions
                                                             Common Stock.
 5. Pro forma financial information.......................   Summary.
 6. Material contacts with the company being acquired.....   Summary; Description of the Transaction.
 7. Additional information required for re-offering by
    persons and parties deemed to be underwriters.........   Not applicable.
 8. Interest of named experts and counsel.................   Opinions.
 9. Disclosure of Commission position on indemnification
    for Securities Act liabilities........................   Not Applicable (See Part II, Item 20).
10. Information with respect to S-3 registrants...........   Documents Incorporated by Reference;
                                                             Summary; Business of Regions.
11. Incorporation of certain information by reference.....   Documents Incorporated by Reference.
12. Information with respect to S-2 or S-3 registrants....   Not Applicable.
13. Incorporation of certain information by reference.....   Not Applicable.
14. Information with respect to registrants other than S-2
    or S-3 registrants....................................   Not Applicable.
15. Information with respect to S-3 companies.............   Not Applicable.
16. Information with respect to S-2 or S-3 companies......   Not Applicable.
17. Information with respect to companies other than S-2
    or S-3 companies......................................   GFC Management's Discussion and Analysis of
                                                             Financial Condition and Results of Operations;
                                                             Business of GFC; Voting Securities and
                                                             Principal Stockholders of GFC; Index
                                                             to GFC Financial Statements.
18. Information if proxies, consents, or authorizations
    are to be solicited...................................   Documents Incorporated by Reference;  Summary;
                                                             The Special Meeting; Description of the
                                                             Transaction; Description of Regions Common Stock.

19. Information if proxies, consents, or authorizations
    are not to be solicited or in an exchange offer.......   Not Applicable.

Dear Greenville Financial Corporation Stockholder:


     You are cordially invited to attend the Special Meeting of Stockholders of Greenville Financial Corporation ("GFC") to be held at The Embassy Suites Hotel, 670 Verdae Boulevard, Greenville, South Carolina, on February 5, 1998, at
12:00 noon, local time, notice of which is enclosed.


     At the Special Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger (the "Agreement"), entered into with Regions Financial Corporation ("Regions") pursuant to which GFC will merge (the "Merger") with and into Regions, and Greenville National Bank (the "Bank"), a wholly owned subsidiary of GFC, will become a wholly owned subsidiary of Regions and will continue serving its current markets. Upon consummation of the Merger, each share of GFC common stock issued and outstanding (except for certain shares held by GFC, Regions, or their respective subsidiaries and shares held by stockholders who perfect their dissenters' rights) will be converted into 1.2 shares of Regions common stock.

     The accompanying Proxy Statement/Prospectus includes a description of the proposed Merger and provides other specific information concerning the Special Meeting. Please read these materials carefully and consider thoughtfully the information set forth in them.

     The Merger has been approved unanimously by your Board of Directors and is recommended by the Board to you for approval. Each member of the Board of Directors of GFC has agreed to vote those GFC shares over which such member has voting authority (other than in a fiduciary capacity) in favor of the Merger. Consummation of the Merger is subject to certain conditions, including approval of the Agreement by GFC stockholders and approval of the Merger by various regulatory agencies.

     Stockholders of GFC who perfect their dissenters' rights prior to the proposed Merger and comply with applicable law will be entitled to receive the fair value of their GFC shares in cash, as provided by applicable law.

     It is important to understand that approval of the Agreement requires the affirmative vote of at least two-thirds of the common stock of GFC entitled to vote at the Special Meeting, not just two-thirds of the votes cast. Consequently, a failure to vote will have the same effect as a vote against the Agreement.

     Accordingly, whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger with Regions is a significant step for GFC, and your vote on this matter is of great importance. On behalf of the Board of Directors, I urge you to vote for approval of the Merger by marking the enclosed proxy card "FOR" Item One.

                              Sincerely,



                              O. Perry Earle, III
                              President and Chairman of the Board

                        GREENVILLE FINANCIAL CORPORATION
         290 SOUTH PLEASANTBURG DRIVE, GREENVILLE, SOUTH CAROLINA, 29607
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD FEBRUARY 5, 1998





     Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Greenville Financial Corporation ("GFC"), a bank holding company, will be held at The Embassy Suites Hotel, 670 Verdae Boulevard, Greenville, South Carolina, on February 5, 1998, at 12:00 noon, local time, for the following purposes:



     1. Merger. To consider and vote on the Agreement and Plan of Merger, dated as of September 4, 1997 (the "Agreement"), by and between GFC and Regions Financial Corporation ("Regions") pursuant to which (i) Regions will acquire all of the issued and outstanding common stock of GFC through the merger of GFC with and into Regions (the "Merger"), (ii) each share of GFC common stock (except for certain shares held by GFC, Regions, or their respective subsidiaries and shares held by stockholders who perfect their dissenters' rights) will be converted into 1.2 shares of Regions common stock, and (iii) each GFC stockholder will receive cash in lieu of any remaining fractional share interest, all as described more fully in the accompanying Proxy Statement/Prospectus; and

     2. Other Business. To transact such other business as may properly come before the Special Meeting, including adjourning the Special Meeting to permit, if necessary, further solicitation of proxies.

     Only stockholders of record at the close of business on December 17, 1997, are entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

     Stockholders of GFC have a right to dissent from the Merger and obtain payment of the fair value of their shares in cash by complying with the applicable provisions of applicable law, which are attached to the accompanying Proxy Statement/Prospectus as Appendix C.

     The Board of Directors of GFC unanimously recommends that holders of GFC common stock vote to approve the proposals listed above.

     We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the Special Meeting in person. The proxy may be revoked by the person executing the proxy by filing with the Secretary of GFC an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the Special Meeting.

                                         By Order of the Board of Directors



                                         Frank H. Gibbes, III
                                         Corporate Secretary


December 23, 1997

  GREENVILLE FINANCIAL CORPORATION              REGIONS FINANCIAL CORPORATION
          PROXY STATEMENT                                PROSPECTUS
FOR SPECIAL MEETING OF STOCKHOLDERS                     COMMON STOCK
   TO BE HELD FEBRUARY 5, 1998                        (PAR VALUE $.625)
                                                   UP TO 1,100,127 SHARES




     This Prospectus of Regions Financial Corporation, a regional bank holding company organized and existing under the laws of the state of Delaware ("Regions"), relates to the shares of its common stock, par value $.625 per share ("Regions Common Stock"), which are issuable to the stockholders of Greenville Financial Corporation, a bank holding company organized and existing under the laws of the state of South Carolina ("GFC") upon consummation of the proposed merger (the "Merger") described herein, by which GFC will merge with and into Regions pursuant to the terms of an Agreement and Plan of Merger, dated as of September 4, 1997, by and between Regions and GFC (the "Agreement").

     On the effective date of the Merger (the "Effective Date"), except as otherwise described herein, (i) GFC will merge with and into Regions, (ii) each outstanding share of the no par value common stock of GFC ("GFC Common Stock") will be converted into 1.2 shares of Regions Common Stock, and (iii) each holder of GFC Common Stock will receive cash in lieu of any remaining fractional share interest. A copy of the Agreement is attached to this Proxy Statement/Prospectus as Appendix A.

     As a result of the Merger, the separate existence of GFC will cease, and Greenville National Bank, a wholly owned subsidiary of GFC (the "Bank"), will become a wholly owned subsidiary of Regions and will continue in operation serving its current markets. Regions anticipates combining the Bank with its principal banking subsidiary some time in 1998. For a further description of the terms of the Merger, see "Description of the Transaction."


     This Prospectus also constitutes a Proxy Statement of GFC and is being furnished to the stockholders of GFC in connection with the solicitation of proxies by the Board of Directors of GFC for use at its special meeting of stockholders, including any adjournment or postponement thereof (the "Special Meeting"), to be held on February 5, 1998, to consider and vote on a proposal to approve the Agreement and related matters. This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to stockholders of GFC on or about December 23, 1997.




   THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER
       OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE
               FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                     GOVERNMENTAL AGENCY OR INSTRUMENTALITY.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
            ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

          The date of this Proxy Statement/Prospectus is December 23, 1997.

                              AVAILABLE INFORMATION

     Regions is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     This Proxy Statement/Prospectus constitutes part of the Registration Statement on Form S-4 of Regions (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement/Prospectus does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about Regions and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above. Regions Common Stock is traded in the Nasdaq National Market. Reports, proxy statements, and other information concerning Regions may be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, D.C. 20006.

     No person is authorized to give any information or to make any representations other than those included in this Proxy Statement/Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Regions or GFC. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to or from any person to or from whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall under any circumstances create an implication that there has been no change in the affairs of Regions or GFC since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

     All information included or incorporated by reference in this Proxy Statement/Prospectus with respect to Regions was supplied by Regions, and all information included or incorporated by reference herein with respect to GFC was supplied by GFC.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed with the SEC by Regions pursuant to the Exchange Act are hereby incorporated by reference herein:


          1. Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

          2. Regions' Quarterly Reports on Form 10-Q for the three months ended March 31, June 30, and September 30, 1997;

          3. Regions' Report of Form 10-C filed June 20, 1997; and

          4. The description of Regions Common Stock under the heading "Item 1. Capital Stock to be Registered" in the registration statement on Form 8-A of Regions relating to Regions Common Stock and in any amendment or report filed for the purpose of updating such description.

     Regions' Annual Report on Form 10-K for the year ended December 31, 1996, incorporates by reference specific portions of Regions' Annual Report to Stockholders for that year (the "Regions Annual Report to Stockholders"), but does not incorporate other portions of the Regions Annual Report to Stockholders. Only those portions of the Regions Annual Report to Stockholders captioned "Financial Summary & Review 1996," "Financial Statements and Notes," and "Historical Financial Summary" are incorporated herein. Other portions of the Annual Report to Stockholders are NOT incorporated herein and are not a part of the Registration Statement.

     All documents filed by Regions pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     A copy of the audited financial statements of Regions included in Regions' Annual Report on Form 10-K for the year ended December 31, 1996, accompanies this Proxy Statement/Prospectus.


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THOSE DOCUMENTS ARE AVAILABLE UPON REQUEST, WITHOUT CHARGE (EXCEPT FOR THE EXHIBITS THERETO), FROM RONALD C. JACKSON, STOCKHOLDER ASSISTANCE, REGIONS FINANCIAL CORPORATION, P.O. BOX 1448, MONTGOMERY, ALABAMA 36102 (TELEPHONE (205) 326-7090). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JANUARY 29, 1998.

                                TABLE OF CONTENTS

   AVAILABLE INFORMATION......................................................2
   DOCUMENTS INCORPORATED BY REFERENCE........................................2
   SUMMARY....................................................................6
     The Parties..............................................................6
     Special Meeting of GFC Stockholders......................................7
     Record Date; Vote Required...............................................7
     The Merger; Exchange Ratio...............................................7
     Dissenting Stockholders..................................................7
     Reasons for the Merger; Recommendation of GFC's Board
      of Directors............................................................8
     Opinion of GFC's Financial Advisor.......................................8
     Effective Date...........................................................8
     Exchange of Stock Certificates...........................................8
     Regulatory Approvals and Other Conditions................................9
     Waiver, Amendment, and Termination of the Agreement......................9
     Interests of Certain Persons in the Merger...............................9
     Certain Federal Income Tax Consequences of the Merger....................9
     Certain Differences in Stockholders' Rights.............................10
     Comparative Market Prices of Common Stock...............................10
     Comparative Per Share Data..............................................10
     Selected Financial Data.................................................11
   THE SPECIAL MEETING.......................................................14
     General.................................................................14
     Record Date; Vote Required..............................................14
   DESCRIPTION OF THE TRANSACTION............................................15
     General.................................................................15
     Treatment of GFC Options................................................15
     Background of and Reasons for the Merger................................16
     Opinion of GFC's Financial Advisor......................................18
     Effective Date of the Merger............................................23
     Distribution of Regions Stock Certificates and
       Payment for Fractional Shares.........................................23
     Conditions to Consummation of the Merger................................24
     Regulatory Approvals....................................................24
     Waiver, Amendment, and Termination of the Agreement.....................25
     Conduct of Business Pending the Merger..................................26
     Management Following the Merger.........................................27
     Interests of Certain Persons in the Merger..............................28
     Dissenting Stockholders.................................................28
     Certain Federal Income Tax Consequences of the Merger...................31
     Accounting Treatment....................................................32
     Expenses and Fees.......................................................32
     Resales of Regions Common Stock.........................................32
   EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS............................32
     Antitakeover Provisions Generally.......................................32
     Authorized Capital Stock................................................33
     Amendment of Certificate or Articles of Incorporation and Bylaws........34

     Classified Board of Directors and Absence of Cumulative Voting..........34
     Removal of Directors....................................................35
     Limitations on Director Liability.......................................35
     Indemnification.........................................................35
     Special Meetings of Stockholders........................................36
     Actions by Stockholders Without a Meeting...............................36
     Stockholder Nominations.................................................36
     Mergers, Consolidations, and Sales of Assets Generally..................37
     Business Combinations with Certain Persons..............................37
     Dissenters' Rights......................................................38
     Stockholders' Rights to Examine Books and Records.......................38
     Dividends...............................................................39
   COMPARATIVE MARKET PRICES AND DIVIDENDS...................................39
   GFC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
     CONDITION AND RESULTS OF OPERATIONS.....................................41
   BUSINESS OF GFC...........................................................42
     General.................................................................42
     Business and Properties.................................................42
     Competition.............................................................42
     Legal Proceedings.......................................................42
     Management..............................................................42
     Transactions with Management............................................44
   VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF GFC.......................44
   BUSINESS OF REGIONS.......................................................45
     General.................................................................45
     Recent Developments.....................................................45
   CERTAIN REGULATORY CONSIDERATIONS.........................................48
     General.................................................................48
     Payment of Dividends....................................................49
     Capital Adequacy........................................................50
     Support of Subsidiary Institutions......................................51
     Prompt Corrective Action................................................51
     FDIC Insurance Assessments..............................................52
   DESCRIPTION OF REGIONS COMMON STOCK.......................................53
   STOCKHOLDER PROPOSALS.....................................................53
   EXPERTS...................................................................53
   OPINIONS..................................................................54
   INDEX TO GFC FINANCIAL STATEMENTS........................................F-1
   APPENDIX A--Agreement and Plan of Merger.................................A-1
   APPENDIX B--Opinion of The Carson-Medlin Company ........................B-1
   APPENDIX C--Copy of Title 33, Chapter 13 of South
     Carolina Statutes Annotated, relating to dissenters' rights ...........C-1

                                     SUMMARY

     The following is a summary of certain information relating to the Special Meeting, the proposed Merger, and the offering of shares of Regions Common Stock to be issued upon consummation thereof. This summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Stockholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Appendices. As used in this Proxy Statement/Prospectus, the terms "Regions" and "GFC" refer to those entities, respectively, and, where the context requires, to those entities and their respective subsidiaries.

THE PARTIES

      GFC. GFC is a bank holding company organized and existing under the laws of the state of South Carolina, headquartered in Greenville, South Carolina. GFC operates principally through the Bank, a national bank which is a wholly owned subsidiary of GFC and which provides a range of commercial banking services through its one office in Greenville, South Carolina. At September 30, 1997, GFC had total consolidated assets of approximately $136.0 million, total consolidated deposits of approximately $114.2 million, and total consolidated stockholders' equity of approximately $10.1 million. GFC's office is located at 290 South Pleasantburg Drive, Greenville, South Carolina, 29607 and its telephone number at such address is (864) 233-7989.

     Regions. Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 435 banking offices located in Alabama, Florida, Georgia, Louisiana, and Tennessee as of September 30, 1997. At that date, Regions had total consolidated assets of approximately $22.2 billion, total consolidated deposits of approximately $17.6 billion, and total consolidated stockholders' equity of approximately $1.9 billion. Regions is the second largest bank holding company headquartered in Alabama in terms of assets, based on September 30, 1997 information. Regions operates banking subsidiaries in Alabama, Florida, Georgia, Louisiana, and Tennessee and banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

     Since December 31, 1996, Regions has completed the acquisitions of nine financial institutions, two of which are located in Florida, four in Georgia, and three in Louisiana. In addition to the Merger, Regions has entered into definitive agreements or letters of intent to acquire five financial institutions, one of which is located in Georgia, one in Florida, one in Louisiana, and two in South Carolina. For information with respect to the completed and pending transactions, see "Documents Incorporated by Reference" and "Business of Regions--Recent Developments."

     Regions commenced operations in 1971, under its former name First Alabama Bancshares, Inc., as a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is (205) 326-7100.

     Additional information with respect to Regions and its subsidiaries is included in documents incorporated by reference in this Proxy
Statement/Prospectus. See "Available Information," "Documents Incorporated by Reference," and "Business of Regions."

SPECIAL MEETING OF GFC STOCKHOLDERS


     The Special Meeting will be held at 12:00 noon, local time, on February 5, 1998, at The Embassy Suites Hotel, 670 Verdae Boulevard, Greenville, South Carolina, for the purpose of considering and voting on a proposal to approve the Agreement and to transact such other business as may properly come before the meeting. See "The Special Meeting."



RECORD DATE; VOTE REQUIRED

     Only holders of record of GFC Common Stock at the close of business on December 17, 1997 (the "Record Date"), will be entitled to vote at the Special Meeting. The affirmative vote of at least two-thirds of the GFC Common Stock outstanding and entitled to vote at the Special Meeting will be required to approve the Agreement, not just two-thirds of the votes cast. As of the Record Date, there were 796,022 shares of GFC Common Stock outstanding and entitled to be voted.

     The directors and executive officers of GFC and their affiliates beneficially owned, as of the Record Date, 251,921 shares (or approximately 32% of the outstanding shares) of GFC Common Stock. Each member of the Board of Directors of GFC has agreed to vote those GFC shares over which such member has voting authority (other than in a fiduciary capacity) in favor of the Merger. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of GFC Common Stock. As of that date, neither GFC nor Regions held any shares of GFC Common Stock in a fiduciary capacity for others. See "The Special Meeting--Record Date; Vote Required."

THE MERGER; EXCHANGE RATIO

     The Agreement provides for the acquisition of GFC by Regions pursuant to the Merger of GFC with and into Regions. On the Effective Date, each share of GFC Common Stock then issued and outstanding (except for shares held by GFC, Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted and shares held by stockholders who perfect their dissenters' rights of approval) will be converted into 1.2 shares of Regions Common Stock (the "Exchange Ratio"). No fractional shares of Regions Common Stock will be issued. Rather, cash will be paid in lieu of any fractional share interest to which any GFC stockholder would be entitled upon consummation of the Merger, based on the closing price of Regions Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions) on the last trading day immediately preceding the Effective Date. See "Description of the Transaction--General."


DISSENTING STOCKHOLDERS

      Holders of GFC Common Stock entitled to vote on approval of the Agreement have the right to dissent from the Merger and, upon consummation of the Merger and the satisfaction of certain specified procedures and conditions, to receive fair value of such holders' shares of GFC Common Stock in cash in accordance with the applicable provisions of the South Carolina Business Corporation Act (the "South Carolina Act"). The procedures to be followed by dissenting stockholders are summarized under "Description of the Transaction--Dissenters' Rights," and the applicable provisions of the South Carolina Act are reproduced as Appendix C.

REASONS FOR THE MERGER; RECOMMENDATION OF GFC'S BOARD OF DIRECTORS

      GFC's Board of Directors has unanimously approved the Merger and the Agreement and has determined that the Merger is fair to, and in the best interests of, GFC and its stockholders. Accordingly, GFC's Board unanimously recommends that GFC's stockholders vote FOR approval of the Agreement. EACH MEMBER OF THE BOARD OF DIRECTORS OF GFC HAS AGREED TO VOTE SUCH MEMBER'S SHARES OF GFC COMMON STOCK IN FAVOR OF THE AGREEMENT. In approving the Agreement, GFC's directors considered GFC's financial condition, the financial terms and the income tax consequences of the Merger, the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay, and legal advice concerning the proposed Merger, and the opinion of The Carson-Medlin Company ("Carson Medlin") that, as of the date of its opinion, the consideration to be received in the Merger was fair, from a financial point of view, to the stockholders of GFC. See "Description of the Transaction--Background of and Reasons for the Merger."

OPINION OF GFC'S FINANCIAL ADVISOR

     Carson Medlin has rendered an opinion to GFC that, based on and subject to the procedures, matters, and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the consideration to be received in the Merger was fair, from a financial point of view, to the stockholders of GFC. The opinion of Carson Medlin is attached as Appendix B to this Proxy Statement/Prospectus. GFC stockholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "Description of the Transaction--Opinion of GFC's Financial Advisor."

EFFECTIVE DATE

     Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time that the Delaware Certificate of Merger and the South Carolina Articles of Merger are filed and become effective with, respectively, the Delaware Secretary of State and the South Carolina Secretary of State. Unless otherwise agreed upon by Regions and GFC, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur on the last day of the month in which the last of the following events occurs: (i) the effective date (including the expiration of any applicable waiting period) of the last consent of any federal or state regulatory authority having authority over exempting or approving the Merger and
(ii) the date on which the Agreement is approved by the requisite vote of GFC stockholders. The parties expect that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the first quarter of 1998, although there can be no assurance as to whether or when the Merger will occur. See "Description of the Transaction-- Effective Date of the Merger," "--Conditions to Consummation of the Merger," and "--Waiver, Amendment, and Termination of the Agreement."

EXCHANGE OF STOCK CERTIFICATES

     Promptly after the Effective Date, Regions will cause an exchange agent selected by Regions (the "Exchange Agent"), to mail to the former stockholders of GFC a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of GFC Common Stock for certificates representing shares of Regions Common Stock. GFC STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. See "Description of the Transaction--Distribution of Regions Stock Certificates and Payment for Fractional Shares."

REGULATORY APPROVALS AND OTHER CONDITIONS

     The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Commissioner of Banking of the state of South Carolina (the "South Carolina Commissioner"). Applications for the requisite approvals have been filed with such agencies, each of which has yet to issue its approval of the Merger. There can be no assurance that the approvals of the South Carolina Commissioner and the Federal Reserve will be given or as to the timing or conditions of such approvals.

     Consummation of the Merger is subject to various other conditions, including receipt of the required approval of GFC stockholders, receipt of an opinion of counsel as to the tax-free nature of certain aspects of the Merger, and certain other customary conditions. See "Description of the Transaction-- Conditions to Consummation of the Merger."

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

     The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date by mutual consent of the Boards of Directors of both GFC and Regions, or by action of the Board of Directors of either company under certain circumstances, including if the Merger is not consummated by May 31, 1998, unless the failure to consummate by such time is due to a breach of the Agreement by the party seeking to terminate. If for any reason the Merger is not consummated, GFC will continue to operate as a bank holding company under its present management. See "Description of the Transaction--Waiver, Amendment, and Termination of the Agreement."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of GFC's management and Board of Directors have interests in the Merger in addition to their interests as stockholders of GFC generally. Those interests relate to, among other things, provisions in the Agreement regarding indemnification and eligibility for certain Regions employee benefits, and treatment of outstanding options to acquire GFC Common Stock. See "Description of the Transaction--Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     Consummation of the Merger is conditioned on the receipt of an opinion of counsel to the effect that, among other things, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the exchange in the Merger of GFC Common Stock for Regions Common Stock will not give rise to gain or loss to GFC stockholders, except to the extent of any cash received in lieu of fractional share interests or as a result of the exercise of dissenters' rights. Subject to the provisions and limitations of Section 302(a) of the Code, gain or loss will be recognized upon the receipt of cash in lieu of fractional share interests and cash received by dissenters. See "Description of the Transaction--Certain Federal Income Tax Consequences of the Merger."

     BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER AND OTHER CIRCUMSTANCES, EACH GFC STOCKHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS).

CERTAIN DIFFERENCES IN STOCKHOLDERS' RIGHTS

     On the Effective Date, GFC stockholders, whose rights are governed by the South Carolina Act and by GFC's Articles of Incorporation and Bylaws, will automatically become Regions stockholders, and their rights as Regions stockholders will be determined by the Delaware General Corporation Law (the "Delaware GCL") and by Regions' Certificate of Incorporation and Bylaws.

     The rights of Regions stockholders differ from the rights of GFC stockholders in certain important respects, some of which constitute additional antitakeover provisions provided for in Regions' governing documents. See "Effect of the Merger on Rights of Stockholders."

COMPARATIVE MARKET PRICES OF COMMON STOCK

     Regions Common Stock is traded in the over-the-counter market and quoted on the Nasdaq National Market. GFC Common Stock is not traded in any established market. The following table sets forth, as of the indicated dates, (i) the last sale price of Regions Common Stock on the Nasdaq National Market and the last reported quotation of the price of GFC Common Stock in the local over-the-counter market, and (ii) the equivalent per share price (as explained below) of GFC Common Stock. The indicated dates of August 20, 1997, and
December 19, 1997 represent, respectively, the last trading day immediately preceding public announcement of the proposed acquisition of GFC by Regions and the latest practicable date prior to the mailing of this Proxy Statement/Prospectus.


                                                               EQUIVALENT
                                                                   PER
                                                               SHARE PRICE
                                REGIONS          GFC            OF GFC
MARKET PRICE PER SHARE AT:   COMMON STOCK   COMMON STOCK      COMMON STOCK
--------------------------   ------------   ------------      ------------

 August 20, 1997              $ 35.06       $ 25.50           $ 42.07
 December 19, 1997

     The equivalent per share price of GFC Common Stock at each specified date represents the last sale price of a share of Regions Common Stock on such date multiplied by the Exchange Ratio of 1.2. Stockholders are advised to obtain current market quotations for Regions Common Stock and GFC Common Stock. No assurance can be given as to the market price of Regions Common Stock at or after the Effective Date.

COMPARATIVE PER SHARE DATA

     The following table sets forth certain comparative per share data relating to net income, cash dividends, and book value on (i) an historical basis for Regions and GFC, (ii) a pro forma combined basis per share of Regions Common Stock, giving effect to the Merger, and (iii) an equivalent pro forma basis per share of GFC Common Stock, giving effect to the Merger. The Regions and GFC pro forma combined information and the GFC pro forma Merger equivalent information give effect to the Merger on a pooling-of-interests accounting basis and assume an Exchange Ratio of 1.2. See "Description of the Transaction--Accounting Treatment." The pro forma data are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position.

     The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of Regions and GFC, including the respective notes thereto. Historical information has been adjusted to reflect a 2-for-1 stock split effected by Regions on June 13, 1997, and a 2-for-1 stock split effected by GFC on June 18, 1996. See "Documents Incorporated by Reference," and "--Selected Financial Data."

                                                              NINE MONTHS ENDED
                                                                  SEPTEMBER 30,        YEAR ENDED DECEMBER 31,
                                                              ------------------      --------------------------
                                                                1997      1996         1996      1995      1994
                                                                ----      ----         ----      ----      ----
                                                                    (Unaudited)       (Unaudited except Regions
                                                                                          and GFC historical)
NET INCOME PER COMMON SHARE
Regions historical.......................................     $ 1.62    $ 1.33         $ 1.85    $ 1.60    $ 1.55
GFC historical ..........................................       1.73      1.59           2.07      1.67      1.14
Regions and GFC pro forma combined(1)....................       1.62                     1.85      1.60      1.55
GFC pro forma Merger equivalent(2).......................       1.94                     2.22      1.92      1.86
DIVIDENDS DECLARED PER COMMON SHARE
Regions historical.......................................        .60      .525            .70       .66       .60
GFC historical...........................................        .78       .50            .50       .35       .25
GFC pro forma Merger equivalent(3).......................        .72       .63            .84       .79       .72
BOOK VALUE PER COMMON SHARE (PERIOD END)
Regions historical.......................................      13.58     12.43          12.76     11.69     10.63
GFC historical...........................................      12.68     10.68          11.47     10.06      8.25
Regions and GFC pro forma combined(1)....................      13.56
GFC pro forma Merger equivalent(2).......................      16.27

--------------

(1) Represents the combined results of Regions and GFC as if the Merger were consummated on January 1, 1994 (or September 30, 1997, in the case of Book Value Per Share Data), and were accounted for as a pooling of interests.
(2) Represents pro forma combined information multiplied by the Exchange Ratio of 1.2 shares of Regions Common Stock for each share of GFC Common Stock.
(3) Represents historical dividends declared per share by Regions multiplied by the Exchange Ratio of 1.2 shares of Regions Common Stock for each share of GFC Common Stock.

SELECTED FINANCIAL DATA

     The following tables present certain selected historical financial information for Regions and GFC. The per share data have been adjusted to reflect a 2-for-1 stock split effected by Regions on June 13, 1997, and a 2-for-1 stock split effected by GFC on June 18, 1996. The data should be read in conjunction with the historical financial statements, related notes, and other financial information concerning Regions and GFC incorporated by reference or included herein. Interim unaudited data for the nine months ended September 30, 1997 and 1996 of Regions and GFC reflect, in the opinion of the respective managements of Regions and GFC, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine months ended September 30, 1997, are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. See "Documents Incorporated by Reference" and "Index to GFB Financial Statements."

Selected Historical Financial Data of Regions

                                           NINE MONTHS
                                         ENDED SEPTEMBER 30,                         YEAR ENDED DECEMBER 31,
                                    -------------------------   -------------------------------------------------------------------
                                      1997          1996           1996          1995          1994           1993         1992
                                      ----          ----           ----          ----          ----           ----         ----
                                          (Unaudited)
                                                                          (In thousands except per share data and ratios)
INCOME STATEMENT DATA:
  Total interest income ........   $ 1,217,085   $ 1,029,151    $ 1,386,122   $ 1,259,600   $   991,693   $   746,544  $    737,094
  Total interest expense .......       603,046       508,573        685,656       635,336       436,157       296,195       324,420
  Net interest income ..........       614,039       520,578        700,466       624,264       555,536       450,349       412,674
  Provision for loan losses ....        31,449        21,734         29,041        30,271        20,580        24,695        39,367
  Net interest income after
     loan loss provision .......       582,590       498,844        671,425       593,993       534,956       425,654       373,307
  Total noninterest income
     excluding security
     gains (losses) ............       189,852       162,759        217,624       187,830       171,705       169,318       147,943
  Security gains (losses) ......           541           259          3,115          (424)          344           831         2,417
  Total noninterest expense ....       441,688       415,955        553,801       487,461       442,376       383,130       343,279
  Income tax expense ...........       110,592        81,022        108,677        96,109        84,109        66,169        56,405
  Net income ...................       220,703       164,885        229,686       197,829       180,520       146,504       123,983

PER SHARE DATA:
  Net income ...................   $      1.62   $      1.33    $      1.85   $      1.60   $      1.55   $      1.40  $       1.21
  Cash dividends ...............           .60          .525            .70           .66           .60           .52           .46
  Book value ...................         13.58         12.43          12.76         11.69         10.63          9.93          8.57

OTHER INFORMATION:
  Average number of shares
  outstanding ..................       136,526       123,960        124,272       123,340       116,412       104,306       102,384

STATEMENT OF CONDITION DATA
(PERIOD END):
  Total assets .................   $22,241,897   $18,731,424    $18,930,175   $16,851,774   $15,810,076   $13,163,161  $ 10,457,676
  Securities ...................     4,386,163     4,005,675      3,870,595     3,863,781     3,346,291     2,993,417     2,255,732
  Loans, net of
     unearned income ...........    15,823,660    13,032,238     13,311,172    11,542,311    10,855,195     8,430,931     6,657,557
  Total deposits ...............    17,623,742    15,186,950     15,048,336    13,497,612    12,575,593    11,025,376     8,923,801
  Long-term debt ...............       402,627       447,959        447,269       632,019       599,476       525,820       151,460
  Stockholders' equity .........     1,851,493     1,554,740      1,598,726     1,429,253     1,286,322     1,106,361       886,116

PERFORMANCE RATIOS:
  Return on average
     assets(1)(6) ..............          1.41%         1.25%          1.29%         1.21%         1.27%         1.38%         1.29%
  Return on average
     stockholders'
     equity(1)(6) ..............         16.26         14.83          15.19         14.29         15.26         15.76         15.04
  Net interest margin ..........          4.30          4.29           4.27          4.21          4.37          4.77          4.85
  Efficiency (2)(6) ............         54.06         59.97          59.44         58.79         59.44         60.23         59.62
  Dividend payout ..............         37.04         39.47          37.84         41.12         38.71         37.01         37.60

ASSET QUALITY RATIOS:
  Net charge-offs to
     average loans, net
     of unearned income(1) .....           .22%          .10%           .15%          .17%          .19%          .23%          .36%
  Problem assets to net
     loans and other
     real estate (3) ...........           .69           .54            .56           .59           .75          1.12          1.29
  Nonperforming assets
     to net loans and
     other real estate (4) .....           .81           .73            .76           .68           .80          1.28          1.39
  Allowance for loan losses
     to loans, net of
     unearned income ...........          1.24          1.37           1.32          1.38          1.32          1.48          1.51
  Allowance for loan
     losses to nonperforming
     assets (4) ................        153.38        186.89         173.65        202.55        164.48        115.88        107.97

LIQUIDITY AND CAPITAL RATIOS:
  Average stockholders'
     equity to average
     assets ....................          8.66%         8.41%          8.49%         8.44%         8.35%         8.76%         8.60%
  Average loans to
     average deposits ..........         88.43         85.01          85.90         86.12         79.90         76.41         71.59
  Tier 1 risk-based
     capital (5) ...............          9.85         10.71          10.81         11.14         10.69         11.13         11.68
  Total risk-based
     capital (5) ...............         12.24         13.53          13.59         14.61         14.29         13.48         14.44
  Tier 1 leverage (5) ..........          7.35          7.65           7.44          7.49          8.21         10.11          8.44

------------
(1)  Interim period ratios are annualized.
(2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
(5) The required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%. The ratios for prior periods have not been restated to reflect the combination with First National Bancorp effected March 1, 1996, and accounted for as a pooling of interests, or any other pooling-of-interests transactions.
(6) Ratios for 1996 excluding $19.0 million (after-tax) charged for SAIF assessment and merger expenses are as follows: Return on average stockholders' equity - 16.45%, Return on average total assets - 1.40%, and Efficiency - 56.16%.

Selected Historical Financial Data of GFC

                                        NINE MONTHS
                                     ENDED SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,
                                    ---------------------  -------------------------------------------------------
                                         1997       1996      1996       1995        1994       1993        1992
                                         ----       ----      ----       ----        ----       ----        ----
                                           (Unaudited)
                                                                (In thousands except per share data and ratios)
INCOME STATEMENT DATA:
  Total interest income...........  $   8,128   $  7,397   $  10,082   $   8,267  $   5,912   $   4,756   $  4,969
  Total interest expense .........      3,896      3,654       4,950       3,952      2,499       1,866      2,254
  Net interest income.............      4,232      3,743       5,132       4,315      3,413       2,890      2,714
  Provision for loan losses.......        269        280         373         278        241         306        400
  Net interest income after
    loan loss provision...........      3,963      3,463       4,759       4,037      3,171       2,584      2,314
  Total noninterest income
    excluding security gains
    (losses)......................        553        484         563         500        366         358        320
  Security gains (losses).........         --         --          --         (83)       (14)         --         --
  Total noninterest expense.......      2,109      1,949       2,594       2,431      2,155       1,928      1,753
  Income tax expense..............        867        700         960         689        487         377        327
  Net income......................  $   1,540   $  1,298   $   1,767   $   1,334  $     881   $     637   $    555

PER SHARE DATA:
  Net income......................  $    1.73   $   1.59   $    2.07   $    1.67  $    1.14   $     .86   $    .74
  Cash dividends..................        .78        .50         .50         .35        .25         .13        .10
  Book value......................      12.68      10.68       11.47       10.06       8.25        7.74       7.04

OTHER INFORMATION:
  Average number of shares
    outstanding...................    795,451    776,022     776,022     758,772    741,247     725,338    723,704

STATEMENT OF CONDITION DATA
(PERIOD END):
  Total assets....................  $ 136,044   $125,669   $ 138,216   $ 123,408  $  95,592   $  80,761   $ 70,837
  Securities held to maturity.....     20,519     20,668      22,864      20,785     20,856      22,954     17,138
  Securities available for sale...     25,943     25,586      29,377      25,964     15,172          --         --
  Loans, net of unearned income...     78,830     69,404      71,876      61,765     46,343      40,343     38,552
  Total deposits..................    114,218    105,087     116,424     106,638     84,161      72,010     65,295
  Long-term debt..................     10,774     11,289      11,836       8,349      4,706       2,579         --
  Stockholders' equity............     10,095      8,436       9,058       7,665      6,232       5,630      5,098

PERFORMANCE RATIOS:
  Return on average assets (1)....       1.53%      1.39%       1.35%       1.22%      1.00%        .84%       .81%
  Return on average stockholders'
    equity (1)....................      22.05      21.50       21.14       19.20      14.86       11.87      11.43
  Net interest margin (1).........       4.36       3.82        3.84        3.75       3.96        3.91       4.07
  Efficiency (2)..................      44.06      45.54       45.55       48.80      52.26       54.30      52.60
  Dividend payout.................      45.09      31.45       24.15       20.96      21.93       15.12      13.51

ASSET QUALITY RATIOS:
  Net charge-offs to average loans,
    net of unearned income (1)....        .15%       .10%        .11%        .07%       .28%        .21%       .91%
  Problem assets to net loans and
    other real estate (3).........         --        .16         .16         .07        .05         .38        .34
  Nonperforming assets to net loans
    and other real estate (4).....        .73        .18         .25         .25        .20         .41        .34
  Allowance for loan losses to loans,
    net of unearned income........       1.83       1.69        1.76        1.59       1.61        1.59       1.10
  Allowance for loan losses to
    nonperforming assets (4)......     255.00     701.00      716.00      646.00     821.00      394.00     328.00

LIQUIDITY AND CAPITAL RATIOS:
  Average stockholders' equity to
    average assets................       7.08%      6.42%       6.39%       6.35%      6.73%       7.08%      7.07%
  Average loans to average
    deposits......................      67.59      61.02       60.94       57.58      56.41       58.20      61.00
  Tier 1 risk-based capital (5)...      11.16       9.77        9.66        9.94      10.12       10.05      10.21
  Total risk-based capital (5)....      12.42      11.02       10.91       11.25      11.32       11.35      11.45
  Tier 1 leverage (5).............       7.37       6.79        6.71        6.36       6.52        6.97       7.10

------------------
(1)  Interim period ratios are annualized.
(2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
(5) The required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%.

                               THE SPECIAL MEETING

GENERAL


     This Proxy Statement/Prospectus is being furnished to the holders of GFC Common Stock in connection with the solicitation by the GFC Board of Directors of proxies for use at the Special Meeting, at which GFC stockholders will be asked to vote upon a proposal to approve the Agreement. The Special Meeting will be held at 12:00 noon, local time, on February 5, 1998, at The Embassy Suites Hotel, 670 Verdae Boulevard, Greenville, South Carolina.



      GFC stockholders are requested promptly to sign, date, and return the accompanying proxy card to GFC in the enclosed postage-paid, addressed envelope. A stockholder's failure to return a properly executed proxy card or to vote at the Special Meeting will have the same effect as a vote against the Agreement.

     Any GFC stockholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to GFC a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by GFC before the vote of stockholders or in open meeting prior to the taking of the stockholder vote at the Special Meeting. Any notice of revocation should be sent to Greenville Financial Corporation, 290 South Pleasantburg Drive, Greenville, South Carolina, 29607, Attention: Frank H. Gibbes, III, Corporate Secretary. A proxy will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Secretary. The shares of GFC Common Stock represented by properly executed proxies received at or prior to the Special Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE SPECIAL MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE THE AGREEMENT. As of the date of this Proxy Statement/Prospectus, GFC is unaware of any other matter to be presented at the Special Meeting.

     Solicitation of proxies will be made by mail but also may be made by telephone or telegram or in person by the directors, officers, and employees of GFC, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

      GFC stockholders should not forward any stock certificates with their proxy cards.

RECORD DATE; VOTE REQUIRED

     GFC's Board of Directors has established the close of business on December 17, 1997, as the Record Date for determining the GFC stockholders entitled to notice of and to vote at the Special Meeting. Only GFC stockholders of record as of the Record Date will be entitled to vote at the Special Meeting. The affirmative vote of the holders of at least two-thirds of the GFC Common Stock outstanding and entitled to vote at the Special Meeting is required in order to approve the Agreement. Therefore, an abstention or failure to return a properly executed proxy card will have the same effect as a vote against the Agreement, as will a broker's submitting a proxy card without exercising discretionary voting authority with respect to the Agreement. As of the Record Date, there were approximately 325 holders of 796,022 shares of GFC Common Stock outstanding and entitled to vote at the Special Meeting, with each share entitled to one vote. For information as to persons known by GFC to beneficially own more than 5.0% of the outstanding shares of GFC Common Stock as of the Record Date, see "Voting Securities and Principal Stockholders of GFC."

     The presence, in person or by proxy, of a majority of the outstanding shares of GFC Common Stock is necessary to constitute a quorum of the stockholders in order to take action at the Special Meeting. For these purposes, shares of GFC Common Stock that are present, or represented by proxy, at the Special Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Agreement or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to the Agreement. Once a quorum is established, approval of the Agreement requires the affirmative vote of the holders of at least two-thirds of the GFC Common Stock outstanding and entitled to vote at the Special Meeting.

     The directors and executive officers of GFC and their affiliates beneficially owned, as of the Record Date, 251,921 shares (or approximately 32% of the outstanding shares) of GFC Common Stock. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of GFC Common Stock. As of that date, no subsidiary of either GFC or Regions held any shares of GFC Common Stock in a fiduciary capacity for others.

                         DESCRIPTION OF THE TRANSACTION

     The following material describes certain aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference. All stockholders are urged to read the Appendices in their entirety.

GENERAL

     Each share of GFC Common Stock (excluding any shares held by GFC, Regions, or their respective subsidiaries, other than shares held in a fiduciary capacity or as a result of debts previously contracted, and shares held by stockholders who perfect their dissenters' rights) issued and outstanding at the Effective Date will be converted into 1.2 shares of Regions Common Stock. Each share of Regions Common Stock outstanding immediately prior to the Effective Date will remain outstanding and unchanged as a result of the Merger.

     No fractional shares of Regions Common Stock will be issued in connection with the Merger. In lieu of issuing fractional shares, Regions will make a cash payment equal to the fractional part of a share which a GFC stockholder would otherwise receive multiplied by the closing price of Regions Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions), on the last trading day prior to the Effective Date.

TREATMENT OF GFC OPTIONS

     The Agreement provides that all rights with respect to GFC Common Stock pursuant to stock options granted by GFC under its stock option plan which are outstanding at the Effective Date, whether or not then exercisable, will be converted into and will become rights with respect to Regions Common Stock, and Regions will assume each of such options in accordance with the terms of the plan under which it was issued and the agreement by which it is evidenced. After the Effective Date, those options will become options to purchase Regions Common Stock, with the exercise price and number of shares of Regions Common Stock purchasable thereunder adjusted to reflect the Exchange Ratio. The executive officers or directors of GFC that as of the date of this Proxy Statement/Prospectus hold outstanding options are Robert M. Austell, O. Perry Earle, III, Richard H. Furman, Paula S. King, and R. Arthur Seaver, Jr., who hold exercisable options to purchase 120,750 shares of GFC Common Stock in the aggregate.

BACKGROUND OF AND REASONS FOR THE MERGER

     Background of the Merger. GFC has routinely, on an annual basis, prepared a five year financial forecast which has been based on GFC's long range strategic plan. The forecast included projections of earnings per share and book value per share on which different price earnings multiples and book value multiples could be applied to determine a reasonable market value for GFC stock. As part of the Board's consideration of market price performance, including marketability of its shares, Carson Medlin, an investment banking firm with offices in Raleigh, North Carolina, and Tampa, Florida, was contacted in 1995 to provide the Board with general information and advice. The Carson Medlin Company included GFC stock and financial performance data in its quarterly Southeastern Independent Bank Review and also produced research reports on GFC as of year-end 1995 and 1996. It was apparent from the Carson Medlin engagements, as well as reference to other financial publications, that in spite of strong financial performance by GFC, the price earnings multiple and book value multiples on GFC stock were significantly lower than many independent banks whose financial performance was not as strong as that of GFC. This situation raised the question of how to achieve a better market value and marketability for GFC's stock. The option of merging with a larger financial institution with a more marketable stock was typically recognized as a strategy that would maximize stockholder value.

     On January 16, 1997, Mr. Medlin of Carson Medlin wrote to Mr. Earle, President and Chairman of the Board of GFC, that due to rising bank stock prices, increasing bank merger activity, the cycle for bank stocks, and structural changes in the banking industry, the then-current circumstances indicated that conditions were right to achieve a merger of GFC on very favorable terms.

     On February 21, 1997, Mr. Earle responded to Mr. Medlin that he had discussed Mr. Medlin's letter with Mr. Austell, Executive Vice President and Director of GFC, and that they agreed it might be educational and desirable to test the market, if it could be done discreetly and without making any merger commitments by GFC.

     On April 29, 1997, Mr. Medlin met with Rick Horsley, Vice Chairman, Bill Jordan, Executive Vice President, and John Welch, Senior Accounting Officer of Regions in Birmingham, to discuss Regions' acquisition interest in GFC.

     On July 30, 1997, Mr. Medlin and Mr. Earle met in Birmingham with Mr. Horsley and Mr. Jordan of Regions to discuss the major considerations of a possible merger.

     On August 12, 1997, Mr. Medlin received a letter of intent from Regions describing a merger at an exchange ratio of 1.20 Regions shares for each of GFC's shares and options, a market value of $38.1 million or $41.55 per share.

     During the period of August 12, 1997 to August 14, 1997 each member of the Board was informed individually of the merger offer. On August 19, 1997 the Board met to consider the offer. Included in the Board's consideration was an analysis of the offer by Mr. Medlin of Carson Medlin. On August 20, 1997, the Board held a special meeting to continue its consideration of the merger offer. In attendance was legal counsel from the Atlanta law firm of Powell, Goldstein, Frazer and Murphy, LLP. At that meeting the Board voted unanimously to accept the offer and execute the letter of intent. Subsequently, the Agreement was executed on behalf of GFC as of September 4, 1997.

     GFC's Reasons for the Merger. In approving the Merger, the directors of GFC considered a number of factors. Without assigning any relative or specific weights to the factors, the GFC Board of Directors considered the following material factors:

     (a) the information presented to the directors by the management of GFC concerning the business, operations, earnings, asset quality, and financial condition of GFC and Regions, on an historical and prospective basis;

     (b) the financial terms of the Merger, including the relationship of the merger price to the market value, tangible book value, and earnings per share of GFC Common Stock;

     (c) the nonfinancial terms of the Merger, including the greater liquidity of Regions Common Stock compared to GFC Common Stock and the treatment of the Merger as a tax-free exchange of GFC Common Stock for Regions Common Stock for federal and state income tax purposes;

     (d) the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay;

     (e) the alternatives to the Merger, including remaining as an independent bank holding company;

     (f) the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Regions;

     (g) the competition and regulatory environment for financial institutions generally;

     (h) Regions' ability to provide comprehensive financial services through the Bank to its market;

     (i) the opinion rendered by GFC's financial advisor to the effect that, from a financial point of view, the exchange of GFC Common Stock for Regions Common Stock on the terms and conditions set forth in the Agreement is fair to the holders of GFC Common Stock;

     (j) the compatibility of the corporate cultures of both organizations and the effect of the Merger on GFC's employees and clients.

     The terms of the Merger were the result of arms-length negotiations between representatives of GFC and representatives of Regions. Based upon the consideration of the foregoing factors, the Board of Directors of GFC unanimously approved the Merger as being in the best interests of GFC and its stockholders. Each member of the Board of Directors of GFC has agreed to vote such member's shares in favor of the Merger.

     GFC'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT GFC STOCKHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT.

     Regions' Reasons for the Merger. The Regions Board of Directors has approved the Agreement and determined that the Merger is in the best interests of Regions and its stockholders. In approving the Agreement, the Regions Board considered a number of factors. Without assigning any relative or specific weights to the factors, the Regions Board of Directors considered the following material factors:

     (a) a review, based in part on a presentation by Regions management, of (i) the business, operations, earnings, and financial condition, including the capital levels and asset quality, of GFC on an historical, prospective, and pro forma basis and in comparison to other financial institutions in the area, (ii) the demographic, economic, and financial characteristics of the markets in which GFC operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on an historical and prospective basis, and (iii) the results of Regions' due diligence review of GFC; and

     (b) a variety of factors affecting and relating to the overall strategic focus of Regions, including Regions' desire to expand into markets in the general vicinity of its core markets.

OPINION OF GFC'S FINANCIAL ADVISOR

     The Board of Directors of GFC retained Carson Medlin to serve as its financial advisor with respect to a proposed transaction which would lead to the acquisition of GFC or the purchase of substantially all of the stock or assets of GFC. As part of its engagement, Carson Medlin agreed to render its opinion as to the fairness, from a financial point of view, of the consideration to be received by GFC's stockholders. Carson Medlin is a National Association of Securities Dealers, Inc. member investment banking firm which specializes in the securities of southeastern United States financial institutions. As part of its investment banking activities, Carson Medlin is regularly engaged in the valuation of southeastern United States financial institutions and transactions relating to their securities, including mergers and acquisitions. Carson Medlin will be compensated for its services. No limitations were imposed by GFC on Carson Medlin with respect to the investigations made or procedures followed by Carson Medlin in rendering its opinion.

     A representative of Carson Medlin attended the meetings of GFC's Board held on August 19 and 20, 1997, at which meetings the terms of the proposed Merger were discussed and considered. At those meetings, Carson Medlin delivered a preliminary verbal opinion to GFC's Board that the consideration to be received by the stockholders of GFC as a result of the Merger is fair from a financial point of view. Carson Medlin subsequently confirmed such opinion in writing as of the date of this Proxy Statement/Prospectus. The full text of Carson Medlin's written opinion dated the date of this Proxy Statement/Prospectus is attached as Appendix B to this Proxy Statement/Prospectus and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered and qualifications of and limitations on the review undertaken by Carson Medlin in connection therewith. Carson Medlin's opinion is addressed to GFC's Board only, and the opinion does not constitute a recommendation to any GFC stockholder as to how such stockholder should vote at the GFC Special Meeting to consider the Merger or as to any other matter. The summary of the opinion of Carson Medlin set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion attached as Appendix B.

     Carson Medlin has relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of rendering its opinion. Carson Medlin did not undertake any independent evaluation or appraisal of the assets and liabilities of GFC or Regions, nor was it furnished with any such appraisals. Carson Medlin assumed that the financial forecasts reviewed by it have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the managements of GFC and Regions, and that such projected financial results will be realized in the amounts and at the times contemplated thereby. Carson Medlin is not expert in the evaluation of loan portfolios, underperforming or nonperforming assets, net charge-offs of such assets or the adequacy of allowances for losses with respect thereto; has not reviewed any individual credit files; and has assumed that the loan loss allowances for each of GFC and Regions are in the aggregate adequate to cover such losses. Carson Medlin assumed that the Merger will be recorded as a pooling of interests under generally accepted accounting principles. Carson Medlin's opinion is necessarily based on economic, market and other conditions as in effect on the date of its analysis, and on information made available to it dated as of various earlier dates.

     In connection with rendering its opinion, Carson Medlin performed a variety of financial analyses. The preparation of a financial fairness opinion of this nature involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to partial analysis or summary description. Carson Medlin believes that its analyses must be considered together as a whole and that selecting portions of such analyses and the facts considered therein, without considering all other factors and analyses, could create an incomplete view of the analyses and the process underlying Carson Medlin's opinion. In its analyses, Carson Medlin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of GFC and Regions and which may not be realized. Any estimates contained in Carson Medlin's analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which such companies or their securities may actually be sold. None of the analyses performed by Carson Medlin was assigned a greater significance by Carson Medlin than any other.

     In connection with rendering its opinion dated the date hereof, Carson Medlin reviewed (i) the Agreement; (ii) the annual reports to stockholders of GFC, including audited financial statements, for the five years ended December 31, 1996; (iii) the Proxy Statement of GFC, dated February 3, 1997, prepared for the annual meeting of the stockholders of GFC held on March 12, 1997; (iv) the Uniform Bank Performance Report for Greenville National Bank as of June 30, 1997; (v) the Call Report for Greenville National Bank as of September 30, 1997;
(vi) the annual reports to stockholders of Regions, including audited financial statements, for the five years ended December 31, 1996; (vii) the Proxy Statement of Regions dated April 1, 1997 for the annual meeting of the stockholders of Regions held on May 14, 1997; (viii) unaudited interim financial statements of GFC and Regions for the nine months ended September 30, 1997; (ix) the Report on Form 10-Q of Regions, dated September 30, 1997 (x) a preliminary copy of the Proxy Statement/Prospectus prepared in connection with a special meeting of the shareholders of GFC to consider the Merger; and (xi) certain other financial and operating information with respect to the business, operations and prospects of GFC and Regions.

     Carson Medlin also (i) held discussions with members of the senior management of GFC and Regions regarding their respective historical and current business operations, financial conditions and future prospects; (ii) reviewed the historical market prices and trading activity for the common stocks of GFC and Regions and compared them with those of certain publicly traded companies which it deemed to be relevant; (iii) compared the results of operations of GFC and Regions with those of certain publicly traded companies which it deemed to be relevant; (iv) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; (v) analyzed the pro forma financial impact of the Merger on Regions; and (vi) conducted such other studies, analyses, inquiries and examinations as Carson Medlin deemed appropriate.

     The following is a summary of the principal analyses performed by Carson Medlin in connection with its opinion.

     Summary of Transaction Consideration. Carson Medlin reviewed the terms of the proposed transaction, including the Exchange Ratio and the aggregate transaction value. Carson Medlin reviewed the implied value of the consideration offered based upon the $38.125 per share closing price of Regions' Common Stock on November 6, 1997 which showed that the implied value of the proposed transaction was approximately $45.75 per share of GFC Common Stock, representing a 79% premium to the last reported trade of GFC Common Stock prior to the public announcement of the Merger (August 21, 1997), or a total transaction value of approximately $41.9 million (including outstanding options to acquire GFC Common Stock). Carson Medlin calculated that as of November 6, 1997 the aggregate transaction value represented 375% of GFC's stated book value at September 30, 1997, adjusted pro forma for the conversion of stock options and 20.9 times GFC's September 30, 1997 trailing twelve months earnings, a 32.8% premium on GFC's September 30, 1997 core deposits (defined as the aggregate transaction value minus stated book value, as a percentage of core deposits) and 30.8% of the total assets of GFC at September 30, 1997.

     Comparable Transaction Analysis. Carson Medlin reviewed certain information relating to 22 selected southeastern bank and thrift mergers announced between March 1996 and September 1997 in which the acquired institutions had total assets of from $38 million to $1.4 billion (the "Comparable Transactions"). The Comparable Transactions are (acquiree/acquiror): Enterprise National Bank/Compass Bancshares, Inc.; Fort Brooke Bancorporation/The Colonial BancGroup, Inc.; Citi-Bancshares, Inc./Huntington Bancshares Incorporated; Bank of Winter Park/Huntington Bancshares Incorporated; Dadeland Bancshares, Inc./The Colonial BancGroup, Inc.; South Florida Banking Corporation/The Colonial BancGroup, Inc.; Rockdale Community Bank/Regions Financial Corporation; First Bankshares/Regions Financial Corporation; SB&T Corporation/Regions Financial Corporation; Bank Corp. of Georgia/Century South Banks, Inc.; Citizens
Gwinnett Bankshares, Inc./Premier Bancshares, Inc.; First Community Bank/Centura Banks, Inc.; FirstSouth

Bank/Centura Banks, Inc.; Salem Trust Bank/CCB Financial Corporation; Old North State Bank/LSB Bancshares, Inc.; Bank of Mecklenburg/Triangle Bancorp, Inc.; Carolina State Bank/First Charter Corporation; American Federal Bank, FSB/CCB Financial Corporation; W.B.T. Holding Co./First Commercial Corporation; Hanover Bank/MainStreet BankGroup, Inc.; First Patriot Bankshares/United Bankshares, Inc.; and George Mason Bankshares, Inc./United Bankshares, Inc. Carson Medlin considered, among other factors, the earnings, capital level, asset size and quality of assets of the acquired financial institutions. Carson Medlin compared the transaction prices to the then recently reported annual earnings, stated book values, total assets and core deposits.

     On the basis of the Comparable Transactions, Carson Medlin calculated a range of purchase prices as a percentage of stated book value for the Comparable Transactions from a low of 195.1% to a high of 343.6%, with a mean of 258.4%. These transactions indicated a range of values for GFC from $19.7 million to $34.7 million, with a mean of $26.1 million. The aggregate consideration implied by the terms of the Merger is approximately $41.9 million, which is above the high end of the range for the Comparable Transactions.

     Carson Medlin calculated a range of purchase prices as a multiple of earnings for the Comparable Transactions from a low of 10.6 times to a high of
29.8 times, with a mean of 20.1 times. These transactions indicated a range of values for GFC from $21.3 million to $59.9 million, with a mean of $40.4 million (based on GFC's trailing twelve months earnings of $2,009,000). The aggregate consideration implied by the terms of the Merger is approximately $41.9 million or 20.9 times trailing twelve months earnings, which is above the average for the Comparable Transactions.

     Carson Medlin calculated the core deposit premiums for the Comparable Transactions and found a range of values from a low of 11.3% to a high of 31.8%, with a mean of 19.2%. The premium on GFC's core deposits implied by the terms of the Agreement is 32.8%, which is above the high end of the range for the Comparable Transactions.

     Finally, Carson Medlin calculated a range of purchase prices as a percentage of total assets for the Comparable Transactions from a low of 15.7% to a high of 31.8%, with a mean of 22.4%. The aggregate consideration as a percentage of total assets implied by the terms of the Agreement is approximately 30.8%, which is at the high end of the range for the Comparable Transactions.

     Industry Comparative Analysis. In connection with rendering its opinion, Carson Medlin compared selected operating results of GFC to those of 49 publicly-traded community commercial banks in Alabama, Florida, Georgia, North Carolina, South Carolina, Virginia and West Virginia (the "SIBR Banks") as contained in the Southeastern Independent Bank Review(tm), a proprietary research publication prepared by Carson Medlin quarterly since 1991. The SIBR Banks range in asset size from approximately $103 million to $2.4 billion and in stockholders' equity from approximately $10.9 million to $235 million. Carson Medlin considers this group of financial institutions more comparable to GFC than larger, more widely traded regional financial institutions. Carson Medlin compared, among other factors, the profitability, capitalization, and asset quality of GFC to those of the SIBR Banks. Carson Medlin noted that for the six months ended June 30, 1997: (i) GFC had a return on average assets (ROA) of 1.43% compared to 1.24% on average for the SIBR Banks; (ii) GFC had a return on average equity (ROE) of 21.2% compared to 12.5% on average for the SIBR Banks;
(iii) GFC had common equity to total assets of 6.96% compared to 9.69% on average for the SIBR Banks; and (iv) GFC's nonperforming assets ratio (defined as loans 90 days past due, nonaccrual loans and other real estate to total loans net of unearned income and other real estate) was 0.51% compared to 0.97% on average for the SIBR Banks. Carson Medlin also noted that for the year ended December 31, 1996: (i) GFC's ROA was 1.35% compared to 1.23% on average for the SIBR Banks; (ii) GFC's ROE was 21.1% compared to 12.6% on average for the SIBR Banks; (iii) GFC had common equity to total assets of 6.56% compared to 9.62% on average for the SIBR Banks; and (iv) GFC's nonperforming assets ratio was 0.23% compared to 1.02% on average for the SIBR Banks. This comparison indicated that GFC's financial performance was generally better than that of the SIBR Banks for most of the factors considered.

     Carson Medlin also compared selected operating results of Regions to those of 8 other publicly-traded southeastern United States mid-size regional bank holding companies with assets between $4.6 and $29.8 billion (the "Peer Banks"). The Peer Banks include: AmSouth Bancorporation, The Colonial BancGroup, Inc., Compass Bancshares, Inc., First American Corporation, First Tennessee National Corporation, National Commerce Bancorporation, SouthTrust Corporation, and Union Planters Corporation. Carson Medlin considers this group of southeastern financial institutions comparable to Regions as to financial characteristics, stock price performance and stock trading volume. Carson Medlin compared selected balance sheet data, asset quality, capitalization, and profitability ratios at or for the nine months ended September 30, 1997 and stock market data as of November 6, 1997. This comparison showed, among other things, that (i) Regions' net interest margin was 4.30% compared to a mean of 4.17% and a median of 4.10% for the Peer Banks; (ii) Regions' efficiency ratio (defined as noninterest expense divided by the sum of noninterest income and taxable equivalent net interest income before provision for loan losses) was 54.1% compared to a mean of 56.8% and a median of 56.1% for the Peer Banks; (iii) Regions' ROA was 1.41% compared to a mean of 1.34% and a median of 1.33% for the Peer Banks; (iv) Regions' ROE was 16.3% compared to a mean of 17.5% and a median of 17.0% for the Peer Banks; (v) Regions' stockholders' equity to total assets was 8.32% compared to a mean of 7.65% and a median of 7.39% for the Peer Banks;
(vi) Regions' nonperforming assets to total assets were 0.49% compared to a mean of 0.39% and a median of 0.35% for the Peer Banks; (vii) Regions' loan loss reserve to nonperforming assets was 180% compared to a mean of 272% and a median of 233% for the Peer Banks; and (viii) at November 6, 1997, Regions' market capitalization was $5.2 billion compared to the Peer Banks which ranged from a low of $1.3 billion to a high of $5.1 billion. This comparison indicated that Regions' financial performance is higher than the Peer Banks by some measures and lower than the Peer Banks by some measures.


     No company or transaction used in the preceding Industry Comparative or Comparable Transaction Analyses is identical to GFC, Regions or the contemplated Merger. Accordingly, evaluating the results of these analyses necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of GFC and Regions and other factors that could affect the value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable industry or transaction data.

     Contribution Analysis. Carson Medlin reviewed the relative contributions in terms of various balance sheet items, net income and market capitalization to be made by GFC and Regions to the combined institution based on (i) balance sheet data at September 30, 1997 and (ii) income statement data for the nine months ended September 30, 1997. The income statement and balance sheet components analyzed included total assets, total loans, total deposits, stockholders' equity, and net income. This analysis showed that, while GFC stockholders and optionholders would own approximately 0.78% of the aggregate outstanding shares and options of the combined institution based on the Exchange Ratio, GFC is contributing 0.61% of total assets, 0.50% of total loans (net of unearned income), 0.64% of total deposits, 0.54% of stockholders' equity, and 0.69% of annual net income. This analysis indicates that GFC's ownership (by stockholders and optionholders) of Regions, after completion of the Merger, will be higher than GFC's relative contribution for various balance sheet and income statement items.

     Present Value Analysis. Carson Medlin calculated the present value of GFC's Common Stock assuming that GFC remains an independent bank. For purposes of this analysis, Carson Medlin utilized certain projections of GFC's future earnings through the year 2002. The analysis assumes that GFC would pay a dividend in 1998 and each year thereafter equal to 20% of projected net income and would be acquired at the end of 2002 at a purchase price of 280% of projected book value. The present value of the annual dividends plus the merger consideration at the end of 2002 was then calculated using discount rates of 13% to 15% per annum. These rates were selected to reflect the rates that investors in securities such as the Common Stock of GFC would likely require in order to be competitive with alternative investments with similar characteristics. On the basis of these assumptions, Carson Medlin calculated that the present value of GFC as an independent bank ranged from $36.7 million to 39.9 million. The aggregate consideration implied by the terms of the Agreement is approximately $41.9 million which is above the high end of the range of the calculated present value were GFC to remain independent through 2002. Carson Medlin considered the present value analysis because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

     Stock Trading History. Carson Medlin reviewed and analyzed the historical trading prices and volumes for Regions' Common Stock from December 1992 to November 1997. Carson Medlin also compared the price performance of Regions' Common Stock during this period to the Dow Jones Southeastern U.S. Banks Index and the Dow Jones Equity Market Index and evaluated recent trading patterns and price performance of Regions Common Stock relative to the eight Peer Banks.

     This analysis showed that for the five-year period ending November 7, 1997, the total return (annualized) for Regions' Common Stock (all cash distributions and dividends reinvested on the ex-dividend date) was 22.54% compared to 25.84% for the Dow Jones Southeastern U.S. Banks Index and 19.68% for the Dow Jones Equity Market Index. For the twelve-month period ending November 7, 1997, the total return for Regions' Common Stock was 51.26% compared to 34.60% for the Dow Jones Southeastern U.S. Banks Index and 25.76% for the Dow Jones Equity Market Index.

     During the four quarters ending September 30, 1997, the ratio of stock price to trailing 12 months earnings per share for the Peer Banks was: a low of
14.3 times, a high of 19.8 times, and a mean of 16.8 times. For the same periods, Regions' price to earnings ratio ranged from a low of 14.2 times to a high of 18.5 times with a mean of 16.0 times. Regions' Common Stock has traded on average at a lower price to earnings ratio than the Peer Banks.

     During the four quarters ending September 30, 1997, the stock price as a percentage of book value for the Peer Banks was: a low of 223%, a high of 312%, and a mean of 260%. For the same periods, Regions' price to book ratio ranged from a low of 208% to a high of 277% with a mean of 237%. Regions' Common Stock has traded on average at a lower price to book value basis compared to the Peer Banks.

     Carson Medlin also compared the recent trading volume in Regions' Common Stock, which trades on the NASDAQ National Market, to that of the Peer Banks. During the four quarters ending September 30, 1997, the quarter end monthly trading volume as a percentage of outstanding shares of the Peer Banks ranged from a low of 4.9% to a high of 7.3% with a mean of 5.6%. Regions' quarter end monthly trading volume to outstanding shares ranged from a low of 2.5% to a high of 6.6% with a mean of 3.9%. Carson Medlin considers Regions' Common Stock to be liquid and marketable.

     Carson Medlin also examined recent trading prices and volumes of GFC's Common Stock, to the extent available. GFC's Common Stock is listed on the National Association of Securities Dealer Electronic Bulletin Board. GFC's Common Stock trades infrequently and, while the information obtained is believed to be reliable, actual trade prices and volume could not be confirmed. Carson Medlin placed little weight on the market price of GFC's Common Stock in its analysis.

     Stockholder Claims Analysis. Carson Medlin compared the ownership of one share of GFC Common Stock to the ownership of 1.2 shares of Regions' Common Stock (as implied by the terms of the Merger Agreement) from the perspective of claims on various balance sheet and income statement variables. Carson Medlin found that GFC stockholders would have had a claim to $2.57 per GFC fully-diluted share of projected pro forma 1997 earnings after consummation of the Merger versus $2.39 without the Merger and $2.79 per GFC fully-diluted share of projected pro forma 1998 earnings versus $2.84 without. GFC stockholders would have had a claim to $190.03 per GFC fully-diluted share in September 30, 1997 total assets compared to $148.39 without the Merger. GFC stockholders would have had a claim to $16.84 in September 30, 1997 pro forma book value per fully-diluted GFC share compared to $12.22 before the Merger. At a price of $38.125 per share for Regions' Common Stock, the implied value of the proposed transaction is $45.75 per GFC share compared to a reported $25.50 before the Merger. Furthermore, GFC's stockholders would be expected, assuming continuation of Regions' recent dividend rate, to receive cash dividends at the annual rate of $0.96 per GFC share after the Merger versus $0.78 per GFC share prior to the Merger. In view of this generally favorable stockholder claims comparison, Carson Medlin concluded that 1.2 shares of Regions' Common Stock is likely to be worth more than one share of GFC Common Stock at the date of consummation of the Merger.

     Other Analyses. Carson Medlin also reviewed selected investment research reports on and earnings estimates for Regions. In addition, Carson Medlin performed a dilution analyses and such other analyses and comparisons that it deemed appropriate.

     The opinion expressed by Carson Medlin was based upon market, economic and other relevant considerations as they existed and were evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of GFC or Regions could materially affect the assumptions used in preparing the opinion.

     For its services as independent financial advisor to GFC in connection with identifying possible combinations that would result in the acquisition of GFC or the purchase of substantially all of the stock or assets of GFC and including the rendering of its opinion as to the fairness, from a financial point of view, of the consideration to be received by GFC's stockholders, GFC agreed to pay Carson Medlin a fee based on the value of the transaction ultimately entered into by GFC. The fee to be paid to Carson Medlin will equal 1 1/4% of the first forty million dollars of the value of the transaction and 3% of any amount in excess of forty million dollars based on the total value of the consideration received in the Merger including Regions Common Stock and options. The value of Regions Common Stock for purposes of determining the fee to be paid to Carson Medlin is based on the average closing price of Regions Common Stock for the 15 days prior to the consummation of the Merger.

EFFECTIVE DATE OF THE MERGER

     Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time that the Delaware Certificate of Merger and the South Carolina Articles of Merger relating to the Merger are filed and declared effective with, respectively, the Delaware Secretary of State and the South Carolina Secretary of State. Unless otherwise agreed upon by Regions and GFC, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur on the last day of the month in which the last of the following events occur: (i) the effective date (including the expiration of any applicable waiting period) of the last consent of any federal or state regulatory authority having authority over exempting or approving the Merger and (ii) the date on which the Agreement is approved by the requisite vote of GFC stockholders.

     No assurance can be provided that the necessary stockholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. Regions and GFC anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the first quarter of 1998. However, delays in the consummation of the Merger could occur.

     The Board of Directors of either Regions or GFC generally may terminate the Agreement if the Merger is not consummated by May 31, 1998, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination. See "--Conditions to Consummation of the Merger" and "--Waiver, Amendment, and Termination of the Agreement."

DISTRIBUTION OF REGIONS STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

     Promptly after the Effective Date, Regions will cause an exchange agent selected by Regions to mail to the former stockholders of GFC a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of GFC Common Stock for certificates representing shares of Regions Common Stock.

     GFC STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. Upon surrender to the Exchange Agent of certificates for GFC Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of GFC Common Stock surrendering such items a certificate or certificates representing the number of shares of Regions Common Stock to which such holder is entitled, if any, and a check for the amount to be paid in lieu of any fractional share interest, without interest. After the Effective Date, to the extent permitted by law, GFC stockholders of record as of the Effective Date will be entitled to vote at any meeting of holders of Regions Common Stock the number of whole shares of Regions Common Stock into which their GFC Common Stock has been converted, regardless of whether such stockholders have surrendered their GFC Common Stock certificates. No dividend or other distribution payable after the Effective Date with respect to Regions Common Stock, however, will be paid to the holder of any unsurrendered GFC certificate until the holder duly surrenders such certificate. Upon such surrender, all undelivered dividends and other distributions and, if applicable, a check for the amount to be paid in lieu of any fractional share interest will be delivered to such stockholder, in each case without interest.

     The stock transfer books of GFC will be closed at the effective time of the Merger and after the Effective Date, there will be no transfers of shares of GFC Common Stock on GFC's stock transfer books. If certificates representing shares of GFC Common Stock are presented for transfer after the Effective Date, they will be canceled and exchanged for the shares of Regions Common Stock and a check for the amount due in lieu of fractional shares, if any, deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

     Consummation of the Merger is subject to a number of conditions, including, but not limited to:

     (a) approval from the Federal Reserve and the South Carolina Commissioner, and the expiration of all applicable waiting periods associated with such approvals, without any conditions or restrictions that would, in the reasonable good faith judgment of Regions' Board of Directors, so materially adversely impact the economic benefits of the transactions contemplated by the Agreement as to render inadvisable the consummation of the Merger;

     (b) the approval of the Agreement by the holders of requisite number of shares of GFC Common Stock;

     (c) the absence of any action by any court or governmental or regulatory authority of competent jurisdiction restricting, prohibiting, or making illegal the consummation of the Merger and the other transactions contemplated by the Agreement;

     (d) the receipt of a satisfactory opinion of counsel that the Merger qualifies for federal income tax treatment as a reorganization under Section 368(a) of the Code and that the exchange of GFC Common Stock for Regions Common Stock will not give rise to recognition of gain or loss to GFC stockholders, except to the extent of any cash received; and

     (e) notification for listing on the Nasdaq National Market of the shares of Regions Common Stock to be issued in the Merger.

     Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement, including, among others:
(i) the delivery by Regions and GFC of opinions of their respective counsel and certificates executed by their respective duly authorized officers as to the satisfaction of certain conditions and obligations set forth in the Agreement;
(ii) as of the Effective Date, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party; and (iii) the delivery of a letter from Regions' independent auditors to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

REGULATORY APPROVALS

     The Merger may not proceed in the absence of receipt of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained or as to the timing of such approvals. There also can be no assurance that such approvals will not be accompanied by a conditional requirement which causes such approvals to fail to satisfy the conditions set forth in the Agreement. Applications for the approvals described below have been submitted to the appropriate regulatory agencies.

     Regions and GFC are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

     The Merger requires the prior approval of the Federal Reserve, pursuant to
Section 3 of the BHC Act. In granting its approval under Section 3 of the BHC Act, the Federal Reserve must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving the Merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the BHC Act, the Merger may not be consummated until the 30th day following the date of Federal Reserve approval, which may be shortened by the Federal Reserve to the 15th day, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve's approval, unless a court specifically orders otherwise.

     The Merger also is subject to the approval of the South Carolina Commissioner. In the evaluation, the South Carolina Commissioner will take into account considerations similar to those applied by the Federal Reserve.

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

     Prior to the Effective Date, and to the extent permitted by law, any provision of the Agreement generally may be (i) waived by the party benefitted by the provision or (ii) amended by a written agreement between Regions and GFC approved by their respective Boards of Directors; provided, however, that after approval by the GFC stockholders, no amendment that pursuant to the South Carolina Act requires further approval of the GFC stockholders, including decreasing the consideration to be received by GFC stockholders, may be made without the further approval of such stockholders.

     The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date, either before or after approval by GFC stockholders, under certain circumstances, including:

     (a) by the Board of Directors of either party upon final, nonappealable denial of any required consent of any regulatory authority, or by the Board of Directors of Regions if any required regulatory approval is conditioned or restricted in the manner described under "--Conditions to Consummation of the Merger" above;

     (b) by the Board of Directors of either party, if the holders of the requisite number of shares of GFC Common Stock shall not have approved the Agreement;

     (c) by mutual agreement of the Boards of Directors of Regions and GFC;

     (d) by the Board of Directors of either party, in the event of a breach by the other party of any provision of the Agreement which meets certain standards specified in the Agreement and cannot be or has not been cured within 30 days after the giving of written notice to the breaching party; or

     (e) by the Board of Directors of either party if the Merger shall not have been consummated by May 31, 1998, but only if the failure to consummate the Merger by such date has not been caused by the terminating party's breach of the Agreement.

     If the Agreement is terminated, the parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. Further, termination generally will not relieve the parties from the consequences of any uncured willful breach of the Agreement giving rise to such termination.

CONDUCT OF BUSINESS PENDING THE MERGER

     Each of GFC and Regions generally has agreed to operate its business only in the usual, regular, and ordinary course, to preserve intact its business organizations and assets and maintain its rights and franchises, and to take no action which would materially adversely affect the ability of either party to obtain any consents required for the Merger or to perform its covenants and agreements under the Agreement in all material respects and to consummate the Merger. The foregoing shall not prevent Regions or any subsidiary of Regions from discontinuing or disposing of any of its assets or business, or from acquiring or agreeing to acquire any other entity or any assets thereof, if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its subsidiaries. In addition, the Agreement includes certain other restrictions applicable to the conduct of the business of either GFC or Regions prior to consummation of the Merger, as described below.

     GFC. GFC has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior written consent of Regions. Generally, GFC has agreed that it will not:

     (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of GFC or the Bank;

     (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 (for GFC and the Bank on a consolidated basis) except in the ordinary course of the business of GFC and the Bank consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank or the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock held by GFC or the Bank of any lien or permit any such lien to exist;

     (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of GFC or the Bank, or declare or pay any dividend or make any other distribution in respect of GFC Common Stock; provided that GFC may (to the extent legally able to do so), but shall not be obligated to, declare and pay regular annual cash dividends on the GFC Common Stock at an amount not to exceed 35% of GFC's net income after taxes, in no event to exceed $.98 per share;

     (d) except pursuant to the exercise of stock options outstanding as of the date of the Agreement and pursuant to the terms thereof in existence on the date of the Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of GFC Common Stock or any other capital stock of GFC or the Bank, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock;

     (e) adjust, split, combine, or reclassify any capital stock of GFC or the Bank or issue or authorize the issuance of any other securities in respect of or in substitution for shares of GFC Common Stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of the Bank or any Assets having in the aggregate a book value in excess of $100,000, other than in the ordinary course of business for reasonable and adequate consideration;

     (f) acquire direct or indirect control over, or invest in equity securities of, any entity, other than in connection with foreclosures in the ordinary course of business, or acquisitions of control by GFC in its fiduciary capacity;

     (g) grant any increase in compensation or benefits to the employees or officers of GFC or the Bank except as previously disclosed to Regions or as required by law; pay any bonus except pursuant to the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of the Agreement and previously disclosed to Regions; enter into or amend any severance agreements with officers of GFC or the Bank except as previously disclosed to Regions; grant any increase in fees or other increases in compensation or other benefits to directors of GFC or the Bank;

     (h) enter into or amend any employment contract between GFC or the Bank and any person (unless such amendment is required by law) that GFC or the Bank does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Date;

     (i) except as previously disclosed to Regions, adopt any new employee benefit plan or program of GFC or the Bank or make any material change in or to any existing employee benefit plans or programs of GFC or the Bank other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan;

     (j) make any significant change in any accounting methods, principles, or practices or systems of internal accounting controls, except as may be necessary to conform to changes in regulatory accounting requirements or generally accepted accounting principles ("GAAP");

     (k) with certain exceptions, commence or settle any litigation for money damages in excess of $25,000; or

     (l) except in the ordinary course of business, enter into or terminate any material contract or make any change in any material lease or contract.

     In addition, GFC has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. GFC also has agreed not to negotiate with respect to any such proposal, provide nonpublic information to any party making such a proposal, or enter into any agreement with respect to any such proposal, except in compliance with the fiduciary obligations of its Board of Directors. In addition, GFC has agreed to use reasonable efforts to cause its advisors and other representatives not to engage in any of the foregoing activities.

     Regions. Regions has agreed, until the earlier of the Effective Date or termination of the Agreement, not to amend its certificate of incorporation or bylaws in any manner which is adverse to, and discriminates against, the holders of GFC Common Stock, without the prior written consent of GFC.

MANAGEMENT FOLLOWING THE MERGER

Consummation of the Merger will not alter the present officers and directors of Regions. Information concerning the management of Regions is included in the documents incorporated herein by reference. See "Documents Incorporated by Reference." Regions anticipates combining the Bank with its principal banking subsidiary some time in 1998. Regions anticipates that the present officers and directors of the Bank would continue in their respective capacities for the Bank. O. Perry Earle, III and Robert M. Austell have each executed employment agreements with Regions to become effective upon consummation of the Merger.
Mr. Earle's employment agreement provides that Mr. Earle will serve as Chairman of the Board of Directors of the Bank until January 1, 2003, and Chief Executive Officer of the Bank until January 1, 2000. Mr. Austell's employment agreement provides that he will serve as President of the Bank until January 1, 2001.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The Agreement generally provides that Regions will, and will cause GFC to, indemnify each person entitled to indemnification from GFC or the Bank,as the case may be, to the full extent permitted by South Carolina law and by GFC's Articles of Incorporation or Bylaws or the rights otherwise in effect on the date of the Agreement, for six years from the Effective Date with respect to matters occurring at or prior to the Effective Date.

     The Agreement also provides that, after the Effective Date, Regions will provide generally to officers and employees of GFC and its subsidiaries who, at or after the Effective Date, become officers or employees of Regions or its subsidiaries, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock) on terms and conditions that, taken as a whole, are substantially similar to those currently provided by Regions and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with GFC or its subsidiaries prior to the Effective Date will be treated as service with Regions or its subsidiaries. The Agreement further provides that Regions will cause GFC to honor all employment, severance, consulting, and other compensation contracts previously disclosed to Regions between GFC or its subsidiaries and any current or former director, officer, or employee, and all provisions for vested amounts earned or accrued through the Effective Date under GFC's benefit plans.

     As described above under " -- Treatment of GFC Options," the Agreement also provides that all rights with respect to GFC Common Stock pursuant to stock options granted by GFC under its stock option and other stock-based compensation plans which are outstanding at the Effective Date, whether or not then exercisable, will be converted into and will become rights with respect to Regions Common Stock, and Regions will assume each of such options in accordance with its terms.

     As of the Record Date, directors and executive officers of GFC owned 500 shares of Regions Common Stock.

DISSENTING STOCKHOLDERS

     Pursuant to the provisions of Chapter 13 of the South Carolina Act, if the Merger is consummated, any holder of GFC Common Stock who (i) gives to GFC, prior to the vote at the Special Meeting with respect to the approval of the Agreement, written notice of such holder's intent to demand payment for such holder's shares, and (ii) does not vote in person in favor thereof, shall be entitled to receive, upon compliance with the statutory requirements summarized below, the fair value of such holder's shares as of the Effective Date, excluding any appreciation or depreciation in anticipation of the Merger.

     A stockholder of record may assert dissenters' rights as to fewer than all the shares registered in such holder's name only if such holder dissents with respect to all shares beneficially owned by any one beneficial stockholder and such holder notifies GFC in writing of the name and address of each person on whose behalf such holder asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares as to which such holder dissents and such holder's other shares were registered in the names of different stockholders. A beneficial stockholder asserting dissenters' rights to shares held on such holder's behalf shall notify GFC in writing of the name and address of the record stockholder of the shares, if known.

     The written objection requirement referred to above will not be satisfied under the South Carolina statutory provisions by merely voting against approval of the Agreement by proxy or in person at the Special Meeting. In addition to not voting in person in favor of the Agreement, a stockholder wishing to preserve the right to dissent and seek appraisal must give a separate written notice of such holder's intent to demand payment for such holder's shares if the Merger is effected, as hereinabove provided.

     Any written objection to the Agreement satisfying the requirements discussed above should be addressed as follows: Greenville Financial Corporation, 290 South Pleasantburg Drive, Greenville, South Carolina, 29607,
Attention: Corporate Secretary.

     If the Merger is authorized at the Special Meeting, GFC must deliver a written dissenters' notice (the "Dissenters' Notice") to all holders of GFC Common Stock who satisfied the foregoing requirements. The Dissenters' Notice must be sent within ten days after the Effective Date and must (i) state where the demand for payment must be sent and where certificates for shares of GFC Common Stock must be deposited, (ii) inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received, (iii) supply a form for demanding payment that includes the date of the first announcement to news media or to stockholders of the terms of the Merger and requires that the person asserting dissenters' rights certify whether or not such person, or if a nominee asserting dissenters' rights on behalf of a beneficial stockholder, the beneficial stockholder acquired beneficial ownership of the shares before that date, (iv) set a date by which GFC must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters' Notice is delivered), (v) set a date by which certificates for certificated shares must be deposited, which may not be earlier than 20 days after the demand date, and (vi) be accompanied by a copy of Chapter 13 of the South Carolina Act.

     A stockholder of record who receives the Dissenters' Notice must demand payment, certify whether such holder (or the beneficial stockholder on whose behalf such holder is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the Dissenters' Notice, and deposit such holder's certificates in accordance with the Dissenters' Notice. Such stockholder will retain all other rights of a stockholder until those rights are canceled or modified by the consummation of the Merger. A stockholder who does not comply substantially with the requirements that such holder demand payment and deposit such holder's share certificates where required, each by the date set in the Dissenters' Notice, is not entitled to payment for such holder's shares under Chapter 13.

     Except as described below, the surviving corporation resulting from the Merger must, within ten days of the receipt of a payment demand, pay to each dissenting stockholder who complied with the payment demand and deposit requirements described above the amount the surviving corporation estimates to be the fair value of such holder's shares, plus accrued interest from the Effective Date. Such payment must be accompanied by (i) certain recent GFC financial statements, (ii) the surviving corporation's estimate of the fair value of the shares and an explanation how the fair value was calculated, (iii) an explanation of how the interest was calculated, (iv) a statement of the dissenter's right to demand additional payment under Section 33-13-280 of the South Carolina Act, and (v) a copy of Chapter 13 of the South Carolina Act.

     The surviving corporation may elect to withhold such payment from a dissenter as to any shares of which such dissenter (or the beneficial owner on whose behalf such dissenter is asserting dissenters' rights) was not the beneficial owner on the date set forth in the Dissenters' Notice as the date of the first announcement to news media or to stockholders of the terms of the proposed Merger, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement. To the extent the surviving corporation elects so to withhold payment, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of such dissenter's demand. The surviving corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 33-13-280.

     Section 33-13-280 of the South Carolina Act provides that a dissenting stockholder may notify the surviving corporation in writing of such holder's own estimate of the fair value or such holder's shares and the interest due, and may demand payment of such holder's estimate (less any payment already received), if
(i) such holder believes that the amount offered by the surviving corporation is less than the fair value of such holder's shares or that the interest due has been calculated incorrectly, or (ii) the surviving corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment. A dissenting stockholder waives such holder's right to demand payment under
Section 33-13-280 unless such holder notifies the surviving corporation of such holder's demand in writing within 30 days after the surviving corporation makes or offers payment for such holder's shares.

     If a demand for payment under Section 33-13-280 remains unsettled, the surviving corporation must commence a proceeding in the Circuit Court of Greenville County, South Carolina, within 60 days after receiving the demand for additional payment and must petition the court to determine the fair value of the shares and accrued interest. If the surviving corporation does not commence the proceeding within those 60 days, it is required to pay each dissenting stockholder whose demand remains unsettled, the amount demanded. The surviving corporation is required to make all dissenting stockholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each dissenting stockholder. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of such dissenter's shares, plus interest, exceeds the amount paid by the surviving corporation.

     The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against the surviving corporation, except that the court may assess the costs against all or some of the dissenting stockholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280. The court also may assess the fees and expenses of attorneys and experts for the respective parties against the surviving corporation if the court finds the surviving corporation did not substantially comply with the requirements of specified provisions of Chapter 13 of the South Carolina Act, or against either the surviving corporation or a dissenting stockholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Chapter 13 of the South Carolina Act.

     If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the surviving corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

     In a proceeding commenced by dissenters to enforce the liability under
Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the surviving corporation and in favor of the dissenters.

     The foregoing is a summary of the material rights of a dissenting stockholder of GFC, but is qualified in its entirety by reference to Chapter 13 of the South Carolina Act, included in Appendix C to this Proxy Statement/Prospectus. Any GFC stockholder who intends to dissent from approval of the Agreement should carefully review the text of such provisions and should also consult with such holder's attorney. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to GFC stockholders, except as indicated above or otherwise required by law.

     Any dissenting GFC stockholder who perfects such holder's right to be paid the value of such holder's shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes.
See "Certain Federal Income Tax Consequences of the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     THE FOLLOWING IS A SUMMARY OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY IS BASED ON THE FEDERAL INCOME TAX LAWS NOW IN EFFECT AND AS CURRENTLY INTERPRETED; IT DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES IN SUCH LAWS OR INTERPRETATIONS, INCLUDING AMENDMENTS TO APPLICABLE STATUTES OR REGULATIONS OR CHANGES IN JUDICIAL OR ADMINISTRATIVE RULINGS, SOME OF WHICH MAY HAVE RETROACTIVE EFFECT. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS (FOR EXAMPLE, AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES, INSURANCE COMPANIES, AND CORPORATIONS, AMONG OTHERS). NOR DOES THIS SUMMARY ADDRESS ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE, OR FOREIGN TAX LAWS. STOCKHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

     A federal income tax ruling with respect to this transaction was not requested from the Internal Revenue Service. Instead, consummation of the Merger is conditioned upon receipt by Regions and GFC of an opinion from Alston & Bird, special counsel to Regions, concerning certain federal income tax consequences of the proposed Merger under federal income tax law. Based upon representations made by Regions and GFC, it is such firm's opinion that:

     (a) Provided the Merger qualifies as a statutory merger under the Delaware GCL and the South Carolina Act, the Merger will be a reorganization within the meaning of Section 368(a) of the Code. GFC and Regions will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

     (b) The stockholders of GFC will recognize no gain or loss upon the exchange of their GFC Common Stock solely for shares of Regions Common Stock.

     (c) The aggregate tax basis of the Regions Common Stock received by the GFC stockholders in the Merger will, in each instance, be the same as the aggregate tax basis of the GFC Common Stock surrendered in exchange therefor, less the basis of any fractional share of Regions Common Stock settled by cash payment.

     (d) The holding period of the Regions Common Stock received by the GFC stockholders will, in each instance, include the period during which the GFC Common Stock surrendered in exchange therefor was held, provided that the GFC Common Stock was held as a capital asset on the date of the exchange.

     (e) The payment of cash to GFC stockholders in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code.

     (f) Where solely cash is received by a GFC stockholder in exchange for GFC Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's GFC Common Stock, subject to the provisions and limitations of Section 302 of the Code.

     THE TAX OPINION DOES NOT ADDRESS ANY STATE, LOCAL, FOREIGN, OR OTHER TAX CONSEQUENCES OF THE MERGER. GFC STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX CONSEQUENCES UNDER STATE, LOCAL, OR FOREIGN LAW.

ACCOUNTING TREATMENT

     It is anticipated that the Merger will be accounted for as a pooling of interests as that term is used pursuant to GAAP, for accounting and financial reporting purposes. Under the pooling-of-interests method of accounting, assets, liabilities, and equity of the acquired company are carried forward to the combined entity at their stated amounts. See "Summary--Comparative Per Share Data."

EXPENSES AND FEES

     The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions will bear and pay the filing fees and printing costs in connection with this Proxy Statement/Prospectus.

RESALES OF THE REGIONS COMMON STOCK

     The Regions Common Stock to be issued to GFC stockholders in the Merger has been registered under the Securities Act, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with, GFC (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors, and 10% stockholders) at the time of the Special Meeting. Affiliates may not sell shares of Regions Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with SEC Rule 145 or in accordance with a legal opinion satisfactory to Regions that such sale or transfer is otherwise exempt from the Securities Act registration requirements.

     The following persons have delivered to Regions a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any Regions Common Stock to be received by such person upon consummation of the Merger, except in compliance with the Securities Act and the rules and regulations of the SEC promulgated thereunder: Robert M. Austell, O. Perry Earle, III, Frank H. Gibbes, III, H. Neel Hipp, Jr., Julian G. Hunt, Gerald W. King, David A. Merline, and Betsy S. Terry.


                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

     As a result of the Merger, holders of GFC Common Stock will be exchanging their shares of a South Carolina corporation governed by the South Carolina Act and GFC's Articles of Incorporation, as amended (the "Articles"), and Bylaws, for shares of Regions, a Delaware corporation governed by the Delaware GCL and Regions' Certificate of Incorporation (the "Certificate") and Bylaws. Certain significant differences exist between the rights of GFC stockholders and those of Regions stockholders. The differences deemed material by GFC and Regions are summarized below. In particular, Regions' Certificate and Bylaws contain several provisions that may be deemed to have an antitakeover effect in that they could impede or prevent an acquisition of Regions unless the potential acquirer has obtained the approval of Regions' Board of Directors. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of stockholders and their respective entities, and it is qualified in its entirety by reference to the South Carolina Act and the Delaware GCL as well as to Regions' Certificate and Bylaws and GFC's Articles and Bylaws.

ANTITAKEOVER PROVISIONS GENERALLY

     The provisions of Regions' Certificate and Bylaws described below under the headings, "--Authorized Capital Stock," "--Amendment of Certificate of Incorporation and Bylaws," "--Classified Board of Directors and Absence of Cumulative Voting," "--Removal of Directors," "--Limitations on Director Liability," "--Special Meetings of Stockholders," "--Actions by Stockholders Without a Meeting," "--Stockholder Nominations and Proposals," and "--Mergers, Consolidations, and Sales of Assets Generally," and the provisions of the Delaware GCL described under the heading "--Business Combinations With Certain Persons," are referred to herein as the "Protective Provisions." In general, one purpose of the Protective Provisions is to assist Regions' Board of Directors in playing a role in connection with attempts to acquire control of Regions, so that the Board can further and protect the interests of Regions and its stockholders as appropriate under the circumstances, including, if the Board determines that a sale of control is in their best interests, by enhancing the Board's ability to maximize the value to be received by the stockholders upon such a sale.

     Although Regions' management believes the Protective Provisions are, therefore, beneficial to Regions' stockholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, Regions' stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, Regions may be able to avoid those expenditures of time and money.

     The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of Regions Common Stock temporarily, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of Regions Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Regions through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for Regions' stockholders to replace the Board of Directors or management, even if a majority of the stockholders believes such replacement is in the best interests of Regions. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK

     Regions. The Certificate authorizes the issuance of up to 240,000,000 shares of Regions Common Stock, of which 136,820,461 shares were issued, including 500,000 treasury shares as of September 30, 1997, and 5,000,000 shares of preferred stock, none of which are outstanding. Regions' Board of Directors may authorize the issuance of additional shares of Regions Common Stock or preferred stock without further action by Regions' stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Regions' capital stock may be listed. The Certificate does not provide preemptive rights to Regions stockholders.

     The authority to issue additional shares of Regions capital stock provides Regions with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Regions Common Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Regions. In addition, the sale of a substantial number of shares of Regions Common Stock to persons who have an understanding with Regions concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Regions Common Stock (or the right to receive Regions Common Stock) to Regions stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Regions. Regions has committed not to issue shares of preferred stock for any anti-takeover purpose, including any purpose to make a change in control of Regions more costly or difficult.

      GFC. GFC's authorized capital stock consists of 2,000,000 shares of GFC Common Stock, which is the only class of capital stock authorized and of which 796,022 shares were issued and outstanding as of the Record Date.

     Pursuant to the South Carolina Act, GFC's Board of Directors may authorize the issuance of additional shares of GFC Common Stock without further action by GFC's stockholders. GFC's Articles, as amended, do not provide the stockholders of GFC with preemptive rights to purchase or subscribe to any unissued authorized shares of GFC Common Stock or any option or warrant for the purchase thereof.

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS

     Regions. The Delaware GCL generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (i) all shares entitled to vote thereon and (ii) the shares of each class of stock entitled to vote thereon as a class is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. The Certificate states that its provisions regarding authorized capital stock, election, classification, and removal of directors, the approval required for certain business combinations, meetings of stockholders, and amendment of the Certificate and Bylaws may be amended or repealed only by the affirmative vote of the holders of at least 75% of the outstanding shares of Regions Common Stock.

     The Certificate also provides that the Board of Directors has the power to adopt, amend, or repeal the Bylaws. Any action taken by the stockholders with respect to adopting, amending, or repealing any Bylaws may be taken only upon the affirmative vote of the holders of at least 75% of the outstanding shares of Regions Common Stock.

      GFC. The South Carolina Act generally provides that a South Carolina corporation's articles of incorporation may be amended by the affirmative vote of at least two-thirds of the shares entitled to vote thereon, except that articles of incorporation may provide for a higher or lower voting requirement, but not less than a majority of the shares outstanding and entitled to vote. GFC's Articles provide that those provisions in the Articles restricting certain business combinations with a major stockholder may be amended only by the affirmative vote of at least 80% of the outstanding voting shares and at least 80% of the voting shares held by stockholders other than a major stockholder. Otherwise the Articles do not specify a higher or lower voting requirement for amendment of the Articles than provided by the South Carolina Act.

     The Articles also provide that the Board of Directors has the power to adopt, alter, amend, or repeal the Bylaws, subject to the power the stockholders to alter, amend, or repeal the Bylaws and to adopt new Bylaws. Under the South Carolina Act the Bylaws may be adopted, altered, amended, or repealed by a majority vote of the board of directors or the stockholders, as the case may be.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

     Regions. The Certificate provides that Regions' Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office.

     The effect of Regions' having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year; consequently, two annual meetings are effectively required for Regions' stockholders to change a majority of the members of the Board.

     Pursuant to the Certificate, each stockholder generally is entitled to one vote for each share of Regions stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to cast all of such holder's votes in favor of one candidate or to distribute such holder's votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of Regions Common Stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Regions Common

Stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting, therefore, could make it more difficult for a stockholder who acquires less than a majority of the shares of Regions Common Stock to obtain representation on Regions' Board of Directors.

      GFC. GFC's Articles generally provide for a classified board of directors with three classes, and provide that voting stock does not have cumulative voting rights.

REMOVAL OF DIRECTORS

     Regions. Under the Certificate, any director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of Regions' voting stock.

      GFC. Pursuant to GFC's Bylaws, a director may be removed only for cause at a meeting of stockholders with respect to which notice of the purpose to remove one or more directors has been given, by the affirmative vote of the holders of a majority of the outstanding shares of GFC voting stock. The Bylaws define "cause" to be limited to fraudulent or dishonest acts, or gross abuse of authority, and further provide that cause may be established only after written notice of specific charges and opportunity to meet and refute such charges.

LIMITATIONS ON DIRECTOR LIABILITY

     Regions. The Certificate provides that a director of Regions will have no personal liability to Regions or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a stockholder who has a valid claim that a director acted in violation of such director's duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefitted Regions and its stockholders. The SEC has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

      GFC. The South Carolina Act provides that a director is not liable for any action taken, or any failure to take any action, if such director performed the duties of a director in compliance with the South Carolina Act.

INDEMNIFICATION

     Regions. The Certificate provides that Regions will indemnify its officers, directors, employees, and agents to the full extent permitted by the Delaware GCL. Under Section 145 of the Delaware GCL as currently in effect, other than in actions brought by or in the right of Regions, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Regions, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Regions, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Regions has been successful on the merits or otherwise in defense of any action, suit, or proceeding, as discussed herein, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection therewith.

      GFC. GFC's Articles in conjunction with the South Carolina Act provide for indemnification of its directors, officers, employees, and agents in substantially the same manner and with substantially the same effect as in the case of Regions.

SPECIAL MEETINGS OF STOCKHOLDERS

     Regions. Regions' Certificate and Bylaws provide that special meetings of stockholders may be called at any time, but only by the chief executive officer, the secretary, or the Board of Directors of Regions. Regions stockholders do not have the right to call a special meeting or to require that Regions' Board of Directors call such a meeting. This provision, combined with other provisions of the Certificate and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of Regions' Board of Directors by calling a special meeting of stockholders at which such stockholder could replace the entire Board with nominees who were in favor of such proposal.

      GFC. Under GFC's Bylaws, a special meeting of GFC stockholders may be called at any time by the President, the Chairman of the Board, a majority of the Board of Directors, or the holders of not less than 10% of the shares of GFC Common Stock entitled to vote at such meeting.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

     Regions. The Certificate provides that any action required or permitted to be taken by Regions stockholders must be effected at a duly called meeting of stockholders and may not be effected by any written consent by the stockholders. These provisions would prevent stockholders from taking action, including action on a business combination, except at an annual meeting or special meeting called by the Board of Directors, chief executive officer, or secretary, even if a majority of the stockholders were in favor of such action.

      GFC. Under the South Carolina Act any action requiring or permitting stockholder approval may be approved without a meeting by written consent of all the stockholders entitled to vote on the matter.

STOCKHOLDER NOMINATIONS

     Regions. Regions' Certificate and Bylaws provide that any nomination by stockholders of individuals for election to the Board of Directors must be made by delivering written notice of such nomination (the "Nomination Notice") to the Secretary of Regions not less than 14 days nor more than 50 days before any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to stockholders, the Nomination Notice must be delivered to the Secretary of Regions not later than the seventh day following the day on which notice of the meeting was mailed to stockholders. The Nomination Notice must set forth certain background information about the persons to be nominated, including information concerning (i) the name, age, business, and, if known, residential address of each nominee, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of Regions capital stock beneficially owned by each such nominee. The Board of Directors is not required to nominate in the annual proxy statement any person so proposed; however, compliance with this procedure would permit a stockholder to nominate the individual at the stockholders' meeting, and any stockholder may vote such holder's shares in person or by proxy for any individual such holder desires.

     GFC. GFC's Articles and Bylaws do not include any provisions governing or restricting stockholder nominations and proposals.

MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS GENERALLY

     Regions. The Certificate generally requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, or (ii) any sale or lease of any substantial part of the assets of Regions to any party that beneficially owns 5.0% or more of the outstanding shares of Regions voting stock, unless the transaction was approved by Regions' Board of Directors before the other party became a 5.0% beneficial owner or is approved by 75% or more of the Board of Directors after the party becomes such a 5.0% beneficial owner. In addition, the Delaware GCL generally requires the approval of a majority of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, (ii) any sale, lease, or exchange of all or substantially all of Regions property and assets, or (iii) the dissolution of Regions. However, pursuant to the Delaware GCL, Regions may enter into a merger transaction without stockholder approval if (i) Regions is the surviving corporation, (ii) the agreement of merger does not amend in any respect Regions' Certificate, (iii) each share of Regions stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Regions after the effective date of the merger, and (iv) either no shares of Regions Common Stock and no shares, securities, or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of Regions Common Stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities, or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Regions Common Stock outstanding immediately prior to the effective date of the merger.

      GFC. The South Carolina Act provides that certain categories of corporate transactions, including mergers, consolidations, share exchanges, and sale of all or substantially all of a corporation's assets, must be approved by the board of directors and recommended to the stockholders by the board of directors, and approved by the holders of at least two-thirds of the corporation's voting stock. A corporation's articles of incorporation may provide for a higher or lower voting requirement, but not less than a majority of the voting stock. The Articles to not provide for a higher or lower voting requirement except with respect to certain business combinations with a major stockholder. See "--Business Combinations with Certain Persons."

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

     Regions. Section 203 of the Delaware GCL ("Section 203") places certain restrictions on "business combinations" (as defined in Section 203 to include, generally, mergers, sales and leases of assets, issuances of securities, and similar transactions) by Delaware corporations with an "interested stockholder" (as defined in Section 203 to include, generally, the beneficial owner of 15% or more of the corporation's outstanding voting stock). Section 203 generally applies to Delaware corporations, such as Regions, that have a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders, unless the corporation expressly elects in its certificate of incorporation or bylaws not to be governed by
Section 203.

     Regions has not specifically elected to avoid the application of Section
203. As a result, Section 203 generally would prohibit a business combination by Regions or a subsidiary with an interested stockholder within three years after the person or entity becomes an interested stockholder, unless (i) prior to the time when the person or entity becomes an interested stockholder, Regions' Board of Directors approved either the business combination or the transaction pursuant to which such person or entity became an interested stockholder, (ii) upon consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder held at least 85% of the outstanding Regions voting stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or (iii) once the person or entity becomes an interested stockholder, the business combination is approved by Regions' Board of Directors and by the holders of at least two-thirds of the outstanding Regions voting stock, excluding shares owned by the interested stockholder.

      GFC. The Articles provide that certain business combination transactions with a major stockholder may not be consummated unless approved by the affirmative vote of at least 80% of the outstanding voting shares and at least 80% of the voting shares held by stockholders other than a major stockholder. Absent such provision, the South Carolina Act would require approval of at least two-thirds of a corporation's voting stock. The Merger is not subject to such provision in the Articles because Regions is not a major stockholder of GFC.

DISSENTERS' RIGHTS

     Regions. The rights of dissenting stockholders of Regions are governed by the Delaware GCL. Pursuant thereto, except as described below, any stockholder has the right to dissent from any merger of which Regions could be a constituent corporation. No appraisal rights are available, however, for (i) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders or (ii) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that will be listed at the effective date of the merger on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of stock described in clause (a) or (b) immediately above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through (c) immediately above. Because Regions Common Stock is quoted on the Nasdaq National Market and is held of record by more than 2,000 stockholders, unless the exception described immediately above applies, holders of Regions Common Stock do not have dissenters' rights.

      GFC. The rights of dissenting stockholders under South Carolina law are generally similar to those afforded under the Delaware GCL. The applicable provisions of the South Carolina Act are included in this Proxy
Statement/Prospectus and Appendix C, and are summarized under the caption "Description of the Transaction--Dissenting Stockholders."

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

     Regions. The Delaware GCL provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

      GFC. Pursuant to the South Carolina Act, upon written notice of a demand to inspect corporate records, a stockholder is entitled to inspect specified corporate records, including articles of incorporation and bylaws, minutes of stockholder meetings and certain resolutions adopted at director meetings for the preceding 10 years, stockholder list, stockholder communications, list of directors and officers, and annual report to the department of revenue and taxation. A holder of at least 1% of the outstanding stock is entitled to examine tax returns. Upon written demonstration of a proper purpose, a stockholder may be entitled to inspect other specified corporate records, including accounting and stockholder records.

DIVIDENDS

     Regions. The Delaware GCL provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Regions are derived from its subsidiary depository institutions. There are various statutory limitations on the ability of Regions' subsidiary depository institutions to pay dividends to Regions. See "Certain Regulatory Considerations--Payment of Dividends."

      GFC. Pursuant to the South Carolina Act, a board of directors may from time to time make distributions to its stockholders, subject to restrictions in its articles of incorporation, provided that no distribution may be made if, after giving it effect, (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets would be less than its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.


                     COMPARATIVE MARKET PRICES AND DIVIDENDS

     Regions Common Stock is quoted on the Nasdaq National Market under the symbol "RGBK." GFC Common Stock is not traded in any established market. The following table sets forth, for the indicated periods, the high and low closing sale prices for Regions Common Stock as reported on the Nasdaq National Market, the high and low prices for GFC Common Stock and the cash dividends declared per share of Regions Common Stock and GFC Common Stock for the indicated periods. The prices indicated for GFC are based on prices quoted for GFC Common Stock on the local over-the-counter market; however, for the indicated period there has been only a very limited number of transactions and all such transactions have involved limited numbers of shares in GFC Common Stock in the indicated periods, and no assurance can be given that the indicated prices represent the actual market value of the GFC Common Stock. The amounts indicated have been adjusted to reflect a 2-for-1 stock split effected by Regions on June 13, 1997, and a 2-for-1 stock split effected by GFC on June 18, 1996.

                                        REGIONS                                             GFC
                                 PRICE RANGE    CASH DIVIDENDS                     PRICE RANGE      CASH DIVIDENDS
                                                   DECLARED                                            DECLARED
                                HIGH      LOW      PER SHARE                     HIGH          LOW     PER SHARE
                                ----      ---      ---------                     ----          ---     ---------
1995
First Quarter ................$ 18.25      $ 15.82  $ .165                        $ 9.50      $ 8.75   $  --
Second Quarter................  18.72        17.25    .165                         10.00        8.75     .35
Third Quarter.................  20.63        18.50    .165                         11.00       10.00      --
Fourth Quarter................  22.44        19.82    .165                         12.25       11.00      --

1996
First Quarter ................  24.00        20.38    .175                         14.50       12.25      --
Second Quarter ...............  24.19        21.13    .175                         16.50       14.50     .50
Third Quarter.................  24.32        21.82    .175                         21.00       17.00      --
Fourth Quarter................  26.88        24.38    .175                         25.00       21.00      --

1997
First Quarter.................  30.94        25.69     .20                         25.50       25.00      --
Second Quarter................  33.25        27.38     .20                         25.50       24.75     .78
Third Quarter.................  39.13        32.06     .20                         32.00       25.50      --
Fourth Quarter (through
   December 19, 1997) ........

     On December 19, 1997, the last reported sale price of Regions Common Stock as reported on the Nasdaq National Market, and the most recent quoted price of GFC Common Stock on the local over-the-counter market, were $_______ and $_______, respectively. On August 20, 1997, the last business day prior to public announcement of the proposed Merger, the last reported sale price of Regions Common Stock as reported on the Nasdaq National Market, and the last reported price of GFC Common Stock, were $35.06 and $25.50, respectively.

     The holders of Regions Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Regions has paid regular quarterly cash dividends since 1971. Although Regions currently intends to continue to pay quarterly cash dividends on the Regions Common Stock, there can be no assurance that Regions' dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors.

     Regions is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary financial institutions, particularly Regions Bank in Alabama. Regions' subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Certain Regulatory Considerations--Payment of Dividends."

      GFC's dividend policy is to pay an annual dividend equal to approximately 35% of the prior year's after-tax earnings of the company.

              GFC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


GENERAL

         Greenville Financial Corporation derives all of its income from the Bank, its wholly-owned subsidiary.

         The largest component of the Bank's results of operations is net interest income. Net interest income represents the excess of interest and fees on loans, investments and federal funds sold, less interest expense on deposits and borrowings. Service charges and other fee income are also a major part of the Bank's income. Expenses such as salaries and benefits, occupancy cost, marketing cost, and the loan loss provision also affect net income.

INTEREST RATE SENSITIVITY

         The relationship between rate-sensitive earning assets and rate-sensitive interest bearing liabilities within given maturity ranges (known as interest rate sensitivity) can have an impact on the stability of the Bank's net interest income. Gap analysis is one method of assessing interest rate sensitivity. Under this method, the difference is referred to as the asset funding gap if earning assets exceed interest-sensitive liabilities, or the liability funding gap if interest-sensitive liabilities exceed earning assets.

         The Bank's Management and Board of Directors monitor interest rate sensitivity by comparing actual dollar changes in net interest income to budgeted goals. The following analysis indicates the rate sensitivity of earning assets and interest-bearing liabilities at September 30, 1997.

            INTEREST RATE SENSITIVITY ANALYSIS
            AS OF SEPTEMBER 30, 1997

                                       ---------------Repricing Within ---------------
                                       0-90 Days   91-365 Days   Over 1 year    Total
                                                   (in thousands)
    EARNING ASSETS:
         Loans                          $57,785       $ 3,515       $18,997   $ 80,297
         Securities and interest-           223         7,475        39,764     47,462
         bearing time deposits with
         other banks
         Federal funds sold                 729            --            --        729
                                        -------       -------       -------   --------
Total earning assets                     58,737        10,990        58,761    128,488

            INTEREST-BEARING LIABILITIES:

     Interest-bearing deposits     63,082      35,772     15,364    114,218
     Interest on FHLB notes            --          --     10,774     10,774
                                 --------    --------    -------   --------
   Total interest-bearing
   liabilities                     63,082      35,772     26,138    124,992

   Interest-sensitivity gap      $ (4,345)   $(24,782)   $32,623   $  3,496
                                 ========    ========    =======   ========
   Cumulative gap at
   September 30, 1997            $ (4,345)   $(29,127)   $ 3,496
                                 ========    =======     =======
   Cumulative gap at
   December 31, 1996             $  4,411    $(26,273)   $10,884
                                 ========    =======     =======

LIQUIDITY

         The Bank manages liquidity to insure that there is sufficient cash flow to satisfy demands for credit, deposit withdrawals, and other needs. Traditional sources of liquidity include asset maturities and growth in core deposits. Federal funds purchased and investment securities available for sale represent other major sources of funding. The Bank has available from correspondent banks, federal funds lines of credit totalling $6,000,000. Liquidity has not been a problem, nor does management expect that it will be, given the Bank's current liquidity position. The loan to asset ratio at September 30, 1997 and 1996, was 59 % and 56 %, respectively.

CAPITAL RESOURCES

         The Bank's capital is subject to regulatory requirements. Regulatory agencies measure capital adequacy within a framework that makes capital requirements sensitive to the risk profiles of individual banks. The Bank is required to maintain, at a minimum, a "Total Risk-Based Capital Ratio" of 8.0%, a "Tier 1 Capital Ratio" of 4.0 %, and a "Leverage Ratio" of at least 3.0 % plus an additional cushion of 100 to 200 basis points. At September 30, 1997, the Bank's Total Capital and Tier 1 Capital ratios were 12.42 % and 11.16 %, respectively. The Bank's Leverage Ratio was 7.37 %. Accordingly, the Bank has the capital levels to qualify as a "well capitalized" financial institution under the prompt corrective action regulations.

COMPARISON OF NINE MONTH AND THREE MONTH PERIODS ENDED SEPTEMBER 30,
         1997 AND 1996

         Net income for the quarter ended September 30, 1997 increased 25 % to $565,000 over the same quarter of 1996. For the nine month period ended September 30, 1997, net income increased 19 % to $1,540,000 over the same period in 1996.

         Net income growth in both the third quarter and first nine months of the year can be attributed primarily to a more profitable asset allocation, specifically more growth in outstanding loans, which is the Bank's highest earning asset. Additionally, fee income was significantly higher. Net interest income increased 13 % and fee income increased 14 % over the nine month period ended September 30, 1996, while overhead expenses increased only 8 % for the same period.

         Compared to September 30, 1996, total assets as of September 30, 1997 increased $10,375,000 or 8 % to $136,044,000. Net loans, which represent 58 % of assets, increased 14 %. At September 30, 1997, the reserve for loan losses was 1.83 % of outstanding loans and liquid assets represented 39 % of total assets.

DISCUSSION OF CHANGES IN FINANCIAL POSITION

      COMPARISON OF DECEMBER 31, 1996 AND DECEMBER 31, 1995

         Total assets increased $14,808,000, or 12 % from $123,408,000 at December 31, 1995 to $138,216,000 at December 31, 1996.

         The largest single asset category, net loans, increased $10,111,000, or 16 % from December 31, 1995, resulting in total loans, net of the loan loss allowance, of $71,876,000 at December 31, 1996. Strong increases were noted in commercial loans and residential mortgage loans.

         Loans are reviewed on a regular basis and are placed on nonaccrual status when, in the opinion of management, the collection of additional interest is doubtful. Generally, this occurs when either principal or interest is 90 or more days past due. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan. Real estate acquired by the Bank as a result of foreclosure is classified as other real estate owned until such time as it is sold. When such property is acquired, it is recorded at the lower of unpaid principal balance of the related loan or its fair market value less estimated cost to sell. Any writedown of the property subsequent to acquisiton is charged to operations.

         The following table presents information concerning loans with risk elements. Risk elements include (1) loans accounted for on a nonaccrual basis,
(2) accruing loans which are contractually past due 90 days or more as to principal or interest payment, (3) loans not included above which are troubled debt restructuring and (4) real estate acquired through foreclosure or repossession.

            NONPERFORMING ASSETS (IN THOUSANDS):

                              September 30,            December 31,
                               1997  1996    1996   1995  1994  1993    1992
Loans accounted for on
a nonaccrual
basis                           $ 31   $ 9   $114   $ 17   $24   $155   $133

Accruing loans which are
contractually past due 90
days or more as to prin-
cipal or interest pay-
ments                            552    21     38    138    70     60     56

Restructured loans (exclusive
of nonaccrual loans and
loans past due 90 days
or more)                          --    --     --     --    --     --     --

Real estate acquired through
foreclosure or repos-
session                           --    --     --     --    --     --     --
                                ----   ---   ----   ----   ---   ----   ----
Total                           $583   $30   $152   $155   $94   $215   $189
                                ====   ===   ====   ====   ===   ====   ====


         In making loans, the Bank recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, and in the case of a secured loan, the quality of the security of the loan. It is management's policy to maintain adequate allowances for estimated losses on loans and real estate acquired. Such allowances are based on, among other things, estimates of the historical loan loss experience, evaluation of economic conditions in general and in various sectors of the

Bank's client base, and periodic reviews of loan portfolio quality by Bank management. Specific allowances will be provided for individual loans where management considers the ultimate collection questionable after reviewing the current status of loans which are contractually past due and considering the net realizable value of the loan or guarantees, if applicable.

         The following analysis sets forth information with respect to the Bank's loan loss experience and loan loss allowance for the periods indicated.

            ANALYSIS OF LOAN LOSS EXPERIENCE (IN THOUSANDS):

                                       September 30     Year ended December 31,
                                      1997      1996     1996    1995     1994
Allowance for possible loan losses:
Balance, beginning of year            $1,287   $  998   $  998  $  761   $ 652

Loans charged off:
Real estate                               --       --       --      --      --
Consumer                                  97       18       18       7      --
   Commercial                             --       69       69      73     202
                                      ------   ------   ------   -----    ----
   Total                                  97       87       87      80     202

Recoveries:
Real estate                               --       --       --      31      --
Consumer                                   8       --       --       8      --
Commercial                                --        2        3      --      70
                                      ------   ------   ------   -----    ----
   Total                                   8        2        3      39      70

Net loans charged off (recovered):
Real estate                               --       --       --     (31)     --
Consumer                                  89       18       18      (1)     --
Commercial                                --       67       66      73     132
                                      ------   ------   ------   -----    ----
   Total                                  89       85       84      41     132

   Provision charged to expense          269      280      373     278     241
                                      ------   ------   ------   -----    ----
   Balance at end of period           $1,467   $1,193   $1,287   $ 998    $761
                                      ======   ======   ======   =====    ====

                                               <C.
          Net charge-offs (recoveries)
          as percent of average loans
          outstanding during the
          period (1)                     .15%     .10%    .11%     .07%    .28%
                                       =====   ======   =====    =====   =====

          (1) Interim periods are annualized

         The Company's securities portfolio increased to $52,241,000 at December 31, 1996, an increase of 12 % from December 31, 1995. The Bank classifies U. S. Treasuries and U. S. Government Agencies as available for sale and all other investments as held to maturity. Growth over 1995 was primarily due to purchases in the U. S. Agencies and Collateralized Mortgage Obligations categories.

         In keeping with the Bank's plan to offer longer term fixed rate loans to clients, the Bank continued participation in the Federal Home Loan Bank's
(FHLB) match funded loan program. This participation, which required that FHLB stock be owned in proportion to advances obtained through the FHLB, resulted in an increase of $359,000 in FHLB capital stock. FHLB capital stock was $1,278,000 at December 31, 1996, an increase of 39 % over the December 31, 1995 level.

         Other assets increased to $413,000 at December 31, 1996, a 165 % increase over $156,000 at December 31, 1995. This change was primarily due to an increase in deferred tax benefits associated with tax and financial reporting temporary timing differences.

         Total deposits increased $9,786,000 , or 9 %. The increase resulted primarily from a deposit promotion in the interest-bearing checking account category of deposits.

         Notes payable to Federal Home Loan Bank increased 42 % to $11,836,000 at December 31, 1996. The proceeds of these notes were used to assist the Bank in providing longer term fixed rate loans to clients.

         Shareholders' equity increased $1,393,000 from December 31, 1995 to December 31, 1996. In 1996, additions to shareholders' equity included net income for the period of $1,767,000 and the exercise of stock options in the amount of $159,000 pursuant to the Company's stock option plan. Partially offsetting these additions, were the declaration and payment of a cash dividend of $394,000 and a net decrease of $141,000 in unrealized holding gain on securities available for sale.

DISCUSSION OF RESULTS OF OPERATIONS

         COMPARISON OF PERIODS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

         For the year ended December 31, 1996, the Company recorded net income of $1,767,000, an increase of 32 % over prior year's earnings of $1,334,000. This favorable increase in net income was due primarily to an increase in net interest income, a substantial decrease in the FDIC insurance assessment and management's containment of overhead costs.

         INTEREST INCOME, INTEREST EXPENSE AND NET INTEREST INCOME

         Net interest income, the amount by which interest earned on assets exceeds the amount of interest expense on interest-bearing deposits and other funds, is the largest component of the Company's income.

         Net interest income increased $817,000, or 19 % to $5,132,000 for the year ended December 31, 1996. This improvement resulted from more profitable allocation of excess funds into the higher earning assets of loans and securities. Interest income on loans increased 20 % from $5,701,000 to $6,840,000 while interest income on securities increased 32 % to $3,081,000 in 1996. The average yield, including fees, on loans for 1996 was 10.06 % compared to 10.38 % in 1995, while the average yield on securities was 6.23 % in 1996 compared to 5.64 % in 1995.

         Interest expense on deposits increased 20 % to $4,227,000 in 1996 compared to $3,527,000 in 1995. This increase results primarily from the Company's 1996 promotion on interest-bearing deposits. The average cost of interest-bearing deposits was 3.79 % in 1996 compared to 3.69 % in 1995.

         Interest expense on notes payable to Federal Home Loan Bank increased to $703,000, or 83 % in 1996 due to the Company's increased utilization of the FHLB loan program.

         PROVISION AND ALLOWANCE FOR LOAN LOSSES

         The provision for possible loan losses for the year ended December 31, 1996 was $373,000 compared to $278,000 in 1995, a 34 % increase. At December 31, 1996, the Company's allowance for loan losses was 1.76 % of outstanding loans. For 1996, the Company's net loan losses as a percentage of outstanding loans at December 31, 1996 was .11 %, compared to .07 % of outstanding loans at December 31, 1995. Nonperforming loans were .25 % of the loan portfolio in 1996 and in 1995.

         NONINTEREST INCOME

         Noninterest income increased 35 % in 1996 to $563,000. There were no losses on sale of securities in 1996 compared to losses of $83,000 in 1995. Additionally, other income increased 76 % over 1995 primarily due to an increase of $36,000 in fees on brokered loans.

         NONINTEREST EXPENSES

         Total noninterest expense increased $163,000, or only 7 % in 1996. This modest increase reflects a 98 %, or $ $95,000 reduction in the Bank's FDIC insurance assessment and management's continued emphasis in keeping overhead costs down. The two largest components of noninterest expense include salaries and employee benefits, which increased 10 % in 1996, and occupancy expense, which increased 27 % in 1996, due primarily to an increase in depreciation expense on furniture and equipment.

         INCOME TAXES

         As a result of the 35 % increase in taxable income in 1996, the Company incurred income tax expense of $960,000 compared to income tax expense of $689,000 in 1995. Tax rates were 35.2 % and 34.1 % in 1996 and 1995, respectively.

         COMPARISON OF PERIODS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994

         The Company's consolidated net income for the year ended December 31, 1995 was $1,334,000, a 51 % increase over 1994 net income of $881,000.
Contributing to the increase were an increase in the loan portfolio and associated interest income, a reduction in the FDIC insurance assessment and aggressive overhead management.

         INTEREST INCOME, INTEREST EXPENSE AND NET INTEREST INCOME

         The Company's net interest income increased 26 % to $4,315,000 for the year ended December 31, 1995 compared to $3,413,000 for the year ended December 31, 1994. Total interest income increased $2,355,000 or 40 % to $8,267,000 in 1995 compared to $5,912,000 in 1994. The increase was attributed to a 40 % increase in loan income and a 41 % increase in securities interest income. Average yields on loans and securities were 10.37 % and 5.64 %, respectively in 1995 compared to 9.26 % and 5.62 % in, respectively 1994.

         PROVISION AND ALLOWANCE FOR LOAN LOSSES

         The provision for possible loan losses was $278,000 in 1995 compared to $241,000 in 1994, a 15 % increase. At December 31, 1995, the allowance for loan losses was 1.59 % of outstanding loans compared to 1.61 % in 1994. Net loan losses as a percentage of outstanding loans at December 31, 1995 were .07% compared to .28 % at

December 31, 1994. Nonperforming loans at December 31, 1995 were .25 % of outstanding loans and at December 31, 1994, nonperforming loans were .20 % of outstanding loans.

         NONINTEREST INCOME

         Noninterest income increased 19 %, or $65,000 in 1995. Although service charge income in 1995 was 33 % above the 1994 level, loss on sale of securities available for sale increased $69,000 in 1995. Proceeds from the sale of these securities were reinvested in higher yielding securities. Interest income on the reinvested funds more than offset these losses within the first six months of investment.

         NONINTEREST EXPENSES

         Noninterest expenses increased $276,000, or 13 % in 1995. This modest increase resulted from a 43 % decrease in the FDIC insurance premium and minimal increase in salaries and employee benefits, occupancy expense and other overhead due to continued management of overhead costs.

         INCOME TAXES

         As a result of the 51 % increase in net income in 1995, the Company incurred income tax expense of $689,000 in 1995 compared to $487,000 in 1994. Tax rates were 34.1 % and 35.6 % in 1995 and 1994, respectively.

                                 BUSINESS OF GFC

GENERAL

     GFC is a bank holding company organized under the laws of the state of South Carolina with its executive office located in Greenville, South Carolina. GFC operates principally through the Bank, which is a national bank and which provides a range of retail banking services through its one office in Greenville, South Carolina. At September 30, 1997, GFC had total consolidated assets of approximately $136.0 million, total consolidated deposits of approximately $114.2 million, and total consolidated stockholders' equity of approximately $10.1 million. GFC's office is located at 290 South Pleasantburg Drive, Greenville, South Carolina, 29607 and its telephone number at such address is (864) 233-7989.

BUSINESS AND PROPERTIES

     GFC acts as the bank holding company for the Bank. The Bank accepts customary types of demand and time deposits, makes installment and commercial loans and offers deposit services and retirement accounts to its customers.

     The Bank operates one office in Greenville which includes a drive-up facility.

COMPETITION

     GFC encounters vigorous competition in its market areas from a number of sources, including bank holding companies and commercial banks, thrift institutions, other financial institutions and financial intermediaries. Regional interstate banking laws and other recent federal and state laws have resulted in increased competition from both conventional banking institutions and other business offering financial services and products. The Bank also competes for interest bearing funds with a number of other financial intermediaries and investment alternatives, including brokerage firms "money market" funds, government and financial institutions, some of which have greater financial resources than GFC. At September 30, 1997, there were approximately 105 commercial bank branches, 20 savings bank branches, and 15 credit union branches competing in Greenville County.

LEGAL PROCEEDINGS

     GFC and the Bank are not parties to any material legal proceedings other than ordinary routine litigation incidental to their business.

MANAGEMENT

     The following table presents information about the directors and executive officers of GFC and the Bank. Unless otherwise indicated, each person has sole voting and investment powers over the indicated shares. Information relating to beneficial ownership of the GFC is based upon "beneficial ownership" concepts set forth in rules promulgated under the Exchange Act. Under such rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days from the record date. The footnotes to the table indicate how many shares each person has the right to acquire within 60 days of December 17, 1997. The shares of GFC which are issuable to a person listed below upon exercise of the vested portion of the outstanding options are assumed to be outstanding for the purpose of determining the percentage of shares beneficially owned by that person.

                          PRESENT OCCUPATION             POSITION AND          DIRECTOR OR      NUMBER OF SHARES
                             AND PRINCIPAL               OFFICES HELD           EXECUTIVE      BENEFICIALLY OWNED
                            OCCUPATION FOR                 WITH GFC              OFFICER       AT THE RECORD DATE
        NAME                LAST FIVE YEARS                AND BANK               SINCE       AND PERCENT OF CLASS
---------------------       ---------------                --------               -----       --------------------
Robert M. Austell             Banker                Executive Vice President,    1984          50,250 (1)    6.0%
                                                    and Asst. Secretary-Bank
                                                    and GFC

O. Perry Earle, III           Banker                President and Director-      1984         110,250 (2)   13.4
                                                    Bank and GFC

Lewis J. Frampton             Banker                Executive Officer-Bank       1990           2,324         .3

Richard H. Furman             Banker                Sr. Vice President-          1989          17,250 (3)    2.1
                                                    Bank, Vice President-GFC

Frank H. Gibbes, III          Attorney              Director and Secretary-      1984           1,250         .2
                                                    Bank and GFC

Fred Gilmer                   Banker                Executive Officer-Bank       1994           2,498         .3

H. Neel Hipp, Jr.             Senior Officer        Director-Bank and GFC        1984          13,874 (4)    1.7
                              Insurance Company

Julian G. Hunt                Owner, Employee       Director-Bank and GFC        1987          31,625 (5)    4.0
                              Benefits Firm

Gerald W. King                Physician             Director-Bank and GFC        1984           1,250 (6)     .2

Paula S. King                 Banker                Sr. Vice President and       1992          10,000 (7)    1.2
                                                    Controller-Bank,
                                                    Treasurer-GFC

David A. Merline              Attorney              Director-Bank and GFC        1987           1,500         .2

R. Arthur Seaver, Jr.         Banker                Sr. Vice President-Bank      1992           8,100 (8)    1.0
                                                    Vice President-GFC

Betsy S. Terry                Community Volunteer   Director-Bank and GFC        1987           1,750         .2

---------
(1) Consists of 6,500 shares held directly by Mr. Austell and 43,750 shares subject to options.

(2) Consists of 87,500 shares held directly by Mr. Earle and 22,750 shares subject to options.

(3) Consists of 1,625 shares held directly by Mr. Furman and 15,625 shares subject to options.

(4)  Consists of 8,875 shares held directly by Mr. Hipp and 5,000 shares held by
     H. Neel Hipp, Jr. Family Trust.

(5) Consists of 27,250 shares held directly by Mr. Hunt and 4,375 shares held in a retirement account for Mr. Hunt's benefit.

(6) Consists of 1,250 shares held by First Union National Bank as trustee for Trust Hematology and Oncology for the benefit of Gerald W. King.

(7)  Consists of 10,000 shares subject to options.

(8) Consists of 1,100 shares held directly by Mr. Seaver and 7,000 shares subject to options.

TRANSACTIONS WITH MANAGEMENT

     In the ordinary course of business, the Bank has loans, deposits and other transactions with its executive officers, directors, and organizations with which such persons are associated. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The aggregate amount of loans to the aforementioned persons and company(s) in which they have a 10% or more ownership interest as of September 30, 1997, were approximately $1,661,000.


               VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF GFC

     The following table sets forth certain information concerning the beneficial owners of more than 5.0% of GFC Common Stock, as of the Record Date.


                          NAME AND ADDRESS                    AMOUNT OF               PERCENT OF
TITLE OF CLASS            OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP (1)      CLASS (1)
--------------            -------------------            ------------------------     ----------

Common Stock           O. Perry Earle, III                      110,250                  13.4 %
                       601 Coachman Drive
                       Fountain Inn, South Carolina
                                             29644-9571

Common Stock           Robert M. Austell                         50,250                   6.0
                       645 McDaniel Avenue
                       Greenville, South Carolina
                                                 29605

-------
(1) Includes options exercisable within 60 days from the Record Date. The shares of GFC Common Stock which are issuable to the person listed upon exercise of the vested portion of the outstanding options are assumed to be outstanding for the purpose of determining the percentage of shares beneficially owned by that person.

                               BUSINESS OF REGIONS

GENERAL

     Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 435 banking offices located in Alabama, Florida, Georgia, Louisiana, and Tennessee as of September 30, 1997. At that date, Regions had total consolidated assets of approximately $22.2 billion, total consolidated deposits of approximately $17.6 billion and total consolidated stockholders' equity of approximately $1.9 billion. Regions has banking operations in Alabama, Florida, Georgia, Louisiana, and Tennessee and banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

     The following table presents information about Regions' banking operations in the states in which its subsidiary depository institutions operate, based on September 30, 1997 information:

                               Number of            Total               Total
                            Banking Offices        Assets             Deposits
                            ---------------        ------             --------
                                                         (In millions)
       Alabama..........         183              $8,869               $7,990
       Florida..........          45               1,593                1,498
       Georgia..........         107               3,998                3,489
       Louisiana........          75               2,295                2,167
       Tennessee........          25                 526                  458
       Unallocated(1)...                           4,171                2,000

     (1) Represents indirect mortgage loans, indirect auto loans, or credit card loans of $2.5 billion, $1.5 billion, and $171 million, respectively and negotiable certificates of deposit and certain trust and other deposits, which in the aggregate approximate $2 billion.

     Regions was organized under the laws of the state of Delaware and commenced operations in 1971 under the name First Alabama Bancshares, Inc. In 1994, the name of First Alabama Bancshares, Inc. was changed to Regions Financial Corporation. Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is
(205) 326-7100.

      Regions continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that Regions might undertake may be material, in terms of assets acquired or liabilities assumed, to Regions' financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquirer.

     Additional information about Regions and its subsidiaries is included in documents incorporated by reference in this Proxy Statement/Prospectus. See "Available Information" and "Documents Incorporated by Reference."

RECENT DEVELOPMENTS

     Recent Acquisitions. Since December 31, 1996, Regions has completed the acquisitions of nine financial institutions (the "Recently Completed Acquisitions"), certain aspects of which transactions are set forth in the following table:

                                                                                  CONSIDERATION
                                                                                  -------------
                                                                   APPROXIMATE
                                                                   -----------
                                                                                                      ACCOUNTING
                      INSTITUTION                           ASSET SIZE(1)    VALUE(1)      TYPE        TREATMENT
                      -----------                           -------------    --------      ----        ---------
                                                                   (In millions)

Florida First Bancorp, Inc., located in Panama              $     297       $   40         Cash        Purchase
City, Florida

Allied Bankshares, Inc., located in Thomson,                      569          158        Regions       Pooling
Georgia                                                                                   Common          of
                                                                                           Stock       Interests

West Carroll Bancshares, Inc., located in                         127           37        Regions       Pooling
Oak Grove, Louisiana                                                                      Common          of
                                                                                           Stock       Interests

Gulf South Bancshares, Inc., located in Gretna,                    55           10        Regions       Pooling
Louisiana                                                                                 Common          of
                                                                                           Stock       Interests

First Mercantile National Bank, located in Longwood,              157           18         Cash        Purchase
Florida

The New Iberia Bancorp, Inc., located in New Iberia,              313           65        Regions       Pooling
Louisiana                                                                                 Common          of
                                                                                           Stock       Interests

First Bankshares, Inc., located in Hapeville,                     127           20        Regions       Pooling
Georgia                                                                                   Common          of
                                                                                           Stock       Interests

SB&T Corporation, located in Smyrna,                              148           33        Regions       Pooling
Georgia                                                                                   Common          of
                                                                                           Stock       Interests

GF Bancshares, Inc., located in Griffin,                           97           19        Regions      Purchase
Georgia                                                     ---------       ------        Common
                                                                                           Stock
                      Totals                                $   1,890       $  400
                                                            =========       ======


---------------
(1) Calculated as of the date of consummation.


     Other Pending Acquisitions. As of the date of this Proxy
Statement/Prospectus, Regions has pending five acquisitions in addition to GFC, certain aspects of which transactions are set forth below:

                                                                                  CONSIDERATION
                                                                                  -------------
                                                                   APPROXIMATE
                                                                   -----------
                                                                                                      ACCOUNTING
                      INSTITUTION                            ASSET SIZE      VALUE(1)      TYPE        TREATMENT
                      -----------                            ----------      --------      ----        ---------
                                                                   (In millions)
PALFED, Inc., located in Aiken, South Carolina              $     665        $ 145        Regions      Pooling
                                                                                          Common          of
                                                                                           Stock       Interests

First United Bancorporation, located in Anderson, South           292           80        Regions      Pooling
Carolina                                                                                  Common          of
                                                                                           Stock       Interests

St. Mary Holding Corporation, located in Franklin,                113           31        Regions      Pooling
Louisiana                                                                                 Common          of
                                                                                           Stock       Interests

Key Florida Bancorp, Inc., located in Bradenton, Florida          212           39        Regions      Pooling
                                                                                          Common          of
                                                                                           Stock       Interests

First State Corporation, located in Albany, Georgia               540          161        Regions      Pooling
                                                                                          Common          of
                                                                                           Stock       Interests

                                                            ---------          ---
                      Totals                                $   1,664          410
                                                            =========          ===


---------------
(1)  Calculated as of the date of announcement of the transaction.

     Consummation of the Other Pending Acquisitions is subject to the approval of certain regulatory agencies, and of the stockholders of the institutions to be acquired. Moreover, the closing of each transaction is subject to various contractual conditions precedent. No assurance can be given that the conditions precedent to consummating the transactions will be satisfied in a manner that will result in their consummation.

     If the Other Pending Acquisitions and Merger had been consummated on September 30, 1997, Regions' total consolidated assets would have increased by approximately $2.1 billion to approximately $24.3 billion; its total consolidated deposits would have increased by approximately $1.8 million to approximately $19.4 billion; and its total consolidated stockholders' equity would have increased by approximately $171 million to approximately $2.0 billion.

                        CERTAIN REGULATORY CONSIDERATIONS

     The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to Regions and GFC. Additional information is available in Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1996. See "Documents Incorporated by Reference."

GENERAL

     Regions and GFC are both bank holding companies registered with the Federal Reserve under the BHC Act. As such, Regions and GFC and their non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve. In addition, as a savings and loan holding company, Regions is also registered with the OTS and is subject to the regulation, supervision, examination, and reporting requirements of the OTS.

     The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company. Similar federal statutes require savings and loan holding companies and other companies to obtain the prior approval of the OTS before acquiring direct or indirect ownership or control of a savings association.

     The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues includes the parties' performance under the Community Reinvestment Act of 1977.

     The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), which became effective in September 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that Regions, and any other bank holding company located in Alabama may now acquire a bank located in any other state, and any bank holding company located outside Alabama may lawfully acquire any Alabama-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state had the ability to "opt out" and prohibit interstate branching altogether. None of the states in which the banking subsidiaries of Regions or GFC are located has "opted out." Accordingly, Regions has the ability to consolidate all of its bank subsidiaries into a single bank with interstate branches

     The BHC Act generally prohibits Regions and GFC from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible nonbanking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

     Each of the subsidiary depository institutions of Regions and GFC is a member of the Federal Deposit Insurance Corporation (the "FDIC"), and as such, its deposits are insured by the FDIC to the extent provided by law. Each such subsidiary is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

      The regulatory agencies having supervisory jurisdiction over the respective subsidiary institutions of Regions and GFC (the FDIC and the applicable state authority in the case of state-chartered nonmember banks and the OTS in the case of federally chartered thrift institutions) regularly examine the operations of such institutions and have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

     Regions and GFC are legal entities separate and distinct from their banking, thrift, and other subsidiaries. The principal sources of cash flow of both Regions and GFC, including cash flow to pay dividends to their respective stockholders, are dividends from their subsidiary depository institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to Regions and GFC, as well as by Regions and GFC to their stockholders.

     As to the payment of dividends, the Bank and all of Regions' state-chartered banking subsidiaries are subject to the respective laws and regulations of the state in which the bank is located, and to the regulations of the bank's primary federal regulator. Regions' subsidiaries that are thrift institutions are subject to the OTS' capital distributions regulation.

     If, in the opinion of the federal banking regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such agency may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), an insured institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." Moreover, the federal agencies have issued policy statements which provide that bank holding companies and insured banks should generally pay dividends only out of current operating earnings.

     At September 30, 1997, under dividend restrictions imposed under federal and state laws, the subsidiary depository institutions of Regions and GFC, without obtaining governmental approvals, could declare aggregate dividends to Regions and GFC of approximately $138 million and $10 million respectively.

     The payment of dividends by Regions and GFC and their subsidiary depository institutions may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

      Regions, GFC, and their respective subsidiary depository institutions are required to comply with the capital adequacy standards established by the Federal Reserve in the case of Regions and GFC and the appropriate federal banking regulator in the case of each of their subsidiary depository institutions. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

     The minimum guideline for the ratio (the "Total Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At September 30, 1997, Regions' consolidated Total Capital Ratio and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 12.24% and 9.85%, respectively, and GFC's consolidated Total Capital and Tier 1 Capital Ratios were 12.42% and 11.16%, respectively.

     In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio"), of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. Regions' and GFC's respective Leverage Ratios at September 30, 1997, were 7.35% and 7.37%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicators of capital strength in evaluating proposals for expansion or new activities.

     Each of Regions' and GFC's subsidiary depository institutions is subject to risk-based and leverage capital requirements adopted by its federal banking regulator, which are substantially similar to those adopted by the Federal Reserve. Each of the subsidiary depository institutions was in compliance with applicable minimum capital requirements as of September 30, 1997. Neither Regions, GFC, nor any of their subsidiary depository institutions has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

     Failure to meet capital guidelines could subject a bank or thrift institution to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and to certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "--Prompt Corrective Action."

     The Federal Reserve, the Comptroller of the Currency, and the FDIC have, pursuant to FDICIA, recently adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank's capital adequacy. The bank regulatory agencies' methodology for evaluating interest rate risk requires banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The OTS also includes an interest-rate risk component in its risk-based capital guidelines for savings associations that it regulates.

SUPPORT OF SUBSIDIARY INSTITUTIONS

     Under Federal Reserve policy, Regions and GFC are expected to act as sources of financial strength for, and to commit resources to support, each of their respective banking subsidiaries. This support may be required at times when, absent such Federal Reserve policy, Regions or GFC may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     Under the Federal Deposit Insurance Act ("FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with
(i) the default of a commonly controlled FDIC-insured depository institution or
(ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The subsidiary depository institutions of Regions are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of these subsidiaries would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the depository institution's banking or thrift affiliates, and a potential loss of Regions' respective investments in such other subsidiary depository institutions.

PROMPT CORRECTIVE ACTION

     FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized") and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

     Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Capital Ratio of 10% or greater, a Tier 1 Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be "well capitalized." An institution with a Total Capital Ratio of 8.0% or greater, a Tier 1 Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be "adequately capitalized." A depository institution that has a Total Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be "undercapitalized." A depository institution that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be "significantly undercapitalized," and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

     At September 30, 1997, all of the subsidiary depository institutions of Regions and GFC had the requisite capital levels to qualify as well capitalized.

FDIC INSURANCE ASSESSMENTS

     Pursuant to FDICIA, the FDIC adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The risk-based assessment system, which went into effect on January 1, 1994, assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied.

     Pursuant to the Deposit Insurance Funds Act of 1996, the FDIC has implemented a special one-time assessment of approximately 65.7 basis points (0.657%) on a depository institution's deposits insured by the

Savings Association Insurance Fund ("SAIF") held as of March 31, 1995 (or approximately 52.6 basis points on SAIF deposits acquired by banks in certain qualifying transactions), and adopted revisions to the assessment rate schedules that would generally eliminate the disparity between assessment rates applicable to the deposits insured by the Bank Insurance Fund ("BIF") and the SAIF. The revisions in the assessment rate schedules reduced assessment rates on SAIF-insured deposits and would generally equalize BIF and SAIF assessment rates by January, 2000. Regions anticipates that the net effect of the decrease in the premium assessment rate on SAIF deposits will result in a reduction in its total deposit insurance premium assessments for the years 1997 through 1999 as compared to prior years, assuming no further changes in announced premium assessment rates. Regions recorded a charge against earnings for the special assessment in the quarter ended September 30, 1996 in the pre-tax amount of approximately $21.0 million.

     Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.


                       DESCRIPTION OF REGIONS COMMON STOCK

     Regions is authorized to issue 240,000,000 shares of Regions Common Stock, of which 136,820,461 shares were issued, including 500,000 treasury shares, at September 30, 1997, and 5,000,000 shares of preferred stock, none of which are outstanding. No other class of stock is authorized.

     Holders of Regions Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The ability of Regions to pay dividends is affected by the ability of its subsidiary institutions to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At September 30, 1997, under such requirements and guidelines, Regions' subsidiary institutions had $138 million of undivided profits legally available for the payment of dividends. See "Certain Regulatory Considerations--Payment of Dividends."

     For a further description of Regions Common Stock, see "Effect of the Merger on Rights of Stockholders."


                              STOCKHOLDER PROPOSALS

     Regions expects to hold its next annual meeting of stockholders after the Merger during May 1998. Under SEC rules, proposals of Regions stockholders intended to be presented at that meeting must have been received by Regions at its principal executive offices no later than December 2, 1997, for consideration by Regions for possible inclusion in such proxy materials. Proposals with respect to Regions' 1999 annual meeting of stockholders may be submitted until the date specified in Regions' 1998 annual meeting proxy statement.


                                     EXPERTS

     The consolidated financial statements of Regions, incorporated by reference in this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, for the periods indicated in their report thereon which is included in the Annual Report to Stockholders which is incorporated by reference in Regions' Annual Report on Form 10-K for the year ended December 31, 1996. The financial statements audited by Ernst & Young LLP have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

     The consolidated financial statements of GFC, included in this Registration Statement, have been audited by Elliott, Davis & Company L.L.P., independent auditors, for the periods indicated in their report thereon which is included herein. The financial statements audited by Elliott, Davis & Company L.L.P. have been included herein in reliance on their report given on their authority as experts in accounting and auditing.


                                    OPINIONS

     The legality of the shares of Regions Common Stock to be issued in the Merger will be passed upon by Lange, Simpson, Robinson & Somerville LLP, Birmingham, Alabama. Henry E. Simpson, partner in the law firm of Lange, Simpson, Robinson & Somerville, is a member of the Board of Directors of Regions. As of December 19, 1997, attorneys in the law firm of Lange, Simpson, Robinson & Somerville LLP owned an aggregate of 237,382 shares of Regions Common Stock.

     Certain tax consequences of the transaction have been passed upon by Alston & Bird LLP, Atlanta, Georgia.

                       INDEX TO GFC FINANCIAL STATEMENTS

                                                                                               Page
                                                                                               ----
Greenville Financial Corporation and Subsidiary
  Report of Independent Certified Public Accountants . . . . . . . . . . . . . . . . . . . . .  F-2
Consolidated Balance Sheets as of
  December 31, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-3
Consolidated Statements of Income for the Years
  Ended December 31, 1996, 1995, and 1994  . . . . . . . . . . . . . . . . . . . . . . . . . .  F-4
Consolidated Statements of Changes in Stockholders'
  Equity for the Years Ended December 31, 1996, 1995, and 1994 . . . . . . . . . . . . . . . .  F-5
Consolidated Statements of Cash Flows for the Years
  Ended December 31, 1996, 1995, and 1994  . . . . . . . . . . . . . . . . . . . . . . . . . .  F-6
Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . .  F-7
Consolidated Statements of Financial Condition
  as of September 30, 1997 and 1996 (Unaudited). . . . . . . . . . . . . . . . . . . . . . . .  F-19
Consolidated Statements of Income for the Three Months and
  Nine Months Ended September 30, 1997 and 1996 (Unaudited)  . . . . . . . . . . . . . . . . .  F-20
Consolidated Statements of Cash Flows for the
  Nine Months Ended September 30, 1997 and 1996 (Unaudited)  . . . . . . . . . . . . . . . . .  F-21
Notes to Unaudited Consolidated Interim Financial Statements . . . . . . . . . . . . . . . . .  F-22

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




The Directors and Shareholders
GREENVILLE FINANCIAL CORPORATION
Greenville, South Carolina


       We have audited the accompanying consolidated balance sheets of GREENVILLE FINANCIAL CORPORATION AND SUBSIDIARY as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GREENVILLE FINANCIAL CORPORATION AND SUBSIDIARY as of December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                       Elliott, Davis & Company, LLP

January 10, 1997

                        GREENVILLE FINANCIAL CORPORATION
                                 AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                                                     December 31,
                                                              1996                     1995
                                                              ----                     ----
ASSETS
Cash and due from banks                                  $   4,159,185           $   3,709,600
Federal funds sold                                           4,908,856               7,770,056
Interest-bearing time deposits with other banks              1,000,000                 100,000
Securities - Note 2
 Available for sale                                         29,377,310              25,964,457
 Held to maturity
  (market value $22,630,000 and $20,805,000)                22,863,904              20,785,393
Loans - net - Note 3                                        71,876,190              61,765,377
Property - at cost, less accumulated
 depreciation - Note 4                                       1,232,065               1,171,535
Accrued interest receivable                                  1,107,812               1,066,407
Federal Home Loan Bank (FHLB)
 capital stock - Note 5                                      1,278,200                 919,500
Other assets                                                   412,563                 155,616
                                                         -------------           -------------
TOTAL                                                    $ 138,216,085           $ 123,407,941
                                                         =============           =============
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits - Note 9                                        $ 116,424,298           $ 106,637,919
Notes payable to Federal Home Loan
 Bank (FHLB) - Note 10                                      11,836,000               8,349,000
Accrued interest payable                                       410,989                 463,891
Accrued expenses and other liabilities                         486,785                 291,688
                                                         -------------           -------------
Total liabilities                                          129,158,072             115,742,498
                                                         -------------           -------------
Commitments - Note 12
Shareholders' Equity - Notes 8, 14, and 15
  Common stock - no par value,
   authorized 2,000,000 shares, issued
   790,022 and 381,011 shares                                3,213,082               3,053,657
Retained earnings                                            5,861,359               4,487,495
Unrealized holding gain (loss) on securities
  available for sale                                           (16,428)                124,291
                                                         -------------           -------------
Total shareholders' equity                                   9,058,013               7,665,443
                                                         -------------           -------------
TOTAL                                                    $ 138,216,085           $ 123,407,941
                                                         =============           =============

See Notes to Consolidated Financial Statements which are an integral part of these statements.

                        GREENVILLE FINANCIAL CORPORATION
                                 AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME

                                                            For the years ended December 31,
                                                         1996             1995             1994
                                                         ----             ----             ----
INTEREST INCOME
  Loans (including fees)                             $ 6,840,074      $ 5,700,790       $ 4,078,245
  Investment securities                                3,081,498        2,336,222         1,658,822
  Federal funds sold                                     159,909          229,873           174,937
                                                     -----------      -----------       -----------
  Total interest income                               10,081,481        8,266,885         5,912,004
                                                     -----------      -----------       -----------

INTEREST EXPENSE
  Deposits                                             4,226,875        3,526,838         2,241,850
  Notes payable FHLB                                     703,025          383,706           256,750
  Federal Funds purchased                                 19,753           41,317               886
                                                     -----------      -----------       -----------
  Total interest expense                               4,949,653        3,951,861         2,499,486
                                                     -----------      -----------       -----------
NET INTEREST INCOME                                    5,131,828        4,315,024         3,412,518

Provision for Possible Loan Losses                       373,198          278,195           241,200
                                                     -----------      -----------       -----------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                            4,758,630        4,036,829         3,171,318

NONINTEREST INCOME
  Service charges                                        468,119          446,121           335,035
  Loss on sale of securities available for sale               --          (82,898)          (14,458)
  Other                                                   94,660           53,869            31,096
                                                     -----------      -----------       -----------
                                                         562,779          417,092           351,673
                                                     -----------      -----------       -----------
Subtotal                                               5,321,409        4,453,921         3,522,991
                                                     -----------      -----------       -----------

NONINTEREST EXPENSES
  Salaries and employee benefits                       1,633,677        1,479,676         1,260,338
  Occupancy, office and equipment                        229,016          180,071           146,354
  Data processing                                         99,781          100,884           116,128
  Insurance                                               22,347          121,295           187,594
  Postage and supplies                                   124,101          114,461           102,048
  Other                                                  484,873          434,158           342,343
                                                     -----------      -----------       -----------
  Total noninterest expense                            2,593,795        2,430,545         2,154,805
                                                     -----------      -----------       -----------
INCOME BEFORE INCOME TAXES                             2,727,614        2,023,376         1,368,186

PROVISION FOR INCOME TAXES-Note 6                        960,239          689,151           487,046
                                                     -----------      -----------       -----------
NET INCOME                                           $ 1,767,375      $ 1,334,225       $   881,140
                                                     ===========      ===========       ===========
Net Income Per Common and Common Equivalent
Shares Outstanding  - Note 14                        $      2.07      $      1.67       $      1.14
                                                     ===========      ===========       ===========

See Notes to Consolidated Financial Statements which are an integral part of these statements.

                        GREENVILLE FINANCIAL CORPORATION
                                 AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                    For the years ended December 31, 1996, 1995 and 1994

                                                                                                       Unrealized
                                                                                                      Holding Gain
                                                                                                       (Loss) on
                                                                                                       Securities         Total
                                                                         Common         Retained        Available     Shareholders'
                                                           Shares        Stock          Earnings        For Sale          Equity
                                                           ------        -----          --------        --------          ------
1994
Balance, January 1, 1994, as originally reported           363,486     $ 2,904,281     $ 2,725,542     $    27,347     $ 5,657,170
 Shares issued from the 2 for 1 stock split-Note 14        363,486              --              --              --              --
                                                           -------     -----------     -----------     -----------     -----------
Balance, January 1, 1994, as restated                      726,972       2,904,281       2,725,542          27,347       5,657,170
Net income                                                      --              --         881,140              --         881,140
Cash dividend                                                   --              --        (189,381)             --        (189,381)
Net change in unrealized holding loss
 on securities available for sale, net
 of taxes of $136,407                                           --              --              --        (231,688)       (231,688)
Stock exercised pursuant to stock option plan               32,000         138,750              --              --         138,750
Purchase and retirement of common stock                     (3,450)        (24,474)             --              --         (24,474)
                                                           -------     -----------     -----------     -----------     -----------
Balance, December 31, 1994                                 755,522       3,018,557       3,417,301        (204,341)      6,231,517

1995
Net income                                                      --              --       1,334,225              --       1,334,225
Cash dividend                                                   --              --        (264,031)             --        (264,031)
Net change in unrealized holding loss
 on securities available for sale, net
 of taxes of $203,100                                           --              --              --         328,632         328,632
Stock exercised pursuant to stock option plan                6,500          35,100              --              --          35,100
                                                           -------     -----------     -----------     -----------     -----------
Balance, December 31, 1995                                 762,022       3,053,657       4,487,495         124,291       7,665,443

1996
Net income                                                      --              --       1,767,375              --       1,767,375
Cash dividend                                                   --              --        (393,511)             --        (393,511)
Net change in unrealized holding gain on securities
 available for sale, net of taxes of $74,003                    --              --              --        (140,719)       (140,719)
Stock exercised pursuant to stock option plan               28,000         159,425              --              --         159,425
                                                           -------     -----------     -----------     -----------     -----------
Balance, December 31, 1996                                 790,022     $ 3,213,082     $ 5,861,359     $   (16,428)    $ 9,058,013
                                                           =======     ===========     ===========     ===========     ===========

See Notes to Consolidated Financial Statements which are an integral part of these statements.

                        GREENVILLE FINANCIAL CORPORATION
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        For the years ended December 31,
                                                                                     1996             1995              1994
                                                                                     ----             ----              ----
OPERATING ACTIVITIES
 Net income                                                                     $  1,767,375     $  1,334,225     $    881,140
 Adjustments to reconcile net income to net cash
   provided by operating activities
 Depreciation                                                                        126,028           98,449           97,653
 Loss on sale of securities available for sale                                            --           82,898           14,458
 Gain on sale of property                                                             (7,241)              --           (5,000)
 Provision for possible loan losses                                                  373,198          278,195          241,200
 Deferred income tax benefit                                                        (110,461)        (126,249)         (45,050)
 Increase in accrued interest receivable                                             (41,405)        (336,717)        (231,623)
 Increase in FHLB  capital stock                                                    (358,700)        (414,500)              --
 (Increase) decrease in other assets                                                (256,948)         190,615         (330,958)
 Increase (decrease) in accrued interest payable                                     (52,902)         240,261           36,261
 Increase (decrease)in accrued expenses and other liabilities                        305,558          148,609         (139,706)
                                                                                 ------------     ------------     ------------
 Net cash provided by operating activities                                         1,744,502        1,495,786          518,375
                                                                                 ------------     ------------     ------------

INVESTING ACTIVITIES
 Proceeds from the sale of securities available for sale                                  --        9,998,221        2,993,285
 Proceeds from the maturity of securities held to maturity                         5,271,678        4,665,983        2,995,188
 Proceeds from the maturity of securities available for sale                      12,923,717        4,500,000        1,500,000
 Purchase of securities held to maturity                                          (7,350,189)     (27,286,348)      (7,880,842)
 Purchase of securities available for sale                                       (16,477,288)      (2,339,661)     (12,900,900)
 Net decrease (increase) in federal funds sold                                     2,861,200       (1,336,420)       2,066,364
 Net (increase) decrease in interest-bearing time
   deposits with other banks                                                        (900,000)       1,000,000        3,100,000
 Net increase in loans                                                           (10,484,011)     (15,700,904)      (6,241,301)
 Capital expenditures for property                                                  (186,558)        (151,273)         (83,114)
 Proceeds from sale of property                                                        7,241               --            5,000
                                                                                 ------------     ------------     ------------
 Net cash used for investing activities                                          (14,334,210)     (26,650,402)     (14,446,320)
                                                                                 ------------     ------------     ------------

FINANCING ACTIVITIES
 Net increase in deposits                                                          9,786,379       22,476,168       12,150,894
 Increase in notes payable to FHLB                                                 3,487,000        3,643,000        2,127,000
 Proceeds from exercise of stock options                                             159,425           35,100          138,750
 Purchases and retirement of common stock                                                 --               --          (24,474)
                                                                                 ------------     ------------     ------------
 Cash dividends paid                                                                (393,511)        (264,031)        (189,381)
                                                                                 ------------     ------------     ------------
 Net cash provided by financing activities                                        13,039,293       25,890,237       14,202,789
                                                                                 ------------     ------------     ------------
 NET INCREASE IN CASH AND DUE FROM BANKS                                             449,585          735,621          274,844
                                                                                 ------------     ------------     ------------
 CASH AND DUE FROM BANKS, BEGINNING OF YEAR                                        3,709,600        2,973,979        2,699,135
                                                                                 ------------     ------------     ------------
 CASH AND DUE FROM BANKS, END OF YEAR                                           $  4,159,185     $  3,709,600     $  2,973,979
                                                                                ============     ============     ============
CASH PAID FOR
 Interest                                                                       $  4,279,777     $  3,711,600     $  2,463,225
                                                                                ============     ============     ============
 Income Taxes                                                                   $    998,147     $    878,962     $    656,411
                                                                                ============     ============     ============

See Notes to Consolidated Financial Statements which are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION AND NATURE OF OPERATIONS
      The consolidated financial statements include the accounts of Greenville Financial Corporation ("the Company") and its wholly-owned subsidiary, Greenville National Bank ("the Bank"). All significant intercompany balances and transactions have been eliminated. The Bank operates under a national bank charter and provides full banking services to clients. The Bank is subject to regulation by the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation. The Company is subject to regulation of the Federal Reserve Board.

    ESTIMATES
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

    CONCENTRATIONS OF CREDIT RISK
      The Company, through its subsidiary, makes loans to individuals and small businesses located primarily in upstate South Carolina for various personal and commercial purposes. The Company has a diversified loan portfolio and the borrowers' ability to repay their loans is not dependent upon any specific economic sector.

    SECURITIES
      On January 1, 1995, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Shareholders' equity has been restated in the consolidated statement of changes in shareholders' equity to reflect the effect of a change in an accounting principle. Adoption of the standard had no effect on net income for 1995.

      Debt securities are classified upon purchase as available for sale, held to maturity or trading. Such assets classified as available for sale are carried at market value. Unrealized holding gains or losses are reported as a component of shareholders' equity net of deferred income taxes. Securities classified as held to maturity are carried at cost, adjusted for the amortization of premiums and the accretion of discounts. In order to qualify as held to maturity, the Company must have the ability to hold the securities to maturity. The Company has no trading securities. Gains or losses on disposition of securities are based on the difference between the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

    LOANS
      Interest on loans is accrued and taken into income based upon the interest method. The recognition of interest income is discontinued when, in management's judgment, the interest is not collectible in the normal course of business.

    ALLOWANCE FOR POSSIBLE LOAN LOSSES
      The provision for possible loan losses charged to operating expense is the estimated amount necessary to maintain the allowance at a level considered adequate to provide for possible loan losses based on management's evaluation of the loan portfolio, as well as prevailing and anticipated economic conditions. Delinquent loans are charged against the allowance at the time they are determined to be losses. Subsequent recoveries are credited to the allowance. Management considers the year end allowance appropriate and adequate to cover possible losses in the loan portfolio; however, management's judgment is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required.

                                      F-7
                                                                     (Continued)

      The Company accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." This standard requires that all creditors value loans at the loan's fair value if it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement. Fair value may be determined based upon the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan's effective interest rate. SFAS No. 114 was amended by SFAS No. 118 to allow a creditor to use existing methods for recognizing interest income on an impaired loan and by requiring additional disclosures about how a creditor recognizes interest income on an impaired loan. When the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal. When this doubt does not exist, cash receipts are applied under the contractual terms of the loan agreement first to principal then to interest income. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Further cash receipts are recorded as recoveries of any amounts previously charged off.

      A loan is also considered impaired if its terms are modified in a troubled debt restructuring. For these accruing impaired loans, cash receipts are typically applied to principal and interest receivable in accordance with the terms of the restructured loan agreement. Interest income is recognized on these loans using the accrual method of accounting. As of December 31, 1996 and 1995, the Company had no impaired loans.

    NON-PERFORMING ASSETS
      Non-performing assets include real estate acquired through foreclosure or deed taken in lieu of foreclosure, and loans on non-accrual status. Loans are placed on non-accrual status when, in the opinion of management, the collection of additional interest is questionable. Thereafter no interest is taken into income unless received in cash or until such time as the borrower demonstrates the ability to pay principal and interest.

    PROPERTY
      Property is stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful lives of the related assets. Maintenance, repairs and minor replacements are expensed when incurred.

    INCOME TAXES
      Provision for income taxes includes deferred taxes on temporary differences between the recognition of certain income and expense items for tax and financial statement purposes. Income taxes are computed on the liability method as prescribed in SFAS No. 109, "Accounting for Income Taxes."

      Valuation allowances are established to reduce deferred tax assets if it is determined to be "more likely than not" that all or some portion of the potential deferred tax asset will not be realized.

    ADVERTISING EXPENSE
      Advertising, promotional, and other business development costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External cost relating to direct mailing costs are expensed in the period in which the direct mailings are sent. Advertising, promotional, and other business development costs of 114,554 and 103,231 were included in the Company's results of operations for 1996 and 1995 respectively.

    STATEMENTS OF CASH FLOWS
      In accordance with the provisions of SFAS No. 95, "Statement of Cash Flows", cash and due from banks includes currency and coin and collection items which are readily convertible to cash.

    RECENTLY ISSUED ACCOUNTING STANDARDS
      Accounting standards that have been issued by the Financial Accounting Standards Board that do not require adoption until a future date will have no material impact on the financial statements upon adoption.

NOTE 2 - SECURITIES

       The composition and maturities of securities are as follows as of December 31 (amounts in thousands):

                                                                  1996
                                                   --------------------------------
                                                                UNREALIZED HOLDING
                                                   AMORTIZED    ------------------    MARKET
                                                     COST       GAINS       LOSSES    VALUE
                                                     ----       -----       ------    -----
SECURITIES AVAILABLE FOR SALE
 U. S. Treasury securities due:
    Within one year                                 $ 3,006    $    24    $    --    $ 3,030
                                                    -------    -------    -------    -------
 U.S. Government Agencies due:
    Within one year                                     500         --         --        500
    After one but within five years                  23,905         48         92     23,861
    After five but within six years                   1,989         --          3      1,986
                                                    -------    -------    -------    -------
       Total U.S. Government Agencies                26,394         48         95     26,347
                                                    -------    -------    -------    -------
       Total securities available for sale          $29,400    $    72    $    95    $29,377
                                                    =======    =======    =======    =======
SECURITIES HELD TO MATURITY
 Collateralized mortgage obligations secured by
    U.S. Government sponsored
    agencies due:
    Within one year                                 $   236    $    --    $    --    $   236
    After one but within five years                   3,142          1         38      3,105
    After five but within ten years                   1,619         --          6      1,613
    After ten years                                  14,121          5        199     13,927
                                                    -------    -------    -------    -------
       Total collateralized mortgage obligations     19,118          6        243     18,881
                                                    -------    -------    -------    -------
 State, county and municipal securities due:
    Within one year                                     251         --         --        251
                                                    -------    -------    -------    -------
Corporate Bonds due:
   Within one year                                    1,444          3         --      1,447
   After one but within five years                    2,031          9          9      2,031
                                                    -------    -------    -------    -------
      Total corporate bonds                           3,475         12          9      3,478
                                                    -------    -------    -------    -------
U. S. Treasury Mutual Funds due:
   Within one year                                       20         --         --         20
                                                    -------    -------    -------    -------
        Total securities held to maturity           $22,864    $    18    $   252    $22,630
                                                    =======    =======    =======    =======


                                                                      1995
                                                    ----------------------------------------
SECURITIES AVAILABLE FOR SALE
  U. S. Treasury securities due:
     Within one year                                $ 3,497    $    10    $    --    $ 3,507
     After one but within five years                  3,021         75         --      3,096
                                                    -------    -------    -------    -------
        Total U.S. Treasury securities                6,518         85         --      6,603
                                                    -------    -------    -------    -------
  U.S. Government Agencies due:
     Within one year                                  3,343          9          5      3,347
     After one but within five years                 15,908        174         68     16,014
                                                    -------    -------    -------    -------
        Total U.S. Government Agencies               19,251        183         73     19,361
                                                    -------    -------    -------    -------
        Total securities available for sale         $25,769    $   268    $    73    $25,964
                                                    =======    =======    =======    =======

SECURITIES HELD TO MATURITY
  Collateralized mortgage obligations secured by
     U.S. Government sponsored
     agencies due:
     Within one year                                $   220    $    --    $     1    $   219
     After one but within five years                 14,304         51        113     14,242
     After five but within eleven years               1,773          8         --      1,781
                                                    -------    -------    -------    -------
        Total collateralized mortgage obligations    16,297         59        114     16,242
                                                    -------    -------    -------    -------
  State, county and municipal securities due:
     Within one year                                    750         --          1        749
     After one but within five years                    257         --          1        256
                                                    -------    -------    -------    -------
        Total state, county and municipal
           securities                                 1,007         --          2      1,005
                                                    -------    -------    -------    -------
  Corporate Bonds due:
     After one but within five years                  3,461         79          2      3,538
                                                    -------    -------    -------    -------
  U. S. Treasury Mutual Funds due:
     Within one year                                     20         --         --         20
                                                    -------    -------    -------    -------
          Total securities held to maturity         $20,785    $   138    $   118    $20,805
                                                    =======    =======    =======    =======




                                                                     (Continued)
                                       F-9

            On December 7, 1995, the Bank transferred certain securities from the held to maturity classification to the available for sale classification. These securities had an amortized cost of $22,812,700 and an unrealized gain of $155,430 on the date of transfer. This one-time reassessment of securities was done in compliance with the "Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," issued by the Financial Accounting Standards Board.

            Investment securities with an approximate market value of $22,457,000 at December 31, 1996 and $16,569,000 at December 31, 1995 were pledged to secure public deposits, advances from the Federal Home Loan Bank and for other purposes.


NOTE 3 - LOANS

            The Bank's loan portfolio at December 31, is summarized below:

                                                                                   1996             1995
                                                                               ------------     ------------
Loans other than mortgage
   Commercial                                                                  $ 26,035,320     $ 23,023,007
   Personal                                                                       5,086,091        3,915,360
Mortgage
   Commercial                                                                    11,870,128       10,661,260
   Residential                                                                   22,234,878       18,709,873
   Construction                                                                   7,937,065        6,453,578
                                                                               ------------     ------------
      Gross loans                                                                73,163,482       62,763,078
Less allowance for possible loan losses                                           1,287,292          997,701
                                                                               ------------     ------------
      Net loans                                                                $ 71,876,190     $ 61,765,377
                                                                               ============     ============

         Changes in the allowance for possible loan losses were as follows:


                                                                                    1996            1995             1994
                                                                               ------------     ------------     ------------
Balance, beginning of year                                                     $    997,701     $    760,631     $    651,585
Provision charged to operations                                                     373,198          278,195          241,200
Loans charged off                                                                   (86,294)         (80,346)        (201,657)
Recoveries on loans previously charged off                                            2,687           39,221           69,503
                                                                               ------------     ------------     ------------
Balance, end of year                                                           $  1,287,292     $    997,701     $    760,631
                                                                               ============     ============     ============


            Variable-rate loans comprise approximately sixty-nine percent of gross loans. At December 31, 1996 and 1995, loans included $114,403 and $42,345, respectively, on which interest was not being accrued.

            In the normal course of business, the Bank has made loans to certain directors, officers, employees and their affiliates under terms consistent with the Bank's normal lending policies. The unpaid principal balances of such loans totaled approximately $1,575,000 at December 31, 1996 and $1,681,000 at December 31, 1995. During 1996, approximately $702,000 of new loans were made and payments totaled approximately $808,000.

NOTE 4 - PROPERTY

            Property at December 31, is summarized as follows:


                                                     1996         1995
                                                 ----------   -----------
Building                                         $  570,889   $   565,750
Land                                                289,653       289,653
Furniture, fixtures and equipment                 1,120,282       997,802
Automobiles                                          45,215        40,989
Construction in progress                             36,005            --
                                                 ----------   -----------

      Total                                       2,062,044     1,894,194
Less accumulated depreciation                       829,979       722,659
                                                 ----------   -----------

      Net property                               $1,232,065    $1,171,535
                                                 ==========    ==========


         Depreciation totaling $126,028, $98,449 and $97,653 was charged to operations for the years ended December 31, 1996, 1995, and 1994 respectively. The estimated useful lives for computing depreciation are forty years for buildings, five to ten years for furniture and equipment and five years for automobiles.


NOTE 5 - FEDERAL HOME LOAN BANK CAPITAL STOCK

            The Bank, as a member institution of the Federal Home Loan Bank of Atlanta, is required to own capital stock in the FHLB of Atlanta based generally upon the balance of residential mortgage loans and FHLB advances. FHLB capital stock is pledged along with securities to secure FHLB advances. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value. Dividends received on FHLB stock amounted to $82,915, $48,933 and $33,670 in 1996, 1995, and 1994 respectively.


NOTE 6 - INCOME TAXES

            A summary of the provision for income taxes is presented below and includes tax deferrals which arise from temporary differences in the recognition of certain revenue and expense items for tax and financial reporting purposes.

                                             1996          1995            1994
                                          -----------   -----------     -----------
Income taxes currently payable
   Federal                                $   995,000   $   757,000     $   491,536
   State                                       75,700        58,400          40,560
                                          -----------   -----------     -----------
                                            1,070,700       815,400         532,096
                                          -----------   -----------     -----------
Deferred tax benefit
   Loan losses                               (110,400)      (68,740)        (37,100)
   Cash basis accounting                           --       (26,700)        (26,700)
   Depreciation                                 9,400        (2,900)          4,500
   Other                                       (9,461)      (27,909)         14,250
                                          -----------   -----------     -----------
                                             (110,461)     (126,249)        (45,050)
                                          -----------   -----------     -----------
      Provision for income taxes          $   960,239   $   689,151     $   487,046
                                          ===========   ===========     ===========

                                                                     (Continued)
                                      F-11

            Net deferred income tax assets totaling approximately $206,800 and $31,800 are included in other assets at December 31, 1996 and 1995, respectively. The sources and cumulative tax effects of each is as follows:

                                              1996           1995
                                            ---------     ---------
Unrealized holding loss (gain) on
securities available for sale               $   7,310     $ (66,693)
Depreciation                                 (192,000)     (182,600)
Loan losses                                   391,490       281,093
                                            ---------     ---------

                                              206,800        31,800

Valuation allowance                                --            --
                                            ---------     ---------

                                            $ 206,800     $  31,800
                                            =========     =========

NOTE 7 - RESTRICTIONS ON CASH AND DUE FROM BANKS

            The Bank is required to maintain average reserve balances with the Federal Reserve Bank based upon a percentage of deposits. The average amounts of these reserve balances for the years ended December 31, 1996 and 1995 were approximately $530,000 and $357,000, respectively.

NOTE 8 - STOCK OPTION COMPENSATION PLAN

           The Company has a stock option compensation plan through which the Board of Directors may grant stock options to officers and employees to purchase common stock of the Company at prices not less than 100 percent of the fair market value on the date of grant. The outstanding options become exercisable 25 percent annually commencing one year from date of grant and expire ten years from the date of grant. The Company applies Accounting Principles Board (APB) Opinion 25 and related Interpretations in accounting for the plan. Accordingly, no compensation cost has been charged to operations. Had compensation cost for the plan been determined based on the fair value at the grant dates for awards under the plan consistent with the accounting method available under SFAS No. 123, "Accounting for Stock - Based Compensation", the Company's net income and net income per common and common equivalent shares would have been reduced to the pro forma amounts indicated below:

                                                           1996             1995
                                                      -------------    -------------
Net income
  As reported                                         $   1,767,375    $   1,334,225
  Pro forma                                               1,750,734        1,334,225
Net income per common and common equivalent shares
  As reported                                         $        2.07    $        1.67
   Pro forma                                                   2.05             1.67

           The fair value of each option grant is estimated on the date of grant using the Black -Scholes option - pricing model with the following weighted - average assumptions for grants in 1996 and 1995: dividend yield of 4 percent, expected volatility of 13 percent, risk-free interest rate of 6.5 percent and expected lives of 5 and 10 years.






                                                                     (Continued)
                                      F-12

              A summary of the status of the plan as of December 31, 1996 and 1995, and changes during the years ending on those dates is presented below (all shares have been adjusted for the 2 for 1 stock split in 1996):

                                                   1996                            1995
                                            ------------------------   -----------------------------
                                                        Weighted-                         Weighted-
                                                         average                          average
                                             Shares   exercise price     Shares        exercise price
                                             ------   --------------     ------        --------------
Outstanding at beginning of year             138,750      $ 7.48         98,750           $  7.10
Granted                                        8,000       12.50         46,500              8.75
Exercised                                    (28,000)       6.85         (6,500)            10.80
Forfeited or expired                              --          --             --                --
                                            --------                   --------
Outstanding at end of year                   118,750        7.96        138,750              7.48
                                            ========                   ========
Options exercisable at year-end               74,375                     84,813
Weighted - average fair value of options
    granted during the year                 $   2.06                   $   1.43

Shares available for grant                     7,750

        The following table summarizes information at December 31, 1996:

                                Options outstanding                Options exercisable
                   ---------------------------------             ------------------------
                                    Weighted-
                                     average        Weighted-                  Weighted-
 Range of                           remaining        average                    average
 exercise             Number        contractual      exercise      Number       exercise
  prices           outstanding       life             price      exercisable      price
----------         -----------     ------------     ----------   -----------   ----------
$ 5.60 to $7.00          64,250       3.7 years      $  6.83        62,750       $6.83
  8.75                   46,500       8.1               8.75        11,625        8.75
 12.50                    8,000       9.1              12.50             -           -
                        -------                                     ------

                        118,750                                     74,375
                        =======                                     ======

NOTE 9 - DEPOSITS
            Deposits at December 31, are summarized as follows:

                                                       1996             1995
                                                    ------------    -----------
   Demand (noninterest-bearing)                     $ 12,661,272   $ 11,987,741
   Demand (interest-bearing) and savings              61,373,732     52,666,550
   Time
     $100,000 and over                                13,398,691     13,070,648
     Under $100,000                                   28,990,603     28,912,980
                                                    ------------    -----------

       Total                                        $116,424,298   $106,637,919
                                                    ============   ============

            At December 31, 1996 and 1995 the average of time deposits of $100,000 or more was approximately $133,000 and $128,000, respectively. Scheduled maturities of time deposits at December 31, 1996 are $40,233,141 in 1997, $1,855,601 in 1998 and $300,552 in 1999.

NOTE 10 - NOTES PAYABLE TO FEDERAL HOME LOAN BANK

            At December 31, 1996 and 1995 the Bank had various notes payable totaling $11,836,000 and $8,349,000, respectively, to the Federal Home Loan Bank. The proceeds of these notes were used to assist the Bank in providing longer term loans to its clients. Additional borrowings under similar terms are available by pledging additional collateral and purchasing additional stock in the FHLB. Interest rates on these borrowings ranged from 5.15 percent to 8.11 percent. The notes are collateralized by investment securities.

            Minimum required principal payments at December 31, 1996 are as follows:

            1998                                      $   788,000
            1999                                        1,516,000
            2000                                        3,783,000
            2001                                        3,384,000
            2002 and thereafter                         2,365,000
                                                      -----------

                                                      $11,836,000
                                                      ===========

NOTE 11 - UNUSED LINES OF CREDIT

             At December 31, 1996, the Bank had unused short-term lines of credit to purchase Federal Funds totaling $6,000,000 from unrelated banks. These lines of credit are available on a one to seven day basis for general corporate purposes of the Bank. All of the lenders have reserved the right to withdraw these lines at their option.


NOTE 12 - FINANCIAL INSTRUMENTS AND COMMITMENTS WITH OFF-BALANCE-SHEET RISK

             The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include available credit on credit lines, commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial position. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     Financial instruments whose contract amounts       Contract
        represent credit risk at December 31, 1996:     Amount
                                                      -----------
        Commitments to extend credit                  $23,391,202
                                                      ===========
        Standby letters of credit                     $   378,997
                                                      ===========

             Commitments to extend credit are agreements to lend as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation.

            The Bank has entered into a construction contract for the expansion of its building. The contract, amounting to approximately $650,000, will be completed during 1997.

         The Company is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the Company's financial positon.

NOTE 13 - EMPLOYEE BENEFIT PLAN

       The Bank maintains the Greenville National Bank 401(k) Profit Sharing Plan for all eligible employees. Upon ongoing approval of the Board of Directors, the Bank matches employee contributions equal to twenty-five percent of such contributions subject to certain adjustments and limitations. For the years ended December 31, 1996, 1995 and 1994 contributions to the plan of $111,796, $79,702, and $57,108 respectively, were charged to operations.


NOTE 14 - COMMON STOCK AND EARNINGS PER SHARE

       Primary earnings per share amounts are computed based on the weighted average number of shares outstanding plus the shares that would be outstanding assuming exercise of dilutive stock options, all of which are considered to be common stock equivalents. The number of shares that would be issued from the exercise of stock options has been reduced by the number of shares that could have been purchased from the proceeds at the average market price of the Company's stock. On June 18, 1996, the Board of Directors approved a 2 for 1 stock split which was distributed August 9, 1996. All share and per share amounts have been adjusted to reflect the stock split. Weighted average common and common equivalent shares with their dilutive effect were computed as follows:

                                                   1996           1995
                                                 -------         -------
        Average common shares outstanding        787,522         756,606
        Average common share equivalents          67,291          39,834
                                                 -------         -------

           Totals                                854,813         796,440
                                                 =======         =======

NOTE 15 - RESTRICTION ON DIVIDENDS

             The ability of the Company to pay cash dividends is dependent upon receiving cash in the form of dividends from the Bank. Federal banking regulations restrict the amount of dividends that can be paid and such dividends are payable only from the retained earnings of the Bank. At December 31, 1996 the Bank's retained earnings were $6,232,285.


NOTE 16 - REGULATORY MATTERS

            The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

            Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.




                                                                     (Continued)

            As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category. The Bank's actual capital amounts and ratios and minimum regulatory amounts and ratios are presented as follows:

                                                                        To be well capitalized
                                                        For capital     under prompt corrective
                                                     adequacy purposes    action provisions
                                                     -----------------  -----------------------
                                         Actual            Minimum              Minimum
                                 ------------------- ------------------  ----------------------
                                  Amount       Ratio   Amount    Ratio    Amount     Ratio
                                 --------     ------ ---------  -------  ---------  -----------
                                                     (AMOUNTS IN $000)
AS OF DECEMBER 31, 1996
   Total Capital (to risk
     weighted assets)            $10,138       10.91% $ 7,434      8.0%  $ 9,293      10.0%
   Tier I Capital (to risk
     weighted assets)              8,975        9.66    3,717      4.0     5,576       6.0
   Tier I Capital (to average
     assets)                       8,975        6.71    5,353      4.0     6,691       5.0
AS OF DECEMBER 31, 1995
   Total Capital (to risk
     weighted assets)              8,452       11.25    6,010      8.0     7,513      10.0
   Tier I Capital (to risk
     weighted assets)              7,454        9.94    3,005      4.0     4,508       6.0
   Tier I Capital (to average
     assets)                       7,454        6.36    4,688      4.0     5,860       5.0


NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS

            SFAS 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of fair value information, whether or not recognized in the statement of financial position, when it is practical to estimate the fair value. SFAS 107 defines a financial instrument as cash, evidence of an ownership interest in an entity or contractual obligations which require the exchange of cash or other financial instruments. Certain items are specifically excluded from the disclosure requirements, including the company's common stock, property and other assets and liabilities.

            Fair value approximates book value for the following financial instruments due to the short-term nature of the instrument: cash and due from banks, federal funds sold and interest-bearing time deposits with other banks.

            Fair value for variable rate loans that reprice frequently and for loans that mature in less than one year is based on the carrying value. Fair value for mortgage loans, personal loans and all other loans (primarily commercial) is based on the discounted present value of the estimated future cash flows. Discount rates used in these computations approximate the rates currently offered for similar loans of comparable terms and credit quality.




                                                                     (Continued)

            Fair value for demand deposit accounts and interest-bearing accounts with no fixed maturity date is equal to the carrying value. Certificate of deposit accounts maturing within one year are valued at their carrying value. Certificate of deposit accounts maturing after one year are estimated by discounting cash flows from expected maturities using current interest rates on similar instruments.

            Fair value for long-term debt is based on discounted cash flows using the Company's current incremental borrowing rate. Investment securities are valued using quoted market prices. Fair value for the Company's off-balance-sheet financial instruments is based on the discounted present value of the estimated future cash flows. Discount rates used in these computations approximate rates currently offered for similar loans of comparable terms and credit quality.

            The Company has used management's best estimate of fair value based on the above assumptions. Thus, the fair values presented may not be the amounts which could be realized in an immediate sale or settlement of the instrument. In addition, any income taxes or other expenses which would be incurred in an actual sale or settlement are not taken into consideration in the fair values presented.

            The estimated fair values of the Company's fiancial instruments are as follows:

                                                                                       DECEMBER 31,
                                                            -----------------------------------------------------------------
                                                                              1996                         1995
                                                            --------------------------------  -------------------------------
                                                               CARRYING                           CARRYING
                                                                AMOUNT          FAIR VALUE          AMOUNT         FAIR VALUE
                                                            --------------   ---------------  ---------------    ------------
FINANCIAL ASSETS:
   Cash and due from banks                                  $    4,159,185   $     4,159,185  $     3,709,600    $  3,709,600
   Federal funds sold                                            4,908,856         4,908,856        7,770,056       7,770,056
   Interest-bearing time deposits                                1,000,000         1,000,000          100,000         100,000
   Securities available for sale                                29,377,310        29,377,310       25,964,457      25,964,457
   Securities held to maturity                                  22,863,904        22,630,000       20,785,393      20,805,000
   Loans receivable                                             73,163,482        72,543,074       62,763,078      62,275,046

FINANCIAL LIABILITIES:
   Deposit liabilities                                         116,424,298       116,291,698      106,637,919     106,644,081
   Notes payable to Federal Home Loan Bank                      11,836,000        11,719,273        8,349,000       8,380,776

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK:
   Commitments to extend credit                                 23,391,202        23,311,015       16,710,958      16,343,000
   Standby letters of credit                                       378,977           378,977          202,283         202,283

NOTE 18 - CONDENSED FINANCIAL INFORMATION

         Following is condensed financial information of Greenville Financial Corporation (parent company only):

                            CONDENSED BALANCE SHEETS

                                               1996           1995
                                            ----------    ----------
ASSETS
Cash                                        $   90,689    $   74,650
Investment in bank subsidiary                8,958,476     7,578,407
Organization costs - net                         8,848        12,386
                                            ----------    ----------
                                            $9,058,013    $7,665,443
                                            ==========    ==========


                                                                     (Continued)

                         CONDENSED STATEMENTS OF INCOME

                                                                                                    For the years ended
                                                                                                        December 31,
                                                                                          --------------------------------------
                                                                                             1996           1995         1994
                                                                                          -----------    ----------    ---------
INCOME
 Dividends - Bank subsidiary                                                              $   250,000   $   264,031      110,000
 Other income                                                                                       -             -   $    1,123
                                                                                          -----------   -----------   ----------

                                                                                              250,000       264,031      111,123
EXPENSE
 Amortization                                                                                   3,413         3,137        3,539
                                                                                          -----------   -----------   ----------

  Income before undistributed net income of bank subsidiary                                   246,587       260,894      107,584

EQUITY IN UNDISTRIBUTED NET INCOME OF BANK SUBSIDIARY                                       1,520,788     1,073,331      773,556
                                                                                          -----------   -----------   ----------
    Net income                                                                            $ 1,767,375   $ 1,334,225      881,140
                                                                                          ===========   ===========   ==========

                       CONDENSED STATEMENTS OF CASH FLOWS
                                                                                                    For the years ended
                                                                                                        December 31,
                                                                                          --------------------------------------
                                                                                                 1996           1995       1994
                                                                                          -----------   -----------    ---------
OPERATING ACTIVITIES
 Net income                                                                               $ 1,767,375   $ 1,334,225      881,140
 Adjustments to reconcile net income to net cash provided by operating activities
    Equity in undistributed net income of bank subsidiary                                  (1,520,788)   (1,073,331)    (773,556)
    Amortization                                                                                3,413         3,137        3,539
    Other                                                                                         125           402            -
                                                                                          -----------   -----------    ---------
        Net cash provided by operating activities                                             250,125       264,433      111,123
                                                                                          -----------   -----------   ----------

FINANCING ACTIVITIES
 Proceeds from exercise of stock options                                                      159,425        35,100      138,750
 Treasury stock purchases                                                                           -             -      (24,474)
 Dividends paid                                                                              (393,511)     (264,433)    (189,381)
                                                                                          -----------   -----------    ---------
           Net cash used for financing activities                                            (234,086)     (229,333)     (75,105)
                                                                                          -----------   -----------    ---------
           Change in cash                                                                      16,039        35,100       36,018

CASH AT BEGINNING OF YEAR                                                                      74,650        39,550        3,532
                                                                                          -----------   -----------    ---------
CASH AT END OF YEAR                                                                       $    90,689   $    74,650       39,550
                                                                                          ===========   ===========    =========

                 GREENVILLE FINANCIAL CORPORATION AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF CONDITION (UNAUDITED)
                           SEPTEMBER 30, 1997 AND 1996
                          (Dollar amounts in thousands)


                                                                 September 30
                                                           1997                1996
                                                           ----                ----
ASSETS
Cash and due from banks                                  $   4,753          $   4,124
Federal funds sold                                             729              1,317
Interest-bearing time deposits with other banks              1,000              1,000
Securities
   Available for sale                                       25,943             25,586
   Held to maturity
     (market value $20,439 and $19,797)                     20,519             20,668
Loans - net                                                 78,830             69,404
Property - at cost, less accumulated
   depreciation                                              1,734              1,247
Accrued interest receivable                                  1,044                912
Federal Home Loan Bank (FHLB)
   capital stock                                             1,278              1,219
Other assets                                                   214                192
                                                         ---------          ---------
TOTAL                                                    $ 136,044          $ 125,669
                                                         =========          =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits                                                 $ 114,218          $ 105,087
Notes payable to Federal Home Loan
   Bank (FHLB)                                              10,774             11,289
Accrued interest payable                                       415                391
Accrued expenses and other liabilities                         542                466
                                                         ---------          ---------
Total liabilities                                          125,949            117,233
                                                         ---------          ---------
Commitments
Shareholders' Equity
   Common stock - no par value, authorized
     2,000,000 shares, issued 796,022 and
     360,386 shares                                          3,247              3,213
Retained earnings                                            6,839              5,372
Unrealized holding gain (loss) on securities
   available for sale                                            9               (149)
                                                         ---------          ---------
Total shareholders' equity                                  10,095              8,436
                                                         ---------          ---------
TOTAL                                                    $ 136,044          $ 125,669
                                                         =========          =========

                 GREENVILLE FINANCIAL CORPORATION AND SUBSIDIARY
                  CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
             FOR THE THREE MONTHS AND THE NINE MONTHS ENDED
                          SEPTEMBER 30, 1997 AND 1996
                    (In thousands except per share amounts)

                                                     Three months ended    Nine Months ended
                                                       September 30           September 30
                                                      1997       1996       1997        1996
                                                      ----       ----       ----        ----
INTEREST INCOME
   Loans (including fees)                            $2,006     $1,747     $5,715     $5,004
   Investment securities                                758        757      2,371      2,286
   Federal Funds Sold                                    16         46         42        107
                                                     ------     ------     ------     ------
   Total interest income                              2,780      2,550      8,128      7,397
                                                     ------     ------     ------     ------

INTEREST EXPENSE
   Deposits                                           1,079      1,020      3,264      3,131
   Notes payable FHLB                                   191        190        587        504
   Federal Funds purchased                               12          6         45         19
                                                     ------     ------     ------     ------
   Total interest expense                             1,282      1,216      3,896      3,654
                                                     ------     ------     ------     ------
NET INTEREST INCOME                                   1,498      1,334      4,232      3,743

Provision for Possible Loan Losses                       90         93        269        280
                                                     ------     ------     ------     ------
NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES                          1,408      1,241      3,963      3,463
NONINTEREST INCOME
   Service charges                                       99         85        305        251
   Loss on sale of securities available for sale         --         --         --         --
   Other                                                 70         30        248        233
                                                     ------     ------     ------     ------
                                                        169        115        553        484
                                                     ------     ------     ------     ------
Subtotal                                              1,577      1,356      4,516      3,947
                                                     ------     ------     ------     ------

NONINTEREST EXPENSES
   Salaries and employee benefits                       456        405      1,401      1,242
   Occupancy, office and equipment                       54         64        164        172
   Data processing                                       31         18         99         55
   Insurance                                              7          5         20         18
   Postage and supplies                                  24         32         82         96
   Other                                                122        136        343        366
                                                     ------     ------     ------     ------
   Total noninterest expense                            694        660      2,109      1,949
                                                     ------     ------     ------     ------
INCOME BEFORE INCOME TAXES                              883        696      2,407      1,998

PROVISION FOR INCOME TAXES                              318        244        867        700
                                                     ------     ------     ------     ------
NET INCOME                                           $  565     $  452     $1,540     $1,298
                                                     ======     ======     ======     ======
Net Income Per Common and Common Equivalent
Shares Outstanding                                   $ 0.64     $ 0.51     $ 1.73     $ 1.59
                                                     ======     ======     ======     ======

                 GREENVILLE FINANCIAL CORPORATION AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                  NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                                 (In thousands)


                                                                Nine months ended September 30
                                                                      1997          1996
                                                                      ----          ----
OPERATING ACTIVITIES
   Net income                                                       $  1,540      $  1,298
   Adjustments to reconcile net income to net cash
     provided by operating activities
   Depreciation                                                          106            85
   Loss on sale of securities available for sale                          --
   Gain on sale of property                                               --
   Provision for possible loan losses                                    269           280
   Deferred income tax benefit                                           238            --
   (Increase) decrease in accrued interest receivable                     64           154
   Increase in FHLB  capital stock                                        --          (307)
   (Increase) decrease in other assets                                    11           (36)
   Increase (decrease) in accrued interest payable                         4           (73)
   Increase (decrease)in accrued expenses and other liabilities           55           174
                                                                    --------      --------
   Net cash provided by operating activities                           2,287         1,575
                                                                    --------      --------

INVESTING ACTIVITIES
   Proceeds from the sale of securities available for sale             1,438
   Proceeds from the maturity of securities held to maturity           2,354         7,467
   Proceeds from the maturity of securities available for sale         9,500        16,855
   Purchase of securities held to maturity                                --        (7,350)
   Purchase of securities available for sale                          (7,479)      (16,761)
   Net decrease (increase) in federal funds sold                       4,180         6,453
   Net (increase) decrease in interest-bearing time
     deposits with other banks                                            --          (900)
   Net increase in loans                                              (7,223)       (7,919)
   Capital expenditures for property                                    (608)         (160)
                                                                    --------      --------
   Net cash used for investing activities                              2,162        (2,315)
                                                                    --------      --------

FINANCING ACTIVITIES
   Net increase (decrease) in deposits                                (2,206)       (1,551)
   Increase (decrease) in notes payable to FHLB                       (1,062)        2,940
   Proceeds from exercise of stock options                                34           159
   Cash dividends paid                                                  (621)         (394)
                                                                    --------      --------
   Net cash provided by financing activities                          (3,855)        1,154
                                                                    --------      --------
   NET INCREASE IN CASH AND DUE FROM BANKS                               594           414
                                                                    --------      --------
   CASH AND DUE FROM BANKS, BEGINNING OF YEAR                          4,159         3,710
                                                                    --------      --------
   CASH AND DUE FROM BANKS, END OF YEAR                             $  4,753      $  4,124
                                                                    ========      ========
CASH PAID FOR
   Interest                                                         $  3,892      $  3,728
                                                                    ========      ========
   Income Taxes                                                     $    828      $    749
                                                                    ========      ========

                 GREENVILLE FINANCIAL CORPORATION AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                 NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting principles followed by Greenville Financial Corporation and the methods of applying principles conform with generally accepted accounting principles consistently applied and generally practiced within the banking industry

         The consolidated financial statements include the accounts of Greenville Financial Corporation and its wholly-owned subsidiary, Greenville National Bank. All significant intercompany transactions and balances have been eliminated in consolidation.

         The accompanying Unaudited Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for interim periods are not necessarily indicative of the results that may be expected for the entire year. For further information, refer to the consolidated financial statements and notes thereto of Greenville Financial Corporation and subsidiary for the three years ended December 31, 1996, included elsewhere herein.

PROPOSED MERGER

         On September 4, 1997, the Company entered into an agreement and plan of reorganization with Regions Financial Corporation, a bank holding company with its principal office in Birmingham, Alabama, pursuant to which the Company will merge with and into Regions. The proposed merger is subject to various conditions, including approval by the shareholders of the Company and by certain regulatory agencies. The agreement contemplates that the shareholders of the Company will receive approximately 1.2 shares of Regions common stock for each share of Greenville Financial Corporation stock, subject to adjustment under certain circumstances.

ACCOUNTING CONSIDERATIONS

         In June, 1996, Financial Accounting Standards Board ("FASB") issued SFAS No. 125 which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. SFAS No. 125 distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. The Company anticipates that adoption of this standard will not have a material effect on earnings per share.

         In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share" which is effective for annual and interim periods ending after December 15, 1997. It supersedes the presentation of primary earnings per share with a presentation of basic earnings per share which does not consider the effect of common stock equivalents. The computation of diluted earnings per share, which gives effect to all dilutive potential common shares that were outstanding during the period, is consistent with the computation of fully diluted earnings per share per Accounting Principles Board Opinion No. 15. The adoption of this standard is not expected to have a material effect on the Company's earnings per share.

         In June, 1997, FASB issued SFAS No. 130 "Reporting Comprehensive Income" which is effective for annual and interim periods ending after December 15, 1997. This statement requires that all items that are required to be recognized under accounting standards as comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

         In June, 1997, FASB issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" which is effective for annual and interim periods ending after December 15, 1997. This statement establishes standards for the method that public entities report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about product and services, geographical areas and major customers. The adoption of this standard is not expected to have a material effect on the Company's financial reporting.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                        GREENVILLE FINANCIAL CORPORATION

                                      AND

                         REGIONS FINANCIAL CORPORATION

                         DATED AS OF SEPTEMBER 4, 1997

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
Parties.............................................................   A-5
Preamble............................................................   A-5
ARTICLE ONE -- TRANSACTIONS AND TERMS OF MERGER.....................   A-5
  1.1   Merger......................................................   A-5
  1.2   Time and Place of Closing...................................   A-5
  1.3   Effective Time..............................................   A-5
ARTICLE TWO -- TERMS OF MERGER......................................   A-6
  2.1   Certificate of Incorporation................................   A-6
  2.2   Bylaws......................................................   A-6
  2.3   Directors and Officers......................................   A-6
ARTICLE THREE -- MANNER OF CONVERTING SHARES........................   A-6
  3.1   Conversion of Shares........................................   A-6
  3.2   Anti-Dilution Provisions....................................   A-6
  3.3   Shares Held by GFC or Regions...............................   A-6
  3.4   Dissenting Stockholders.....................................   A-6
  3.5   Fractional Shares...........................................   A-7
  3.6   Conversion of Stock Options; Restricted Stock...............   A-7
ARTICLE FOUR -- EXCHANGE OF SHARES..................................   A-7
  4.1   Exchange Procedures.........................................   A-7
  4.2   Rights of Former GFC Stockholders...........................   A-8
ARTICLE FIVE -- REPRESENTATIONS AND WARRANTIES OF GFC...............   A-8
  5.1   Organization, Standing, and Power...........................   A-8
  5.2   Authority; No Breach By Agreement...........................   A-9
  5.3   Capital Stock...............................................   A-9
  5.4   GFC Subsidiaries............................................   A-9
  5.5   Financial Statements........................................  A-10
  5.6   Absence of Undisclosed Liabilities..........................  A-10
  5.7   Absence of Certain Changes or Events........................  A-10
  5.8   Tax Matters.................................................  A-10
  5.9   Assets......................................................  A-11
  5.10  Environmental Matters.......................................  A-11
  5.11  Compliance With Laws........................................  A-12
  5.12  Labor Relations.............................................  A-13
  5.13  Employee Benefit Plans......................................  A-13
  5.14  Material Contracts..........................................  A-14
  5.15  Legal Proceedings...........................................  A-15
  5.16  Statements True and Correct.................................  A-15
  5.17  Accounting, Tax, and Regulatory Matters.....................  A-15
  5.18  Articles of Incorporation Provisions........................  A-15
  5.19  Support Agreements..........................................  A-15
  5.20  Derivatives Contracts.......................................  A-15
  5.21  Year 2000...................................................  A-16
ARTICLE SIX -- REPRESENTATIONS AND WARRANTIES OF REGIONS............  A-16
  6.1   Organization, Standing, and Power...........................  A-16
  6.2   Authority; No Breach by Agreement...........................  A-16
  6.3   Capital Stock...............................................  A-16
  6.4   SEC Filings; Financial Statements...........................  A-17
  6.5   Absence of Undisclosed Liabilities..........................  A-17

                                                                      PAGE
                                                                      ----
  6.6   Absence of Certain Changes or Events........................  A-17
  6.7   Compliance With Laws........................................  A-17
  6.8   Legal Proceedings...........................................  A-18
  6.9   Statements True and Correct.................................  A-18
  6.10  Accounting, Tax, and Regulatory Matters.....................  A-18
ARTICLE SEVEN -- CONDUCT OF BUSINESS PENDING CONSUMMATION...........  A-19
  7.1   Covenants of Both Parties...................................  A-19
  7.2   Covenants of GFC............................................  A-19
  7.3   Covenants of Regions........................................  A-20
  7.4   Adverse Changes in Condition................................  A-20
  7.5   Reports.....................................................  A-20
ARTICLE EIGHT -- ADDITIONAL AGREEMENTS..............................  A-21
  8.1   Registration Statement; Proxy Statement; Stockholder
        Approval....................................................  A-21
  8.2   Nasdaq/NMS Listing..........................................  A-21
  8.3   Applications................................................  A-21
  8.4   Agreement as to Efforts to Consummate.......................  A-21
  8.5   Investigation and Confidentiality...........................  A-21
  8.6   Press Releases..............................................  A-22
  8.7   Certain Actions.............................................  A-22
  8.8   Tax Matters.................................................  A-22
  8.9   Agreement of Affiliates.....................................  A-22
  8.10  Employee Benefits and Contracts.............................  A-23
  8.11  Indemnification.............................................  A-23
  8.12  Articles of Incorporation Provisions........................  A-24
ARTICLE NINE -- CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE...  A-24
  9.1   Conditions to Obligations of Each Party.....................  A-24
  9.2   Conditions to Obligations of Regions........................  A-25
  9.3   Conditions to Obligations of GFC............................  A-25
ARTICLE TEN -- TERMINATION..........................................  A-26
  10.1  Termination.................................................  A-26
  10.2  Effect of Termination.......................................  A-27
  10.3  Non-Survival of Representations and Covenants...............  A-27
ARTICLE ELEVEN -- MISCELLANEOUS.....................................  A-27
  11.1  Definitions.................................................  A-27
  11.2  Expenses....................................................  A-32
  11.3  Brokers and Finders.........................................  A-32
  11.4  Entire Agreement............................................  A-32
  11.5  Amendments..................................................  A-32
  11.6  Waivers.....................................................  A-32
  11.7  Assignment..................................................  A-32
  11.8  Notices.....................................................  A-33
  11.9  Governing Law...............................................  A-33
  11.10 Counterparts................................................  A-33
  11.11 Captions....................................................  A-33
  11.12 Severability................................................  A-33
Signatures..........................................................  A-34

                                LIST OF EXHIBITS

EXHIBIT NUMBER                           DESCRIPTION
--------------                           -----------
      1.         Form of Support Agreement. (sec. 11.1).
      2.         Form of Affiliate Agreement. (sec. 8.9).
      3.         Form of Claims Letter. (sec. 9.2).
      4.         Form of Opinion Letter of GFC's Counsel. (sec. 9.2).
      5.         Form of Opinion Letter of Regions' Counsel. (sec. 9.3).

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of September 4, 1997, by and between GREENVILLE FINANCIAL CORPORATION ("GFC"), a corporation organized and existing under the laws of the State of South Carolina, with its principal office located in Greenville, South Carolina, and REGIONS FINANCIAL CORPORATION ("Regions"), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

                                    PREAMBLE

     The Boards of Directors of GFC and Regions are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the acquisition of GFC by Regions pursuant to the merger of GFC into and with Regions. At the effective time of such merger, the outstanding shares of the capital stock of GFC shall be converted into shares of the common stock of Regions (except as provided herein). As a result, stockholders of GFC shall become stockholders of Regions and the subsidiary of GFC shall continue to conduct its business and operations as a wholly-owned subsidiary of Regions. The transactions described in this Agreement are subject to the approvals of the stockholders of GFC, the Board of Governors of the Federal Reserve System, and the appropriate state regulatory authorities and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the merger
(i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes shall be accounted for as a "pooling of interests."

     As a condition and inducement to Regions' willingness to consummate the transactions contemplated by this Agreement, prior to the execution of this Agreement, each of GFC's directors will execute and deliver to Regions an agreement (a "Support Agreement"), in substantially the form of Exhibit 1 to this Agreement.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                  ARTICLE ONE

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, GFC shall be merged into and with Regions in accordance with the provisions of Section 252 of the DGCL and with the effect provided in Section 259 of the DGCL and in accordance with Section 33-11-107 of the SCBCA with the effect provided in Section 33-11-106 of the SCBCA (the "Merger"). Regions shall be the Surviving Corporation of the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the Boards of Directors of GFC and Regions.

     1.2 Time and Place of Closing. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at the offices of Regions, or such other place as may be mutually agreed upon by the Parties.

     1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the South Carolina Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of South Carolina and the Delaware Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of GFC approve this Agreement to the extent such approval is required by applicable Law.

                                  ARTICLE TWO

                                TERMS OF MERGER

     2.1 Certificate of Incorporation. The Certificate of Incorporation of Regions in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.2 Bylaws. The Bylaws of Regions in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.3 Directors and Officers. The directors of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                 ARTICLE THREE

                          MANNER OF CONVERTING SHARES

     3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

     (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

     (b) Each share of GFC Common Stock (excluding shares held by GFC or any of its Subsidiaries or by Regions or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into 1.2 shares of Regions Common Stock (the "Exchange Ratio").

     3.2 Anti-Dilution Provisions. In the event GFC changes the number of shares of GFC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock, the Exchange Ratio shall be proportionately adjusted. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 Shares Held by GFC or Regions. Each of the shares of GFC Common Stock held by any GFC Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 Dissenting Stockholders. Any holder of shares of GFC Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Sections 13-13-101, et seq. of the SCBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the SCBCA and surrendered to GFC the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of GFC fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Regions shall issue and deliver the consideration to which such holder of shares of GFC Common Stock is entitled under this Article Three (without interest) upon surrender by such holder of the certificate or certificates representing shares of GFC Common Stock held by such holder. GFC will establish an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting stockholders. Upon satisfaction of all claims of dissenting stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to GFC.

     3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of GFC Common Stock exchanged pursuant to the Merger, or of options to purchase shares of GFC Common Stock, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Merger, or the date of exercise, in the case of options. The market value of one share of Regions Common Stock at the Effective Time or the date of exercise, as the case may be, shall be the last sale price of such common stock on the Nasdaq/NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time, in the case of shares exchanged pursuant to the Merger, and the date of exercise, in the case of options. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

     3.6 Conversion of Stock Options; Restricted Stock. (a) At the Effective Time, all rights with respect to GFC Common Stock pursuant to stock options or stock appreciation rights ("GFC Options") granted by GFC under the GFC Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each GFC Option, in accordance with the terms of the GFC Stock Plan and stock option agreement by which it is evidenced. From and after the Effective Time, (i) each GFC Option assumed by Regions may be exercised solely for shares of Regions Common Stock (or cash in the case of stock appreciation rights), (ii) the number of shares of Regions Common Stock subject to such GFC Option shall be equal to the number of shares of GFC Common Stock subject to such GFC Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such GFC Option shall be adjusted by dividing the per share exercise price under each such GFC Option by the Exchange Ratio and rounding down to the nearest cent. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code, as to any stock option which is an "incentive stock option." GFC agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.6.

     (b) All restrictions or limitations on transfer with respect to GFC Common Stock awarded under the GFC Stock Plans or any other plan, program, or arrangement of any GFC Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

                                  ARTICLE FOUR

                               EXCHANGE OF SHARES

     4.1 Exchange Procedures. Promptly after the Effective Time, Regions shall cause the exchange agent selected by Regions (the "Exchange Agent") to mail to the former stockholders of GFC appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of GFC Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of GFC Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of GFC Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder may be otherwise entitled (without interest). Regions shall not be obligated to deliver the consideration to which any former holder of GFC Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of GFC Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of GFC Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Regions, GFC, nor the Exchange Agent shall be liable to a holder of GFC Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 Rights of Former GFC Stockholders. At the Effective Time, the stock transfer books of GFC shall be closed as to holders of GFC Common Stock immediately prior to the Effective Time, and no transfer of GFC Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of GFC Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which the holder thereof has perfected dissenters' rights of appraisal as contemplated by Section 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of GFC shall be entitled to vote after the Effective Time at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their respective shares of GFC Common Stock are converted, regardless of whether such holders have exchanged their certificates representing GFC Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Regions Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of GFC Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such GFC Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                  ARTICLE FIVE

                     REPRESENTATIONS AND WARRANTIES OF GFC

     GFC hereby represents and warrants to Regions as follows:

     5.1 Organization, Standing, and Power. GFC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of South Carolina, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. GFC is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GFC.

     5.2 Authority; No Breach by Agreement. (a) GFC has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to the approval of this Agreement by the holders of a two-thirds of the outstanding shares of GFC Common Stock. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been or will be duly and validly authorized by all necessary corporate action in respect thereof on the part of GFC, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of GFC Common Stock. Subject to such requisite approval, this Agreement represents a legal, valid, and binding obligation of GFC, enforceable against GFC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by GFC, nor the consummation by GFC of the transactions contemplated hereby, nor compliance by GFC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of GFC's Articles of Incorporation or Bylaws, or (ii) except as disclosed in Section 5.2(b) of the GFC Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any GFC Company under, any Contract or Permit of any GFC Company, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any GFC Company or any of their respective Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GFC, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by GFC of the Merger and the other transactions contemplated in this Agreement.

     5.3 Capital Stock. (a) The authorized capital stock of GFC consists of 2,000,000 shares of GFC Common Stock, of which 796,022 shares are issued and outstanding as of the date of this Agreement and not more than 916,772 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of GFC Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of GFC Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of GFC. GFC has reserved 250,000 shares of GFC Common Stock for issuance under the GFC Stock Plans, pursuant to which options to purchase not more than 120,750 shares of GFC Common Stock are outstanding.

     (b) Except as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of GFC outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of GFC or contracts, commitments, understandings, or arrangements by which GFC is or may be bound to issue additional shares of GFC capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

     5.4 GFC Subsidiaries. GFC has disclosed in Section 5.4 of the GFC Disclosure Memorandum all of the GFC Subsidiaries as of the date of this Agreement. Except as disclosed, GFC or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each GFC Subsidiary. No equity securities of any GFC Subsidiary are or may become required to be issued (other than to a GFC Company) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any GFC Subsidiary is bound to issue (other than to a GFC

Company) additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock or by which any GFC Company is or may be bound to transfer any shares of the capital stock of any GFC Subsidiary (other than to a GFC Company). There are no Contracts relating to the rights of any GFC Company to vote or to dispose of any shares of the capital stock of any GFC Subsidiary. All of the shares of capital stock of each GFC Subsidiary held by a GFC Company are duly authorized, validly issued, and fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the GFC Company free and clear of any Lien. Each GFC Subsidiary is a corporation, and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each GFC Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GFC. Each GFC Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate.

     5.5 Financial Statements. GFC has disclosed in Section 5.5 of the GFC Disclosure Memorandum, and has delivered to Regions copies of, all GFC Financial Statements prepared for periods ended prior to the date hereof and will deliver to Regions copies of all GFC Financial Statements prepared subsequent to the date hereof. The GFC Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the GFC Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the GFC Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the GFC Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material).

     5.6 Absence of Undisclosed Liabilities. No GFC Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GFC, except Liabilities which are accrued or reserved against in the consolidated balance sheets of GFC as of June 30, 1997 included in the GFC Financial Statements or reflected in the notes thereto. No GFC Company has incurred or paid any Liability since June 30, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GFC.

     5.7 Absence of Certain Changes or Events. Since June 30, 1997, except as disclosed in the GFC Financial Statements, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GFC, and (ii) the GFC Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of GFC provided in Article Seven of this Agreement.

     5.8 Tax Matters. (a) All Tax returns required to be filed by or on behalf of any of the GFC Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time to the Knowledge of GFC, and all returns filed are complete and accurate to the Knowledge of GFC. All Taxes shown on filed returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on GFC, except to the extent reserved against in the GFC Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b) None of the GFC Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable Taxing authorities) that is currently in effect.

     (c) Adequate provision for any Taxes due or to become due for any of the GFC Companies for the period or periods through and including the date of the respective GFC Financial Statements has been made and is reflected on such GFC Financial Statements.

     (d) Deferred Taxes of the GFC Companies have been adequately provided for in the GFC Financial Statements.

     (e) Each of the GFC Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GFC.

     (f) None of the GFC Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

     (g) There are no Liens with respect to Taxes upon any of the assets of the GFC Companies.

     (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the GFC Companies that occurred during or after any Taxable Period in which the GFC Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1994.

     (i) No GFC Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

     (j) All material elections with respect to Taxes affecting the GFC Companies as of the date of this Agreement have been or will be timely made as set forth in Section 5.8 of the GFC Disclosure Memorandum. After the date hereof, no election with respect to Taxes will be made without the prior written consent of Regions, which consent will not be unreasonably withheld.

     (k) No GFC Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     5.9 Assets. Except as disclosed or reserved against in the GFC Financial Statements, the GFC Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets that are material to the business of the GFC Companies. All material tangible properties used in the businesses of the GFC Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with GFC's past practices. All Assets which are material to the business of the GFC Companies, which are held under leases or subleases by any of the GFC Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

     5.10 Environmental Matters. (a) To the Knowledge of GFC, each GFC Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GFC.

     (b) To the Knowledge of GFC, there is no Litigation pending or threatened before any court, governmental agency, or authority, or other forum in which any GFC Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any GFC Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GFC.

     (c) To the Knowledge of GFC, there is no Litigation pending or threatened before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or GFC in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GFC.

     (d) To the Knowledge of GFC, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GFC.

     (e) To the Knowledge of GFC, during the period of (i) any GFC Company's ownership or operation of any of their respective current properties, (ii) any GFC Company's participation in the management of any Participation Facility, or,
(iii) any GFC Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under, or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GFC. Prior to the period of
(i) any GFC Company's ownership or operation of any of their respective current properties, (ii) any GFC Company's participation in the management of any Participation Facility, or (iii) any GFC Company's holding of a security interest in a Loan Property, to the Knowledge of GFC, there were no releases of Hazardous Material or oil in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GFC.

     5.11 Compliance With Laws. Each GFC Company has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GFC, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GFC. Except as disclosed in Section 5.11 of the GFC Disclosure Memorandum, none of the GFC Companies:

          (a) Is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GFC; and

          (b) Has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any GFC Company is not in compliance with any of the material Laws or material Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GFC, (ii) threatening to revoke any material Permits the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GFC, or
     (iii) requiring any GFC Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its management, or the payment of dividends.

     5.12 Labor Relations. No GFC Company is the subject of any Litigation asserting that it or any other GFC Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other GFC Company to bargain with any labor organization as to wages or conditions of employment, nor is any GFC Company a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any GFC Company, pending or threatened, or to its Knowledge, is there any activity involving any GFC Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.13 Employee Benefit Plans. (a) GFC has disclosed in Section 5.13 of the GFC Disclosure Memorandum, and has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA maintained by, sponsored in whole or in part by, or contributed to by any GFC Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "GFC Benefit Plans"). Any of the GFC Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "GFC ERISA Plan." Any GFC ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "GFC Pension Plan." On or after September 26, 1980, neither GFC nor any GFC Company has had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). The only "employee pension benefit plan," as defined in Section 3(2) of ERISA, ever maintained by any GFC Company that was intended to qualify under Section 401(a) of the Internal Revenue Code, is the Greenville National Bank 401(k) Profit Sharing Plan.

     (b) GFC has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such GFC Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such GFC Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1974, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any GFC Benefit Plan with respect to the most recent three plan years, and (iv) the most recent summary plan descriptions and any material modifications thereto.

     (c) All GFC Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GFC. Each GFC ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and GFC is not aware of any circumstances which will or could result in revocation of any such favorable determination letter. Each trust created under any GFC ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and GFC is not aware of any circumstance which will or could result in revocation of such exemption. With respect to each GFC Benefit Plan, except as disclosed in Section 5.13(c) of the GFC Disclosure Memorandum, to the Knowledge of GFC, no event has occurred which will or could give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code. There is no material pending or threatened Litigation relating to any GFC ERISA Plan. No GFC Company has engaged in a transaction with respect to any GFC Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any GFC Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GFC.

     (d) No GFC Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any GFC Pension Plan, (ii) no change in the actuarial assumptions with respect to any GFC Pension Plan, and (iii) no increase in benefits under any GFC Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GFC or materially adversely affect the funding status of any such plan. Neither any GFC Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any GFC Company, or the single-employer plan of any entity which is considered one employer with GFC under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA. No GFC Company has provided, or is required to provide, security to a GFC Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     (e) No liability under Title IV of ERISA has been or is expected to be incurred by any GFC Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any ERISA Affiliate).

     (f) No GFC Company has any obligations for retiree health and retiree life benefits under any of the GFC Benefit Plans.

     (g) Except as set forth in Section 5.13(g) of the GFC Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any GFC Company from any GFC Company under any GFC Benefit Plan or otherwise,
(ii) increase any benefits otherwise payable under any GFC Benefit Plan, or
(iii) result in any acceleration of the time of payment or vesting of any such benefit.

     (h) No oral or written representation or communication with respect to any aspect of the GFC Benefit Plans has been made to employees of any of the GFC Companies prior to the date hereof which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. All GFC Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the GFC Benefit Plans are correct and complete and there have been no changes in the information set forth therein.

     5.14 Material Contracts. Except as disclosed in the Section 5.14 of the GFC Disclosure Memorandum, none of the GFC Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any GFC Company or the guarantee by any GFC Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contracts between or among GFC Companies; and (iv) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by GFC with the Securities and Exchange Commission (the "SEC") as of the date of this Agreement if GFC were required to file a Form 10-K with the SEC (together with all Contracts referred to in Sections 5.9 and 5.13(a) of this Agreement, the "GFC Contracts"). None of the GFC Companies is in Default under any GFC Contract which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on GFC.

     5.15 Legal Proceedings. Except to the extent specifically reserved against in the GFC Financial Statements dated prior to the date of this Agreement, there is no Litigation instituted or pending, or, to the Knowledge of GFC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any GFC Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GFC, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any GFC Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GFC.

     5.16 Statements True and Correct. No statement, certificate, instrument, or other writing furnished or to be furnished by any GFC Company or any Affiliate thereof to Regions pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any GFC Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or contain any untrue statement of a material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any GFC Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to GFC's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by a GFC Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of GFC, be false or misleading with respect to any material fact, or contain any misstatement of material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated thereunder or necessary to correct any material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any GFC Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     5.17 Accounting, Tax, and Regulatory Matters. No GFC Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of GFC, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the second sentence of such Section 9.1(b).

     5.18 Articles of Incorporation Provisions. Each GFC Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person (other than a Regions Company) under the Articles of Incorporation, Bylaws, or other governing instruments of any GFC Company or restrict or impair the ability of Regions to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any GFC Company that may be acquired or controlled by it.

     5.19 Support Agreements. Each of the directors of GFC has executed and delivered to Regions an agreement in substantially the form of Exhibit 1 to this Agreement.

     5.20 Derivatives Contracts. Neither GFC nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof).

     5.21 Year 2000. Except as disclosed in Section 5.22 of the GFC Disclosure Memorandum, GFC represents and warrants that all computer software necessary for the conduct of its business (the "Software") is designed to be used prior to, during, and after the calendar year 2000 A.D., and that the Software will operate during each such time period without error relating to the year 2000, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century. GFC further represents and warrants that the Software accepts, calculates, sorts, extracts and otherwise processes date inputs and date values, and returns and displays date values, in a consistent manner regardless of the dates used, whether before, on, or after January 1, 2000.

                                  ARTICLE SIX

                   REPRESENTATIONS AND WARRANTIES OF REGIONS

     Regions hereby represents and warrants to GFC as follows:

     6.1 Organization, Standing, and Power. Regions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Regions is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.2 Authority; No Breach by Agreement. (a) Regions has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions. This Agreement represents a legal, valid, and binding obligation of Regions, enforceable against Regions in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Regions, nor the consummation by Regions of the transactions contemplated hereby, nor compliance by Regions with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Regions' Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Regions Company under, any Contract or Permit of any Regions Company, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Regions Company or any of their respective Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans and other than Consents, filings, or notifications which, if not obtained or made, is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Regions of the Merger and the other transactions contemplated in this Agreement.

     6.3 Capital Stock. The authorized capital stock of Regions consists of 240,000,000 shares of Regions Common Stock, of which 136,722,928 shares were issued and outstanding and no shares were held as treasury shares as of June 30, 1997. All of the issued and outstanding shares of Regions Common Stock are, and all of the shares of Regions Common Stock to be issued in exchange for shares of GFC Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of Regions Common Stock has been, and none of the shares of Regions Common Stock to be issued in exchange for shares of GFC Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Regions.

     6.4 SEC Filings; Financial Statements. (a) Regions has filed all forms, reports, and documents required to be filed by Regions with the SEC since December 31, 1993, other than registration statements on Forms S-4 and S-8 (collectively, the "Regions SEC Reports"). The Regions SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Regions SEC Reports or necessary in order to make the statements in such Regions SEC Reports, in light of the circumstances under which they were made, not misleading.

     (b) Each of the Regions Financial Statements (including, in each case, any related notes) contained in the Regions SEC Reports, including any Regions SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Regions and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     6.5 Absence of Undisclosed Liabilities. No Regions Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Regions as of June 30, 1997 included in the Regions Financial Statements or reflected in the notes thereto. No Regions Company has incurred or paid any Liability since June 30, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.6 Absence of Certain Changes or Events. Since June 30, 1997, except as disclosed in the Regions Financial Statements filed with the SEC after such date and prior to the date of this Agreement, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.7 Compliance With Laws. Regions is duly registered as a bank holding company under the BHC Act. Each Regions Company has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. None of the Regions
Companies:

          (a) Is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; and

          (b) Has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Regions Company is not in compliance with any of the material Laws or material Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, (ii) threatening to revoke any Permits, the revocation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or
     (iii) requiring any Regions Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its management, or the payment of dividends.

     6.8 Legal Proceedings. Except to the extent specifically reserved against in the Regions Financial Statements dated prior to the date of this Agreement, there is no Litigation instituted or pending, or, to the Knowledge of Regions, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Regions Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Regions Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.9 Statements True and Correct. No statement, certificate, instrument, or other writing furnished or to be furnished by any Regions Company or any Affiliate thereof to GFC pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or contain any untrue statement of a material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to GFC's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by any Regions Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of GFC, be false or misleading with respect to any material fact, or contain any misstatement of material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated thereunder or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Regions Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     6.10 Accounting, Tax, and Regulatory Matters. No Regions Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting or treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement. To the Knowledge of Regions, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the second sentence of such
Section 9.1(b).

                                 ARTICLE SEVEN

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 Covenants of Both Parties. Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course,
(ii) preserve intact its business organizations and Assets and maintain its rights and franchises, and (iii) take no action which would materially adversely affect the ability of any Party to (a) obtain any Consents required for the transactions contemplated hereby, or (b) perform its covenants and agreements under this Agreement in all material respects and to consummate the Merger; provided, that the foregoing shall not prevent any Regions Company from discontinuing or disposing of any of its Assets or business, or from acquiring or agreeing to acquire any other Person or any Assets thereof, if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its Subsidiaries.

     7.2 Covenants of GFC. Except as specifically contemplated or permitted by this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, GFC covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of a duly authorized officer of Regions:

          (a) Amend the Articles of Incorporation, Bylaws, or other governing instruments of any GFC Company; or

          (b) Incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a GFC Company to another GFC Company) in excess of an aggregate of $100,000 (for the GFC Companies on a consolidated basis) except in the ordinary course of the business of GFC Companies consistent with past practices (which shall include, for GFC, creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank or the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or, except as disclosed in Section 7.2(b) of the GFC Disclosure Memorandum, forgive any such indebtedness of any Person to any GFC Company (in excess of an aggregate of $50,000), or impose, or suffer the imposition, on any share of stock held by any GFC Company of any Lien or permit any such Lien to exist; or

          (c) Repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any GFC Company, or declare or pay any dividend or make any other distribution in respect of any GFC Common Stock; provided that GFC may (to the extent legally able to do so), but shall not be obligated to, declare and pay regular annual cash dividends on the GFC Common Stock at an amount not to exceed 35% of GFC's net income after taxes, and in no event may such an amount per share of GFC Common Stock exceed $.98 and with the usual and regular record and payment dates as disclosed in Section 7.2(c) of the GFC Disclosure Memorandum; or

          (d) Except pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of GFC Common Stock or any other capital stock of any GFC Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

          (e) Adjust, split, combine, or reclassify any capital stock of any GFC Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of GFC Common Stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any GFC Subsidiary (unless any such shares of stock are sold or otherwise transferred to another GFC Company) or any Assets having in the aggregate a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration; or

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

          (f) Acquire direct or indirect control over, or invest in equity securities of, any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by GFC in its fiduciary capacity; or

          (g) Grant any increase in compensation or benefits to the employees or officers of any GFC Company except as disclosed in Section 7.2(g) of the GFC Disclosure Memorandum or as required by Law; pay any bonus except pursuant to the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement and disclosed in
     Section 7.2(g) of the GFC Disclosure Memorandum; enter into or amend any severance agreements with officers of any GFC Company except as disclosed in Section 7.2(g) of the GFC Disclosure Memorandum; grant any increase in fees or other increases in compensation or other benefits to directors of any GFC Company; or

          (h) Enter into or amend any employment Contract between any GFC Company and any Person (unless such amendment is required by Law) that the GFC Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i) Except as disclosed in Section 7.2(i) of the GFC Disclosure Memorandum, adopt any new employee benefit plan or program of any GFC Company or make any material change in or to any existing employee benefit plans or programs of any GFC Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (j) Make any significant change in any accounting methods, principles, or practices or systems of internal accounting controls, except as may be necessary to conform to changes in regulatory accounting requirements or GAAP; or

          (k) Commence or settle any Litigation other than in accordance with past practice; provided that, except to the extent specifically reserved against in the GFC Financial Statements dated prior to the date of this Agreement, no GFC Company shall settle any Litigation involving any Liability of any GFC Company for money damages in excess of $25,000 (exclusive of insurance proceeds) or restrictions upon the operations of any GFC Company; or

          (l) Except in the ordinary course of business, enter into or terminate any material Contract or make any change in any material lease or Contract, other than renewals of leases and Contracts without material adverse changes of terms or as disclosed pursuant to Sections 7.2(g), (h), or (i) of the GFC Disclosure Memorandum.

     7.3 Covenants of Regions. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Regions covenants and agrees that it will not, without the prior written consent of a duly authorized officer of GFC amend the Certificate of Incorporation or Bylaws of Regions, in each case, in any manner which is adverse to, and discriminates against, the holders of GFC Common Stock.

     7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) is reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and GFC shall deliver to Regions copies of all such reports filed by GFC promptly after the same are filed. If financial statements are contained in any such reports filed with appropriate Regulatory Authorities, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-

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

end adjustments that are not material). As of their respective dates, such reports filed with the SEC, will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to a Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                 ARTICLE EIGHT

                             ADDITIONAL AGREEMENTS

     8.1 Registration Statement; Proxy Statement; Stockholder Approval. As soon as reasonably practicable after the execution of this Agreement, Regions shall file the Registration Statement with the SEC, provided GFC has provided, on a reasonably timely basis, all information concerning GFC necessary for inclusion in the Registration Statement, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as soon as reasonably practicable after the filing thereof and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Regions Common Stock upon consummation of the Merger. GFC shall promptly furnish all information concerning it and the holders of its capital stock as Regions may reasonably request in connection with such action. GFC shall call a Stockholders' Meeting, to be held within forty-five
(45) days after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of (i) this Agreement and (ii) such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) GFC shall mail the Proxy Statement to all of its stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of GFC shall recommend (subject to compliance with their fiduciary duties as advised in writing by counsel to such Board) to its stockholders the approval of this Agreement, and (iv) the Board of Directors and officers of GFC shall use their reasonable efforts to obtain such stockholders' approval (subject to compliance with their fiduciary duties as advised in writing by counsel to such Board).

     8.2 Nasdaq/NMS Listing. Regions shall file with the NASD a notification for the listing on the Nasdaq/NMS relating to the proposed issuance of the shares of Regions Common Stock to be issued to the holders of GFC Common Stock pursuant to the Merger.

     8.3 Applications. As soon as reasonably practicable after execution of this Agreement, Regions shall prepare and file, and GFC shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. Regions shall use all reasonable efforts to obtain the requisite Consents of all Regulatory Authorities as soon as reasonably practicable after the filing of the appropriate applications.

     8.4 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions applicable to such Party referred to in Article Nine of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.5 Investigation and Confidentiality. (a) Prior to the Effective Time, each Party will keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby

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

and, after the 30th day after execution of this Agreement, shall not interfere unreasonably with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     (c) GFC shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons which were considering an acquisition transaction with GFC to preserve the confidentiality of the information relating to GFC provided to such parties.

     8.6 Press Releases. Prior to the Effective Time, GFC and Regions shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section
8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel advises as necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.7 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, no GFC Company nor any Affiliate thereof nor any investment banker, attorney, accountant, or other representative (collectively, "Representatives") retained by any GFC Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of GFC's Board of Directors as advised in writing by counsel to such Board of Directors, no GFC Company or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, and shall direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing, but GFC may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it is required to do so in order to comply with its legal obligations. GFC shall promptly notify Regions orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. GFC shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing.

     8.8 Tax Matters. The Parties agree to use their reasonable efforts to obtain written opinions of Alston & Bird to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of GFC Common Stock for Regions Common Stock will not give rise to gain or loss to the stockholders of GFC with respect to such exchange (except to the extent of any cash received), and (iii) each of GFC and Regions will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code ("Tax Opinions"). In rendering such Tax Opinions, counsel shall be entitled to rely upon representations of officers of GFC and Regions reasonably satisfactory in form and substance to such counsel. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for Federal income tax purposes.

     8.9 Agreement of Affiliates. GFC has disclosed in Section 8.9 of the GFC Disclosure Memorandum each Person whom it reasonably believes is an "affiliate" of GFC for purposes of Rule 145 under the 1933 Act. GFC shall use its reasonable efforts to cause each such Person to deliver to Regions not later than 30 days prior to the Effective Time a written agreement, substantially in the form of
Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of GFC Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Regions Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of Regions

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

and GFC have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. Shares of Regions Common Stock issued to such affiliates of GFC in exchange for shares of GFC Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Regions and GFC have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.9 (and Regions shall be entitled to place restrictive legends upon certificates for shares of Regions Common Stock issued to affiliates of GFC pursuant to this Agreement to enforce the provisions of this Section 8.9). Regions shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Regions Common Stock by such affiliates.

     8.10 Employee Benefits and Contracts. Following the Effective Time, Regions shall provide generally to officers and employees of the GFC Companies, who at or after the Effective Time become employees of a Regions Company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock except as set forth in this Section 8.10), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Regions Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of GFC should be treated as service under Regions' qualified defined benefit plans,
(ii) service under any qualified defined contribution plans of GFC shall be treated as service under Regions' qualified defined contribution plans, and
(iii) service under any other employee benefit plans of GFC shall be treated as service under any similar employee benefit plans maintained by Regions. Regions also shall cause GFC and its Subsidiaries to honor all employment, severance, consulting, and other compensation Contracts disclosed in Section 8.10 of the GFC Disclosure Memorandum to Regions between any GFC Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the GFC Benefit Plans.

     8.11 Indemnification.  (a) Subject to the conditions set forth in paragraph
(b) below, for a period of six (6) years after the Effective Time, Regions shall, and shall cause GFC to, indemnify, defend, and hold harmless each person entitled to indemnification from a GFC Company (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted by South Carolina Law and GFC's Articles of Incorporation and Bylaws, in each case as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by the GFC is required to effectuate any indemnification, Regions shall cause the GFC to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Regions and the Indemnified Party.

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a), upon learning of any such Liability or Litigation, shall promptly notify Regions thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Regions or GFC shall have the right to assume the defense thereof and Regions shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Regions or GFC elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Regions or GFC and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Regions or GFC shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Regions shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and
(iii) Regions shall not be liable for any settlement effected without its prior written consent; and provided further that GFC shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine,

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

and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

     8.12 Articles of Incorporation Provisions. Each GFC Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any GFC Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any GFC Company that may be directly or indirectly acquired or controlled by it.

                                  ARTICLE NINE

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (a) Stockholder Approval. The stockholders of GFC shall have approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

          (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent so obtained which is necessary to consummate the transactions as contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of Regions would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (c) Consents and Approvals. Each Party shall have obtained any and all other Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

          (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Regions Common Stock issuable pursuant to the Merger shall have been received.

          (f) Nasdaq/NMS Listing. The shares of Regions Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq/NMS.

          (g) Tax Matters. Each Party shall have received a copy of the Tax Opinions referred to in Section 8.8 of this Agreement. Each Party shall have delivered to the other a Certificate, dated as of the

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

     date of the Tax Opinion, signed by its duly authorized officers, to the effect that, to the best knowledge and belief of such officers, the statement of facts and representations made on behalf of the management of such Party, presented to the legal counsel delivering the Tax Opinions were at the date of such presentation, true, correct, and complete, and are on the date of such Certificate, to the extent contemplated by the presentation, true, correct, and complete, as though such presentation had been made on the date of such Certificate.

     9.2 Conditions to Obligations of Regions. The obligations of Regions to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Regions pursuant to Section 11.6(a) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of GFC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of GFC set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of GFC set forth in Sections 5.17 and 5.18 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of GFC set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.17 and 5.18) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on GFC; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of GFC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) Certificates. GFC shall have delivered to Regions (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by GFC's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Regions and its counsel shall request.

          (d) Claims Letters. Each of the directors and officers of GFC shall have executed and delivered to Regions letters in substantially the form of
     Exhibit 3 to this Agreement.

          (e) Legal Opinion. Regions shall have received a written opinion, dated as of the Effective Time, of counsel to GFC, in substantially the form of Exhibit 4 to this Agreement.

          (f) Affiliate Agreements. Regions shall have received from each affiliate of GFC the affiliates agreement referred to in Section 8.9 of this Agreement.

          (g) Pooling Letter. Regions shall have received a letter from Ernst & Young, LLP, dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement.

     9.3 Conditions to Obligations of GFC. The obligations of GFC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by GFC pursuant to Section 11.6(b) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Regions set forth in this Agreement shall be assessed as of the date of

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

     this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Regions set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of Regions set forth in Section 6.10 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Regions set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.10) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Regions; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Regions to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) Certificates. Regions shall have delivered to GFC (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that, to the best knowledge of such officers, after due inquiry, the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Regions' Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, as appropriate, and the consummation of the transactions contemplated hereby, all in such reasonable detail as GFC and its counsel shall request.

          (d) Legal Opinion. GFC shall have received a written opinion, dated as of the Effective Time, of counsel to Regions, in substantially the form of Exhibit 5 to this Agreement.

                                  ARTICLE TEN

                                  TERMINATION

     10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of GFC, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of Regions and the Board of Directors of GFC; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of GFC and Section 9.3(a) in the case of Regions or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of GFC and Section 9.3(a) of this Agreement in the case of Regions; or

          (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of GFC and Section 9.3(a) in the case of Regions or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

          (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of GFC fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the Laws of the State of South Carolina at the GFC Stockholders' Meeting where the transactions were presented to such stockholders for approval and voted upon; or

          (e) By the Board of Directors of GFC or by the Board of Directors of Regions in the event that the Merger shall not have been consummated by May 31, 1998, in each case only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of GFC and Section 9.3(a) in the case of Regions or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(d) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement as the date after which such Party may terminate this Agreement; or

          (g) By the Board of Directors of Regions, at any time prior to the 30th day after execution of this Agreement without any Liability in the event that the review of the Assets, business, financial condition, and results of operations of GFC undertaken by Regions during such time period or any of the disclosures contained in the GFC Disclosure Memorandum causes the Board of Directors of Regions to determine, in its reasonable good faith judgment, that a fact or circumstance of which Regions is not aware as of the date of this Agreement exists which materially and adversely impacts the economic benefit to Regions of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section
10.2 and Article Eleven and Section 8.5(b) of this Agreement shall survive any such termination, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. Each of the Support Agreements shall be governed by its own terms as to its termination.

     10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles Two, Three, Four, and Eleven and Sections 8.9, and 8.11 of this Agreement.

                                 ARTICLE ELEVEN

                                 MISCELLANEOUS

     11.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

          "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

          "Affiliate" of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person, (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person, or
     (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          "Agreement" shall mean this Agreement and Plan of Merger, including each of the Support Agreements and the other Exhibits delivered pursuant hereto and incorporated herein by reference.

          "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "Business Combination" shall mean an acquisition of, merger or combination with, share exchange involving any class of voting stock of, sale of more than fifty percent (50%) of the consolidated assets by, or other business combination involving, or tender offer for or sale or issuance of any equity securities involving an acquisition by a third-party of more than fifty percent (50%) of the voting stock of, GFC, other than the formation of a newly organized holding company for GFC in which the shares of GFC Common Stock are exchanged for shares of the holding company on a basis that does not cause the respective beneficial interests of each stockholder to change or transactions with a Regions Company.

          "Closing" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

          "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

          "Default" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit.

          "DGCL" shall mean the Delaware General Corporation Law.

          "Effective Time" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

          "Environmental Laws" shall mean all Laws which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Plan" shall have the meaning provided in Section 5.13 of this Agreement.

          "Exchange Agent" shall have the meaning provided in Section 4.1 of this Agreement.

          "Exchange Ratio" shall have the meaning provided in Section 3.1(c) of this Agreement.

          "Exhibits" 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "FDIC" shall mean the Federal Deposit Insurance Corporation.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "GFC Benefit Plans" shall have the meaning set forth in Section 5.13 of this Agreement.

          "GFC Common Stock" shall mean the no par value common stock of GFC.

          "GFC Companies" shall mean, collectively, GFC and all GFC
     Subsidiaries.

          "GFC Disclosure Memorandum" shall mean the written information entitled "GFC Disclosure Memorandum" delivered by the 14th day following execution of this Agreement to Regions describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

          "GFC Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of GFC as of June 30, 1997, and as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1997, and for each of the three fiscal years ended December 31, 1996, 1995, and 1994, included in the GFC Disclosure Memorandum, and (ii) the consolidated balance sheets of GFC (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to June 30, 1997.

          "GFC Subsidiaries" shall mean the Subsidiaries of GFC, which shall include the GFC Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of GFC in the future and owned by GFC at the Effective Time.

          "Hazardous Material" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sec. 9601 et seq., or any similar federal, state, or local Law.

          "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Knowledge" as used with respect to a Person shall mean the knowledge after due inquiry of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior or executive vice president of such Person.

          "Law" shall mean any code, law, ordinance, regulation, reporting, or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including, without limitation, those promulgated, interpreted, or enforced by any of the Regulatory Authorities.

          "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including, without limitation, costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institutions, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "Loan Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, or (d) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

          "Merger" shall mean the merger of GFC with and into Regions referred to in Section 1.1 of this Agreement.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "Nasdaq/NMS" shall mean the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System.

          "1933 Act" shall mean the Securities Act of 1933, as amended.

          "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "Participation Facility" shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

          "Party" shall mean either GFC or Regions and "Parties" shall mean both GFC and Regions.

          "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "Proxy Statement" shall mean the proxy statement used by GFC to solicit the approval of its stockholders of the transactions contemplated by this Agreement and shall include the prospectus of Regions relating to the shares of Regions Common Stock to be issued to the stockholders of GFC.

          "Regions Common Stock" shall mean the $.625 par value common stock of Regions.

          "Regions Companies" shall mean, collectively, Regions and all Regions Subsidiaries.

          "Regions Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Regions as of June 30, 1997, and the restated consolidated statements of condition (including related notes and schedules, if any) of Regions as of December 31, 1996 and 1995, the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended June 30, 1997 and the related restated statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1996, 1995, and 1994, as filed by Regions in SEC Documents and reflecting the acquisition of First National Bancorp accounted for as a pooling of interests and (ii) the consolidated statements of condition of Regions (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1997.

          "Regions Subsidiaries" shall mean the Subsidiaries of Regions.

          "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by Regions under the 1933 Act in connection with the transactions contemplated by this Agreement.

          "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision, the Office of the Comptroller of the Currency, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

          "SCBCA" shall mean the South Carolina Business Corporation Act.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "Stockholders' Meeting" shall mean the meeting of the stockholders of GFC to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

          "Subsidiary" or collectively "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls fifty percent (50%) or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which fifty percent (50%) or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "Support Agreements" shall mean the various Support Agreements, each in substantially the form of Exhibit 1 to this Agreement.

          "Surviving Corporation" shall mean Regions as the surviving corporation resulting from the Merger.

          "Tax" or "Taxes" shall mean any federal, state, county, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, of any nature whatsoever, including interest, penalties, and additions imposed thereon or with respect thereto.

     11.2 Expenses. (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

     (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     11.3 Brokers and Finders. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby except for the fees payable by GFC to The Carson-Medlin Company. In the event of a claim by any other broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by GFC or Regions, each of GFC and Regions, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to, or shall, confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.9 and 8.11 of this Agreement.

     11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of GFC Common Stock, there shall be made no amendment decreasing the consideration to be received by GFC stockholders without the further approval of such stockholders.

     11.6 Waivers. (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, vice chairman, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by GFC, to waive or extend the time for the compliance or fulfillment by GFC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Regions under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions.

     (b) Prior to or at the Effective Time, GFC, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Regions, to waive or extend the time for the compliance or fulfillment by Regions of any and all of their obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of GFC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of GFC.

     11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this

Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

     11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received:

    GFC:                GREENVILLE FINANCIAL CORPORATION
                        290 South Pleasantburg Drive
                        Greenville, South Carolina 29607
                        Telecopy Number: (864) 235-6636
                        Attention: O. Perry Earle, III
                                   President and Chairman of the Board
    Copy to Counsel:    GIBBES, GALLIVAN, WHITE AND BOYD, P.A.
                        330 East Coffee Street
                        Greenville, South Carolina 29603
                        Telecopy Number: (864) 271-7502
                        Attention: Frank H. Gibbes, III

                        POWELL, GOLDSTEIN, FRAZER & MURPHY
                        Sixteenth Floor
                        191 Peachtree Street, N.E.
                        Atlanta, Georgia 30303
                        Telecopy Number: (404) 572-5958
                        Attention: Walter G. Moeling, IV
    Regions:            Regions Financial Corporation
                        417 North 20th Street
                        Birmingham, Alabama 35203
                        Telecopy Number: (205) 326-7571
                        Attention: Richard D. Horsley
                                   Vice Chairman and Executive Financial Officer
    Copy to Counsel:    Regions Financial Corporation
                        417 North 20th Street
                        Birmingham, Alabama 35203
                        Telecopy Number: (205) 326-7099
                        Attention: Samuel E. Upchurch, Jr.
                                   General Counsel and Corporate Secretary

     11.9 Governing Law. Except to the extent the laws of the State of South Carolina apply to the Merger, this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

     11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                                GREENVILLE FINANCIAL CORPORATION

            By: /s/ FRANK H. GIBBES, III                            By: /s/ O. PERRY EARLE, III
  ------------------------------------------------       ------------------------------------------------
                Frank H. Gibbes, III                                    O. Perry Earle, III
                 Corporate Secretary                            President and Chairman of the Board

[CORPORATE SEAL]

ATTEST:                                                REGIONS FINANCIAL CORPORATION

           By: /s/ SAMUEL E. UPCHURCH, JR.                           By: /s/ WILLIAM E. JORDAN
  ------------------------------------------------       ------------------------------------------------
               Samuel E. Upchurch, Jr.                                   William E. Jordan
                 Corporate Secretary                                    Regional President

[CORPORATE SEAL]

                                                                      APPENDIX B

January   , 1998

Board of Directors
Greenville Financial Corporation
290 South Pleasantburg Drive
Greenville, South Carolina 29607

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of Greenville Financial Corporation ("GFC") under the terms of a certain Agreement and Plan of Merger dated as of September 4, 1997 (the "Agreement"), by and between GFC and Regions Financial Corporation ("Regions") pursuant to which GFC will merge with and into Regions (the "Merger"). Under the terms of the Agreement, each of the outstanding shares of GFC common stock shall be converted into the right to receive 1.2 shares of Regions common stock. The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.

     The Carson Medlin Company is a National Association of Securities Dealers, Inc. (NASD) member investment banking firm which specializes in the securities of southeastern United States financial institutions. As part of our investment banking activities, we are regularly engaged in the valuation of southeastern United States financial institutions and transactions relating to their securities. We regularly publish our research on independent community banks regarding their financial and stock price performance. We are familiar with the commercial banking industry in North Carolina and the Southeast and the major commercial banks operating in that market. We have been retained by GFC in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation.

     In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of GFC and Regions. We have reviewed:
(i) the Agreement; (ii) the annual reports to stockholders of GFC, including audited financial statements, for the five years ended December 31, 1996; (iii) the Proxy Statement of GFC, dated February 3, 1997, prepared for the annual meeting of the stockholders of GFC held on March 12, 1997; (iv) the Uniform Bank Performance Report for Greenville National Bank as of June 30, 1997; (v) the Call Report for Greenville National Bank as of September 30, 1997; (vi) the annual reports to stockholders of Regions, including audited financial statements, for the five years ended December 31, 1996; (vii) the Proxy Statement of Regions dated April 1, 1997 for the annual meeting of the stockholders of Regions held on May 14, 1997; (viii) unaudited interim financial statements of GFC and Regions for the nine months ended September 30, 1997; (ix) the Report of Form 10-Q of Regions, dated September 30, 1997 (x) a preliminary copy of the Proxy Statement/Prospectus prepared in connection with a special meeting of the shareholders of GFC to consider the Merger; and (xi) certain other financial and operating information with respect to the business, operations and prospects of GFC and Regions. We also: (i) held discussions with members of the senior management of GFC and Regions regarding their respective historical and current business operations, financial conditions and future prospects; (ii) reviewed the historical market prices and trading activity for the common stocks of GFC and Regions and compared them with those of certain publicly traded companies which we deemed to be relevant; (iii) compared the results of operations of GFC and Regions with those of certain banking companies which we deemed to be relevant; (iv) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations;
(v) analyzed the pro forma financial impact of the Merger on Regions; and (vi) conducted such other studies, analyses, inquiries and examinations as we deemed appropriate.

     We have relied upon and assumed, without independent verification, the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of GFC or Regions. The opinion we express herein is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

Board of Directors
Greenville Financial Corporation
January   , 1998
Page 2

     Based upon the foregoing, it is our opinion that the consideration provided for in the Agreement is fair, from a financial point of view, to the stockholders of Greenville Financial Corporation.

Very truly yours,

THE CARSON MEDLIN COMPANY

                                                                      APPENDIX C

                 CODE OF LAWS OF SOUTH CAROLINA 1976 ANNOTATED
             TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS
                         CHAPTER 13. DISSENTERS' RIGHTS
           ARTICLE 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SEC. 33-13-101.  DEFINITIONS.

     In this chapter:

          (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

          (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

          (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

          (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

          (7) "Shareholder" means the record shareholder or the beneficial shareholder.

SEC. 33-13-102.  RIGHT TO DISSENT.

     A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

          (1) consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

          (2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

          (3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

          (4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

             (i) alters or abolishes a preferential right of the shares;

             (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

             (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

             (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

             (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or

          (5) the approval of a control share acquisition under Article 1 of Chapter 2 of Title 35;

          (6) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

SEC. 33-13-103.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters' rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

SEC. 33-13-200.  NOTICE OF DISSENTERS' RIGHTS.

     (a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

     (b) If corporate action creating dissenters' rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 33-13-220.

SEC. 33-13-210.  NOTICE OF INTENT TO DEMAND PAYMENT.

     (a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

SEC. 33-13-220.  DISSENTERS' NOTICE.

     (a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

     (b) The dissenters' notice must be delivered no later than ten days after the corporate action was taken and must:

          (1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;

          (2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

          (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or, if he is a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

          (4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

          (5) be accompanied by a copy of this chapter.

SEC. 33-13-230.  SHAREHOLDERS' PAYMENT DEMAND.

     (a) A shareholder sent a dissenters' notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

SEC. 33-13-240.  SHARE RESTRICTIONS.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SEC. 33-13-250.  PAYMENT.

     (a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

     (b) The payment must be accompanied by:

          (1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) a statement of the corporation's estimate of the fair value of the shares and an explanation of how the fair value was calculated;

          (3) an explanation of how the interest was calculated;

          (4) a statement of the dissenter's right to demand additional payment under Section 33-13-280; and

          (5) a copy of this chapter.

SEC. 33-13-260.  FAILURE TO TAKE ACTION.

     (a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 33-13-220 and repeat the payment demand procedure.

SEC. 33-13-270.  AFTER-ACQUIRED SHARES.

     (a) A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

     (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 33-13-280.

SEC. 33-13-280.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation's offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

          (1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

          (2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

          (3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

     (b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

SEC. 33-13-300.  COURT ACTION.

     (a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SEC. 33-13-310.  COURT COSTS AND COUNSEL FEES.

     (a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

     (b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

          (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

     (d) In a proceeding commenced by dissenters to enforce the liability under
Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the corporation and in favor of the dissenters.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Tenth of the Certificate of Incorporation of the Registrant provides:

          "(a) The corporation shall indemnify its officers, directors, employees, and agents to the full extent permitted by the General Corporation Law of Delaware. (b) No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability
     (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
     Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit."

     Section 145 of the Delaware General Corporation law empowers the Company to indemnify its officers and directors under certain circumstances. The pertinent provisions of that statute read as follows:

        "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        "(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        "(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        "(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
     (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

        "(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        "(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        "(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

        "(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        "(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

        "(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        "(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     The Company has purchased a directors' and officers' liability insurance contract which provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer. Major exclusions from coverage include libel, slander, personal profit based on inside information, illegal payments, dishonesty, accounting of securities profits in violation of Section 16(b) of the Securities Exchange Act of 1934 and acts within the scope of the Pension Reform Act of 1974.


ITEM 21.  EXHIBITS.


EXHIBIT
NUMBER                               DESCRIPTION
------         ----------------------------------------------------------------
  2.1   --     Agreement and Plan of Merger, dated as of May 29, 1997, by and between Greenville Financial Corporation and Regions Financial
               Corporation -- included as Appendix A to the Proxy
               Statement/Prospectus.
  4.1   --     Certificate of Incorporation of Regions Financial Corporation --
               incorporated by reference from S-4 Registration Statement of
               Regions Financial Corporation, file no. 333-37361
  4.2   --     By-laws of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of Regions Financial
               Corporation, file no. 333-37361.
  5.    --     Opinion re: legality.
  8.    --     Opinion re: tax matters.
 23.1   --     Consent of Ernst & Young LLP.
 23.2   --     Consent of Elliott Davis & Co.
 23.3   --     Consent of Lange, Simpson, Robinson & Somerville LLP -- included in Exhibit 5.
 23.4   --     Consent of Alston & Bird LLP -- included in Exhibit 8.
 23.5   --     Consent of The Carson Medlin Company
 24.    --     Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the registration statement.
 99.    --     Form of Proxy.

ITEM 22.  UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     C.(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     D. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     E. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on this the 19th day of December, 1997.


                                          REGISTRANT:

                                          REGIONS FINANCIAL CORPORATION

                                               /s/ Richard D. Horsley
                                          BY: --------------------------------
                                                   Richard D. Horsley
                                               Vice Chairman of the Board and
                                                Executive Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.



      SIGNATURE                        TITLE                     DATE

-------------------------- ------------------------------     ------------

* J. Stanley Mackin
--------------------------  Chairman of the Board and         December 19, 1997
J. Stanley Mackin           Chief Executive Officer and
                                   Director
* Richard D. Horsley
--------------------------  Vice Chairman of the Board and    December 19, 1997
Richard D. Horsley          Executive Financial Officer
                                   and Director
* Robert P. Houston
--------------------------  Executive Vice President and      December 19, 1997
Robert P. Houston           Comptroller

* Sheila S. Blair
--------------------------         Director                   December 19, 1997
Sheila S. Blair

--------------------------    Director
William B. Boles, Sr.

* James B. Boone, Jr.
--------------------------    Director                        December 19, 1997
James B. Boone, Jr.

* Albert P. Brewer
--------------------------    Director                        December 19, 1997
Albert P. Brewer

* James S.M. French
--------------------------    Director                        December 19, 1997
James S.M. French

* Carl E. Jones, Jr.
--------------------------    President and Chief Operating   December 19, 1997
Carl E. Jones, Jr.            Officer and Director

* Olin B. King
--------------------------    Director                        December 19, 1997
Olin B. King

* Henry E. Simpson
--------------------------    Director                        December 19, 1997
Henry E. Simpson


--------------------------    Director
Lee J. Styslinger, Jr.

* Robert J. Williams
--------------------------    Director                        December 19, 1997
Robert J. Williams


* By  /s/ Richard D. Horsley as attorney-in-fact              December 19, 1997
          pursuant to a power of attorney.

                               INDEX TO EXHIBITS




EXHIBIT
NUMBER                                    DESCRIPTION
------         ----------------------------------------------------------------

  2.1   --     Agreement and Plan of Merger, dated as of May 29, 1997, by and between Greenville Financial Corporation and Regions Financial
               Corporation -- included as Appendix A to the Proxy
               Statement/Prospectus.
  4.1   --     Certificate of Incorporation of Regions Financial Corporation --
               incorporated by reference from S-4 Registration Statement of
               Regions Financial Corporation, file no. 333-37361
  4.2   --     By-laws of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of Regions Financial
               Corporation, file no. 333-37361.
  5.    --     Opinion re: legality.
  8.    --     Opinion re: tax matters.
 23.1   --     Consent of Ernst & Young LLP.
 23.2   --     Consent of Elliott Davis & Co.
 23.3   --     Consent of Lange, Simpson, Robinson & Somerville LLP -- included in Exhibit 5.
 23.4   --     Consent of Alston & Bird LLP -- included in Exhibit 8.
 23.5   --     Consent of The Carson Medlin Company.
 24.    --     Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the registration statement.
 99.    --     Form of Proxy.